UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Unum Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, MAY 24, 2012

2211 CONGRESS STREET, PORTLAND, MAINE

April 12, 2012

Dear Fellow Shareholder:

On behalf of the Board of Directors and all of the employees of Unum, it is my pleasure to invite you to our 2012 Annual Meeting of Shareholders on Thursday, May 24, 2012. This year’s meeting will be held at 10:00 a.m. Eastern Time at our corporate offices located at 2211 Congress Street in Portland, Maine.

At this year’s meeting, you will be asked to elect four directors for terms expiring in 2015, cast an advisory vote to approve executive compensation, approve our Stock Incentive Plan of 2012, and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012. Shareholders will also consider any other business that may properly come before the meeting.

Each of the scheduled voting items is described in the accompanying proxy statement. The Board of Directors recommends that you vote in favor of each voting item.

For more information on attending the meeting, voting eligibility and how to cast a vote on these items, please review the sections of the accompanying proxy statement entitled “About this Proxy Statement” and “About the Annual Meeting” that begin on pages 11 and 133, respectively.

Your vote is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible.

Thank you for your support of Unum. We look forward to seeing you at the meeting.

Sincerely,

Thomas R. Watjen
President and Chief Executive Officer

Unum Group	3

4	Unum Group

April 12, 2012

Notice of 2012 Annual Meeting of Shareholders

Time and Date	10:00 a.m. Eastern Time on Thursday, May 24, 2012
Place	Unum Group 2211 Congress Street Portland, Maine 04122
Webcast

An audio webcast of the Annual Meeting will be available on our website at www.unum.com in the Investors area beginning at 10:00 a.m. Eastern Time on May 24, 2012. The webcast will be archived on the website through June 7, 2012. Information on the website, other than the Proxy Statement and form of proxy, is not a part of our proxy soliciting material.

Items of Business

•      To elect four members of the Board of Directors, each for a three-year term expiring in 2015;

•      To conduct an advisory vote to approve executive compensation;

•      To vote on approval of our Stock Incentive Plan of 2012;

•      To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

•      To transact other business that may properly come before the meeting.

Record Date	You may vote at the Annual Meeting, and at any adjournment or postponement thereof, if you were a shareholder of record at the close of business on March 26, 2012.
Proxy Voting

Your vote is important. Please vote as soon as possible. You may vote by proxy over the Internet or by phone, or if you received paper copies of the proxy materials, you may also vote by following the instructions on the proxy card or voting instruction card.

Annual Report to Shareholders

Our 2011 Annual Report to Shareholders, which includes audited financial statements for the fiscal year ended December 31, 2011, and the accompanying Proxy Statement, are first being mailed and made available electronically to shareholders on or about April 12, 2012.

Susan N. Roth

Vice President, Transactions, SEC and Corporate Secretary

Unum Group	5

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Unum Group	7

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2012 Proxy Statement	Proxy Summary

Proxy Summary

This summary highlights information contained in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Voting Items and Recommendations

Item No.	Voting Item	Board Vote Recommendation	Page Reference (for more detail)

1	Election of four directors for terms expiring in 2015	FOR EACH NOMINEE	13

2	Advisory vote to approve executive compensation	FOR	13

3	Vote on approval of the Stock Incentive Plan of 2012	FOR	14

4	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2012	FOR	25

Director Nominees for Terms Expiring in 2015

Name	Age	Director Since	Occupation	Independent	Committee Memberships
Pamela H. Godwin	63	2004	President, Change Partners, Inc.	Yes	FC – Member GC – Member

Thomas Kinser	68	2004	Former President and CEO, BlueCross BlueShield of Tennessee	Yes	AC – Member HCC – Member

A.S. (Pat) MacMillan, Jr.	68	1995	CEO, Triaxia Partners, Inc.	Yes	HCC – Chair RCC – Member

Edward J. Muhl	67	2005	Former National Leader of the Insurance Regulatory Advisory Practice, PriceWaterhouseCoopers	Yes	HCC – Member RCC – Member

AC Audit Committee FC Finance Committee	GC Governance Committee HCC Human Capital Committee	RCC Regulatory Compliance Committee

Unum Group	9

Proxy Summary	2012 Proxy Statement

Advisory Vote to Approve Executive Compensation

Our Board of Directors unanimously recommends that shareholders vote to approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this Proxy Statement. We believe our compensation programs and practices carry out our philosophy of aligning pay with performance and attracting and retaining top talent. A substantial percentage of the total compensation of our named executive officers is “at risk” as it is contingent on the achievement of individual performance objectives and corporate performance targets that the Human Capital Committee and Board of Directors believe promote the creation of shareholder value and position the company for long-term success. Our discussion of executive compensation begins on page 55.

Stock Incentive Plan of 2012

We are seeking shareholder approval of our Stock Incentive Plan of 2012. Though substantially similar to our current Stock Incentive Plan of 2007, as amended, which was approved by shareholders at our 2007 Annual Meeting, the 2012 plan has been updated to include certain terms (such as “double-trigger” vesting in respect of change in control events) we believe are more representative of current compensation practices in our industry. If the 2012 plan is approved by shareholders:

•

We may continue to elect to deduct all performance-based compensation paid to certain senior executives, in accordance with Section 162(m) of the Internal Revenue Code, which requires that shareholders approve the material terms of the performance goals under which performance-based compensation is to be paid at least every five years;

•	New awards pursuant to our existing long-term incentive program will be made under the 2012 plan, and will no longer be made under the 2007 plan; and

•	We will continue to use our long-term incentive plan to attract, retain and motivate officers, employees, directors and/or consultants, which provides incentives directly linked to shareholder value.

A description of the 2012 plan, including a summary of material differences from the 2007 plan, begins on page 14.

Independent Registered Public Accounting Firm

We ask that our shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012. A summary of Ernst & Young’s fees for services provided in 2011 and 2010 is below. Additional information concerning our independent registered public accounting firm begins on page 49.

	Year Ended December 31,
Types of Fees	2011	2010
Audit Fees	$7,608,443	$7,151,455
Audit-Related Fees	618,579	405,450
Tax Fees	96,662	32,695
All Other Fees	–	119,006
Total	$8,323,684	$7,708,606

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2012 Proxy Statement	About this Proxy Statement

About this Proxy Statement

You are receiving these materials in connection with the solicitation of proxies on behalf of the Board of Directors of Unum Group (referred to as “we”, “Unum” or “the company”) to be voted at the Annual Meeting of Shareholders on Thursday, May 24, 2012, and at any adjournment or postponement of the Annual Meeting. The materials are being furnished by Internet or e-mail, or by mail if you have requested this method or it is required. This Proxy Statement and the accompanying proxy materials are first being mailed and made available electronically to shareholders on or about April 12, 2012.

The Annual Meeting will take place at 10:00 a.m. Eastern Time on May 24, 2012, at our corporate offices at 2211 Congress Street, Portland, Maine 04122.

What is included in the company’s proxy materials?

Our proxy materials include this Proxy Statement and our 2011 Annual Report to Shareholders, which includes audited consolidated financial statements for the fiscal year ended December 31, 2011. If you received a printed version of these materials by mail you also received a proxy card or voting instruction card for the meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

As a convenience to our shareholders and to help save both costs and the environment, this year we are pleased to again be furnishing proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a printed set of materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may also request to receive a printed set of these materials by mail. The notice will also serve as an admission ticket for the Annual Meeting.

How can I get electronic access to the proxy materials?

Instructions on how to access electronic materials are included in the Notice of Internet Availability of Proxy Materials and in the proxy card or voting instruction card. These provide information on how to:

•	View our proxy materials for the Annual Meeting over the Internet; and

•	Request that future proxy materials be sent to you by e-mail.

Our proxy materials are available on our website at www.unum.com in the Investors area under Proxy Materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions detailing where those materials are available and how to vote by proxy. Your decision to receive proxy materials by e-mail will remain in effect until you change it.

How can I communicate with the company or obtain copies of corporate documents and SEC filings?

Shareholders may communicate with us or obtain copies of corporate documents, committee charters and SEC filings by contacting the Office of the Corporate Secretary as described below. In addition, SEC

Unum Group	11

About this Proxy Statement	2012 Proxy Statement

filings, corporate governance information and other documents are available on our website at www.unum.com in the Investors area.

How can I contact the Office of the Corporate Secretary?

Shareholders may contact the Office of the Corporate Secretary by calling toll-free 800-718-8824 or by writing to the following address:

Office of the Corporate Secretary

Unum Group

1 Fountain Square

Chattanooga, Tennessee 37402

Where are the company’s principal offices?

Our principal executive offices are at 1 Fountain Square, Chattanooga, Tennessee 37402. Our main telephone number is 423-294-1011.

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2012 Proxy Statement	Items to be Acted On at the Meeting

Items to be Acted On at the Meeting

Election of Directors

(Item 1 on the Proxy Card)

Our Board of Directors currently has 11 members and is divided into three classes, each comprised of an approximately equal number of directors. Each year, shareholders elect a class of directors to serve for three-year terms. At this Annual Meeting, we have nominated four persons to serve as directors until the Annual Meeting to be held in 2015.

The Board of Directors recommends the election of Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr. and Edward J. Muhl, each to hold office for a term of three years expiring at the Annual Meeting of Shareholders to be held in 2015, and until his or her successor is duly elected and qualified or until his or her earlier resignation, retirement or removal. Each nominee is currently serving as a member of our Board of Directors. Information concerning these candidates is provided under the section titled “Nominees for Election as Directors with Terms Expiring in 2015” beginning on page 27.

We have no reason to believe that any nominee would be unable to serve if elected. However, if for any reason a nominee were to become unable to serve at or before the Annual Meeting, the Board of Directors could either reduce the number of directors or nominate someone else to stand for election. The persons we have designated as proxy holders could use their discretion to vote for any such substitute nominee.

For any nominee to be elected, he or she must receive a majority of the votes cast at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR: PAMELA H. GODWIN, THOMAS KINSER, A.S. (PAT) MACMILLAN, JR. AND EDWARD J. MUHL.

At next year’s Annual Meeting, the company expects to seek shareholder approval of amendments to its certificate of incorporation to provide for the annual election of all directors, beginning at the 2016 Annual Meeting. If the amendments are approved, the declassification of the Board would be phased in so that all directors elected by shareholders at or after the 2014 Annual Meeting would be elected for terms that would end at the following year’s Annual Meeting.

Advisory Vote to Approve Executive Compensation

(Item 2 on the Proxy Card)

Our Board of Directors has decided to hold a shareholder advisory vote with respect to the compensation of our named executive officers every year. The following resolution asks that you approve the compensation of our named executive officers as described in this Proxy Statement:

Unum Group	13

Items to be Acted On at the Meeting	2012 Proxy Statement

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the company’s proxy statement for the 2012 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

Advisory approval of the compensation of our named executive officers as described in this Proxy Statement requires the affirmative vote of a majority of the votes entitled to be cast by shareholders represented and entitled to vote at the Annual Meeting.

Although this vote will not be binding, the Human Capital Committee will carefully consider the outcome in connection with its ongoing evaluation of the company’s compensation program for named executive officers and when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION, AS PROVIDED IN THE RESOLUTION ABOVE.

Vote on Approval of the Unum Group Stock Incentive Plan of 2012

(Item 3 on the Proxy Card)

We ask that our shareholders vote to approve the Unum Group Stock Incentive Plan of 2012 (the “2012 Plan”). The 2012 Plan was adopted by the Human Capital Committee of the Board of Directors on February 21, 2012, subject to such approval. If approved by shareholders at the Annual Meeting, the 2012 Plan will become effective on that date (the “Effective Date”).

Our existing Stock Incentive Plan of 2007, as amended (the “2007 Plan”), was approved by shareholders at our 2007 Annual Meeting. Though substantially similar to the 2007 Plan, the 2012 Plan has been updated to include certain terms (such as “double-trigger” vesting in respect of change in control events) we believe are more representative of current compensation practices in our industry. If the 2012 Plan is approved by shareholders:

•

We may continue to elect to deduct all performance-based compensation paid to certain senior executives, in accordance with Section 162(m) of the Internal Revenue Code (the “Code”), which requires that shareholders approve the material terms of the performance goals under which performance-based compensation is to be paid at least every five years;

•	New awards pursuant to our existing long-term incentive program will be made under the 2012 Plan, and will no longer be made under the 2007 Plan; and

•	We will continue to use our long-term incentive plan to attract, retain and motivate officers, employees, directors and/or consultants, which provides incentives directly linked to shareholder value.

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable

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2012 Proxy Statement	Items to be Acted On at the Meeting

requirements for a performance-based compensation exception. To qualify as performance-based compensation under Section 162(m) of the Code, the compensation must (among other requirements) be subject to attainment of performance goals that have been disclosed to shareholders and approved by a majority shareholder vote. We are asking shareholders at the 2012 Annual Meeting to approve the material terms of the performance goals under the 2012 Plan so that the company may make awards that qualify as performance-based compensation under Section 162(m) of the Code, and thus, would be tax-deductible. For purposes of Section 162(m) of the Code, the material terms of the performance goals requiring shareholder approval include the following:

•	the employees eligible to receive awards under the 2012 Plan;

•	the business criteria used as the basis for the performance goals; and

•	the limits on the maximum amount of compensation payable to any employee in a given time period.

By approving the 2012 Plan, shareholders will be approving, among other things, the eligibility requirements, performance goals and limits on various stock awards contained therein for purposes of Section 162(m) of the Code.

If the 2012 Plan is approved by our shareholders, no new awards may be granted under the 2007 Plan. However, awards previously granted and outstanding under the 2007 Plan will remain in full force and effect under the 2007 Plan according to their terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, shares of our common stock subject to such award that are not delivered as a result will not be available for awards under the 2012 Plan. Dividend equivalents, however, may continue to be issued under the 2007 Plan in respect of awards granted under the 2007 Plan which are outstanding as of the Effective Date.

As of March 15, 2012, the shares to be issued upon the exercise or the settlement of outstanding awards under our existing equity compensation plans were as follows:

•	1,738,844 shares underlying outstanding options, with a weighted average exercise price of $20.71 and a weighted average remaining contractual term of 5.4 years; and

•	1,762,647 outstanding full-value awards (consisting of 1,619,994 restricted stock units and 142,653 deferred share rights).

Similar to the 2007 Plan, the purpose of the 2012 Plan is to allow us to attract, retain and motivate officers, employees, directors and/or consultants and to provide us and our subsidiaries and affiliates with a long-term incentive plan providing incentives directly linked to shareholder value.

A summary of the 2012 Plan, and a summary of the material differences between the terms and conditions of the 2012 Plan and the terms and conditions of the 2007 Plan, are set forth below. The summary of the 2012 Plan is qualified in its entirety by the full text of the 2012 Plan, which is included in this Proxy Statement as Appendix A.

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Items to be Acted On at the Meeting	2012 Proxy Statement

Summary of Material Differences Between the 2012 Plan and the 2007 Plan

Consequences of Change in Control. The 2007 Plan provides that all awards granted and outstanding thereunder vest in full and are no longer subject to forfeiture upon a change in control of the company. Awards granted and outstanding under the 2012 Plan, however, vest upon a change in control only if equivalent replacement awards are not substituted for such awards at the time of the change in control. If equivalent replacement awards are substituted for the awards granted and outstanding under the 2012 Plan at the time of a change in control of the company, such awards vest upon a termination of employment by reason of death, disability or retirement or without cause or a resignation for “good reason” in each case within two years after such change in control (i.e., the awards “double-trigger” vest).

Individual Limitations On Awards. The 2007 Plan provides that, during any calendar year, the total number of shares that may be granted pursuant to awards to any one participant cannot exceed 1,000,000 and the maximum number of shares that may be granted pursuant to incentive stock options is 1,000,000. In response to recent guidance issued by the Internal Revenue Service under Section 162(m) of the Code, the 2012 Plan provides that no participant may be granted, in each case during any calendar year, performance-based awards intended to qualify under Section 162(m) of the Code (other than stock options and stock appreciation rights) covering in excess of 1,200,000 shares or stock options and stock appreciation rights covering in excess of 800,000 shares.

Types of Awards. The 2007 Plan permitted the grant of dividend equivalent awards with respect to all awards, including nonqualified stock options and stock appreciation rights, and did not prohibit payment of dividend equivalents in respect of unvested performance-based awards. The 2012 Plan eliminates the authorization for dividend equivalents in respect of nonqualified stock options and stock appreciation rights, and payment of dividend equivalents in respect of unvested performance-based awards is prohibited under the 2012 Plan.

Summary of the 2012 Plan

General. Awards granted under the 2012 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The 2012 Plan provides that awards may be made under the 2012 Plan for ten years.

Administration. Under the terms of the 2012 Plan, the 2012 Plan will be administered by the Human Capital Committee of our Board, or by such other committee or subcommittee as may be appointed by our Board, and which consists entirely of two or more “outside directors” within the meaning of Section 162(m) of the Code and who are “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and which will be referred to in this summary as the “committee.” Unless and until the Board appoints any other committee or subcommittee, the 2012 Plan will be administered by the Human Capital Committee. Under the terms of the 2012 Plan, the committee can make rules and regulations and establish such procedures for the administration of the 2012 Plan as it deems appropriate. Any determination made by the committee under the 2012 Plan will be made in the sole discretion of the committee and such determinations will be final and binding on all persons.

Shares Available. The 2012 Plan provides that the aggregate number of shares of our common stock that may be subject to awards under the 2012 Plan cannot exceed 20,000,000 subject to adjustment in certain circumstances to prevent dilution or enlargement. No participant may be granted, during any

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2012 Proxy Statement	Items to be Acted On at the Meeting

calendar year, performance-based awards intended to qualify under Section 162(m) of the Code (other than stock options and stock appreciation rights) covering in excess of 1,200,000 shares or stock options and stock appreciation rights covering in excess of 800,000 shares. The maximum number of shares that may be granted pursuant to incentive stock options is 1,000,000. For purposes of the limits set forth above, each full-value award (i.e., each award other than a stock option or stock appreciation right) shall be counted as 1.76 shares.

As described above, if the 2012 Plan is approved by our shareholders, no new awards may be granted under the 2007 Plan. However, awards previously granted and outstanding under the 2007 Plan will remain in full force and effect under the 2007 Plan according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, shares of our common stock subject to such award that are not delivered as a result will not be available for awards under the 2012 Plan. Dividend equivalents, however, may continue to be issued under the 2007 Plan in respect of awards granted under the 2007 Plan which are outstanding as of the Effective Date.

Shares underlying awards that expire or are forfeited or terminated without being exercised or settled for cash will again be available for the grant of additional awards within the limits provided by the 2012 Plan. Shares withheld by or delivered to us to satisfy the exercise price of options or tax withholding obligations with respect to any award granted under the 2012 Plan will nonetheless be deemed to have been issued under the 2012 Plan.

Eligibility. The 2012 Plan provides for awards to the directors, officers, employees and consultants of the company and its subsidiaries and affiliates and prospective employees and consultants who have accepted offers of employment or consultancy from the company or its subsidiaries or affiliates, except that incentive stock options may be granted only to employees of the company and its subsidiaries. As of the date of this Proxy Statement, there were approximately 550 directors, officers and employees eligible to participate in the 2012 Plan. Our current executive officers named in the Summary Compensation Table under the caption “Compensation Discussion and Analysis” herein and each of our directors are among the individuals eligible to receive awards under the 2012 Plan.

Stock Options. Subject to the terms and provisions of the 2012 Plan, options to purchase shares of our common stock may be granted to eligible individuals at any time and from time to time as determined by the committee. Options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under Federal tax law, or as non-qualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the 2012 Plan, the committee determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies the option exercise price, whether the options are intended to be incentive stock options or non-qualified stock options, the duration of the options, the number of shares to which the options pertain and such additional limitations, terms and conditions as the committee may determine, but the 2012 Plan provides that, except as otherwise determined by the committee, in no event will the normal vesting schedule of an option provide that the option will vest before the first anniversary of the date of grant.

The committee determines the exercise price for each option granted, except that the option exercise price may not be less than 100 percent of the fair market value of a share of our common stock on the date of grant. As of March 15, 2012, the fair market value (as that term is defined under the 2012 Plan) of a share of our common stock was $24.64. All options granted under the 2012 Plan will expire no later

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Items to be Acted On at the Meeting	2012 Proxy Statement

than ten years from the date of grant. The method of exercising an option granted under the 2012 Plan is set forth in the 2012 Plan as are the general provisions regarding the exercisability of incentive stock options and nonqualified stock options following certain terminations of employment. Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by the committee. The granting of an option does not accord the recipient the rights of a shareholder, and such rights accrue only after the exercise of an option and the registration of shares of our common stock in the recipient’s name.

Stock Appreciation Rights. The committee in its discretion may grant stock appreciation rights under the 2012 Plan. Stock appreciation rights may be “tandem SARs,” which are granted in conjunction with an option, or “free-standing SARs,” which are not granted in conjunction with an option. A stock appreciation right entitles the holder to receive from us upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares of our common stock to which such stock appreciation right pertains over the aggregate exercise price for the underlying shares. The exercise price of a Free-Standing SAR shall not be less than 100% of the fair market value of a share of our common stock on the date of grant.

A tandem SAR may be granted at the grant date of the related option. A tandem SAR will be exercisable only at such time or times and to the extent that the related option is exercisable and will have the same exercise price as the related option. A tandem SAR will terminate or be forfeited upon the exercise or forfeiture of the related option, and the related option will terminate or be forfeited upon the exercise or forfeiture of the tandem SAR.

Each SAR will be evidenced by an award agreement that specifies the base price, the number of shares to which the stock appreciation right pertains and such additional limitations, terms and conditions as the committee may determine, but the 2012 Plan provides that, except as otherwise determined by the committee, in no event will the normal vesting schedule of a SAR provide that the right will vest before the first anniversary of the date of grant. We may make payment of the amount to which the participant exercising stock appreciation rights is entitled by delivering shares of our common stock, cash or a combination of stock and cash as set forth in the award agreement relating to the stock appreciation rights. The method of exercising a stock appreciation right granted under the 2012 Plan is set forth in the 2012 Plan as are the general provisions regarding the exercisability of SARs following terminations of employment. Stock appreciation rights are not transferable except by will or the laws of descent and distribution or, with respect to stock appreciation rights that are not granted in “tandem” with an option, as expressly permitted by the committee. Each stock appreciation right will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms and conditions as the committee may determine.

Restricted Stock. The 2012 Plan provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability as set forth in the 2012 Plan and as may be otherwise determined by the committee. Except for these restrictions and any others imposed by the committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock. During the restriction period set by the committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock. Subject to the terms of the 2012 Plan and award agreements covering the shares, any award of restricted stock will be subject to vesting during a restriction period of at least three years following the date of grant, except that a restriction period of at least one year is permissible if vesting is conditioned

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upon the achievement of performance goals established by the committee. Subject to the terms of the 2012 Plan and award agreements covering the shares, an award of restricted stock may vest in part on a pro rata basis prior to the expiration of any restriction period, and up to five percent of shares available for grant as restricted stock (together with all other shares available for grant as full-value awards under the 2012 Plan) may be granted without regard to the restriction period, and the committee may accelerate the vesting and lapse of any restrictions with respect to any such restricted stock award.

Restricted Stock Units. The 2012 Plan authorizes the committee to grant restricted stock units and deferred share rights. Restricted stock units and deferred share rights are not shares of our common stock and do not entitle the recipients to the rights of a shareholder. Restricted stock units granted under the 2012 Plan may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the 2012 Plan prior to their vesting. Restricted stock units will be settled in cash or shares of our common stock, in an amount based on the fair market value of our common stock on the settlement date.

Subject to the terms of the 2012 Plan and the applicable award agreement, any award of restricted stock units will be subject to vesting during a restriction period of at least three years following the date of grant, except that a restriction period of at least one year is permissible if vesting is conditioned upon the achievement of certain performance goals established by the committee. In addition, subject to the terms of the 2012 Plan and the applicable award agreement, an award of restricted stock units may vest in part on a pro rata basis prior to the expiration of any restriction period, and up to five percent of shares available for grant subject to restricted stock units under the 2012 Plan (together with all other shares available for grant as full-value awards) may be granted without regard to the restriction period, and the Committee may accelerate the vesting and lapse of any restrictions with respect to any such restricted stock units.

Performance Units. The 2012 Plan provides for the award of performance units that are valued by reference to a designated amount of cash or other property other than shares of our common stock. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by the committee in granting the performance unit and may be paid in cash, shares of our common stock, other property or a combination thereof. The performance period for a performance unit must be at least one year. The maximum value of the property that may be paid to a participant pursuant to a performance unit in any year is $5,000,000.

Other Stock-Based Awards. The 2012 Plan also provides for the award of shares of our common stock and other awards that are valued by reference to our common stock, including unrestricted stock, dividend equivalents and convertible debentures. Awards of unrestricted stock may be granted only in lieu of compensation that would otherwise be payable to the participant. Subject to the terms of the 2012 Plan and award agreements covering the shares, any other stock-based award that is a full-value award will be subject to vesting during a restriction period of at least three years following the date of grant, except that a restriction period of at least one year is permissible if vesting is conditioned upon the achievement of certain performance goals established by the committee. In addition, subject to the terms of the 2012 Plan and award agreements covering the shares, another stock-based award that is a full-value award may vest in part on a pro rata basis prior to the expiration of any restriction period, and up to five percent of shares available for grant as other stock-based awards that are full-value awards under the 2012 Plan (together with all other shares available for grant as full-value awards) may be granted without regard to the restriction period, and the committee may accelerate the vesting and lapse of any restrictions with respect to any such other stock-based award.

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Items to be Acted On at the Meeting	2012 Proxy Statement

Performance Goals. The 2012 Plan provides that performance goals may be established by the committee in connection with the grant of restricted stock, restricted stock units, performance units or other stock-based awards. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code: (i) such goals will be based on the attainment of specified levels of one or more of the following measures: overall or selected premium or sales growth, expense efficiency ratios (ratio of expenses to premium income), market share, customer service measures or indices, underwriting efficiency and/or quality, persistency factors, return on net assets, economic value added, shareholder value added, embedded value added, combined ratio, expense ratio, loss ratio, premiums, risk based capital, revenues, revenue growth, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, operating income (including non-pension operating income), pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets or operating assets, economic value added (or an equivalent metric), stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, gross profit, operating profit, cash generation, unit volume, stock price, market share, sales, asset quality, cost saving levels, marketing-spending efficiency, core non-interest income, or change in working capital with respect to the company or any one or more subsidiaries, divisions, business units or business segments of the company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies; and (ii) such performance goals will be set by the committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

Change in Control. Unless provided otherwise in the applicable award agreement:

•

in the event of a “change in control” of the company (as defined in the 2012 Plan), unless equivalent replacement awards are not substituted for awards granted and outstanding under the 2012 Plan at the time of such change in control, such awards vest upon a termination of employment by reason of death, disability or retirement or without cause or a resignation for “good reason” in each case within two years after such change in control (i.e., the awards “double-trigger” vest); and

•

notwithstanding any other provision of the 2012 Plan to the contrary, upon the termination of employment of a participant during the two-year period following a change in control for any reason other than for cause, any option or stock appreciation right held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until (i) in the case of incentive stock options, the last date on which such options would otherwise be exercisable, and (ii) in the case of nonqualified options and stock appreciation rights, the later of (A) the last date on which such option or stock appreciation right would otherwise be exercisable and (B) the earlier of (1) the third anniversary of the change in control and (2) the expiration of the option’s or stock appreciation right’s term.

An award qualifies as a “replacement award” under the 2012 Plan if the following conditions are met in the sole discretion of the committee: (i) it is of the same type as the award being replaced; (ii) it has a value equal to the value of the award being replaced as of the date of the change in control; (iii) if the underlying award being replaced was an equity-based award, it relates to publicly traded equity securities of the company or the entity surviving the company following the change in control; (iv) it contains terms relating to vesting (including with respect to a termination of employment) that are substantially identical

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2012 Proxy Statement	Items to Be Acted On at the Meeting

to those of the award being replaced; and (v) its other terms and conditions are not less favorable to the participant than the terms and conditions of the award being replaced (including the provisions that would apply in the event of a subsequent change in control) as of the date of the change in control.

Termination of Employment. Unless otherwise determined by the committee:

•

upon a participant’s termination of employment for any reason other than death, disability, retirement or cause, any option or SAR held by the applicable participant that was exercisable immediately before the termination of employment may be exercised at any time until the earlier of (A) the 90th day following such termination of employment and (B) expiration of the term of the option or SAR;

•

upon a participant’s termination of employment by reason of the participant’s death, any option or SAR held by the participant will vest and be exercisable at any time until the earlier of (A) the third anniversary of the date of death and (B) the expiration of the term of the option or SAR;

•

upon a participant’s termination of employment by reason of disability, any option or SAR held by the participant will vest and be exercisable at any time until (A) in the case of nonqualified options and SARs, the expiration of the term of the option or SAR, and (B) in the case of incentive options, the earlier of (x) the first anniversary of the date of such termination of employment and (y) the expiration of the term of the option or SAR;

•

upon a participant’s termination of employment for retirement, any option or SAR held by the participant will vest and be exercisable at any time until the earlier of (A) in the case of nonqualified options and SARs, (x) the fifth anniversary of the termination of employment and (y) the expiration of the term of the option or SAR, and (B) in the case of incentive options, (1) the 90th day following such termination of employment and (2) the expiration of the term of the option; and

•	upon a participant’s termination for cause, all options or SARs will be forfeited.

Amendment. Our Board of Directors or the committee may amend, alter or discontinue the 2012 Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the participant with respect to a previously granted award without such participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of our shareholders (a) to the extent such approval is required (1) by applicable law or the listing standards of the applicable stock exchange as in effect as of the date hereof or (2) under applicable law or the listing standards of the applicable stock exchange as may be required after the date hereof, (b) to the extent such amendment would materially increase the benefits accruing to participants under the 2012 Plan, (c) to the extent such amendment would materially increase the number of securities which may be issued under the 2012 Plan or (d) to the extent such amendment would materially modify the requirements for participation in the 2012 Plan.

Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of awards made under the 2012 Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does

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Items to Be Acted On at the Meeting	2012 Proxy Statement

not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2012 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

Stock Appreciation Rights. A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.

Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

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2012 Proxy Statement	Items to Be Acted On at the Meeting

Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Units. A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m) Limitations. As explained above, Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. The 2012 Plan is designed so that options and SARs qualify for this exemption, and it also permits the committee to grant other awards designed to qualify for this exception. However, the committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the company.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2012 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2012 Plan.

New Plan Benefits

Any awards that an individual may receive under the 2012 Plan will be at the discretion of the committee and therefore cannot be determined in advance, with the exception of a grant of restricted stock units with a value of $120,000 which will be paid as an annual retainer to each individual who will serve as a non-employee director after the Annual Meeting. The grant under the 2012 Plan will be contingent on and effective with the approval of the 2012 Plan by shareholders upon the Effective Date. If the 2012 Plan is not approved, the grant to the non-employee directors will be made under the 2007 Plan. The following table shows the awards that we believe would have been received under the 2012 Plan in 2011 had the 2012 Plan been in effect at that time, which are the same as the awards received in 2011 under the 2007 Plan.

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Items to Be Acted On at the Meeting	2012 Proxy Statement

2011 EQUITY AWARDS
Name and Position	Options Granted	Exercise Price of Options per Share	Number of Restricted Stock Units Granted	Dollar Value of Restricted Stock Units Granted	Number of Deferred Share Rights Granted	Dollar Value of Deferred Share Rights Granted

Mr. Watjen, President and Chief Executive Officer	123,682	$26.29	165,552	$4,352,362	-	-

Mr. McKenney, EVP and Chief Financial Officer	26,048	26.29	34,866	916,627	-	-

Mr. McCarthy, EVP and Chief Operating Officer; President and CEO, Unum US
	24,610	26.29	32,942	866,045	-	-

Mr. Best, former EVP, Global Services(1)	16,450	26.29	22,019	578,880	-	-

Mr. Horn, EVP, President and CEO, Colonial Life	11,035	26.29	14,770	388,303	-	-

All executive officers, as a group	-	-	507,406	$10,195,999	-	-

All directors, excluding executive officers, as a group	-	-	50,963	$1,319,942	10,784	$277,229

All employees, excluding executive officers, as a group	-	-	416,643	$10,934,551	-	-

(1)	Mr. Best retired on December 31, 2011.

Approval

Approval of the 2012 Plan requires the affirmative vote of a majority of the votes entitled to be cast by shareholders represented and entitled to vote at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE UNUM GROUP STOCK INCENTIVE PLAN OF 2012.

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2012 Proxy Statement	Items to Be Acted On at the Meeting

Ratification of Appointment of Independent Registered Public Accounting Firm

(Item 4 on the Proxy Card)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm (“independent auditors”) to audit our financial statements for the company’s fiscal year ending December 31, 2012 and is recommending that their appointment be ratified by the shareholders.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by shareholders represented and entitled to vote at the Annual Meeting.

Although ratification is not legally required, the Board wants to bring the appointment of Ernst & Young LLP before our shareholders. In the event this appointment is not ratified, the Audit Committee will reconsider the decision of appointing Ernst & Young LLP.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

Unum Group	25

26	Unum Group

2012 Proxy Statement	About the Board of Directors

About the Board of Directors

Nominees for Election as Directors with Terms Expiring in 2015

Pamela H. Godwin Director since 2004 Age 63	Current term expires in 2012 Member of the Finance Committee Member of the Governance Committee

Ms. Godwin has been President of Change Partners, Inc., a consulting firm specializing in organizational change and growth initiatives, since 2001. From 1999 to 2001, she was President and Chief Operating Officer of the personal lines agency division of GMAC Insurance. Prior to that time, she held a number of executive positions within the financial services industry, including Senior Vice President of customer management for the credit card division of Advanta Corporation, President and Chief Operating Officer of Academy Insurance Group, a unit of Providian Corporation, and Senior Vice President of property/casualty claims at Colonial Penn Group, Inc.

Ms. Godwin brings executive management experience from the insurance industry. Additionally, she has risk-assessment skills from her work as a chartered property/casualty underwriter and experience managing high-risk lines of insurance.

Thomas Kinser Director since 2004 Age 68	Current term expires in 2012 Member of the Audit Committee Member of the Human Capital Committee

Mr. Kinser was President, Chief Executive Officer and a director of BlueCross BlueShield of Tennessee from 1994 to 2003. From 1991 to 1994, he was Executive Vice President and Chief Operating Officer of BlueCross BlueShield Association in Chicago. Prior to that time, he held a number of executive positions with BlueCross BlueShield of Georgia, including President and Chief Executive Officer.

Mr. Kinser brings extensive executive management and board experience from the health insurance business. Additionally, he has a keen understanding of the complex regulatory environment in which we operate.

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About the Board of Directors	2012 Proxy Statement

A.S. (Pat) MacMillan, Jr. Director since 1995 Age 68	Current term expires in 2012 Chair of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. MacMillan has served as the Chief Executive Officer of Triaxia Partners, Inc. (formerly known as Team Resources, Inc.) since 1980. Triaxia’s practice areas include organizational strategy and design, as well as team and leadership development. Specific services include management consulting, management training and organizational audits. He is also a trustee of The Maclellan Foundation, Inc., and a director of MetoKote Corporation. Mr. MacMillan was a director of Guitar Center, Inc. from 2005 to 2007.

Mr. MacMillan brings management and organizational insight from his consulting practice. He has also served on the boards of public and private companies.

Edward J. Muhl Director since 2005 Age 67	Current term expires in 2012 Member of the Human Capital Committee Member of the Regulatory Compliance Committee

Mr. Muhl served as the National Leader of the Insurance Regulatory Advisory Practice of PricewaterhouseCoopers from 2001 until his retirement in June 2005. He was Senior Managing Director of Navigant Consulting, Inc. from 1998 to 2000, which he joined as Executive Vice President in 1997. Prior to that time, Mr. Muhl held important regulatory positions within the insurance industry, including Superintendent of Insurance of the State of New York, Insurance Commissioner of the State of Maryland, and President of the National Association of Insurance Commissioners. He is also a director of Farm Family Insurance Company, and previously served as a director of Syncora Holdings, Ltd. from 2008 to 2009.

Mr. Muhl has 44 years of experience in the insurance industry, including service as a regulator. He has previously served as a director of a publicly traded company and currently serves as a director of a non-publicly traded insurance company.

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2012 Proxy Statement	About the Board of Directors

Continuing Directors with Terms Expiring in 2013 and 2014

E. Michael Caulfield Director since 2007 Age 65	Current term expires in 2013 Chair of the Finance Committee Member of the Audit Committee

Mr. Caulfield served as President of Mercer Human Resource Consulting from September 2005 until September 2006, prior to which he had served as Chief Operating Officer from July 2005. Prior to retiring in 2000 from Prudential Insurance Company as Executive Vice President, Mr. Caulfield held a number of executive positions with Prudential, including Executive Vice President of Financial Management, Chief Executive Officer of Prudential Investments, and President of both Prudential Preferred Financial Services and Prudential Property and Casualty Company. He previously served as a director of our company from August 2004 to July 2005.

Mr. Caulfield has experience in finance, investments, and executive management in both the insurance and broader financial services industry. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

Ronald E. Goldsberry Director since 1999 Age 69	Current term expires in 2013 Chair of the Governance Committee Member of the Finance Committee

Dr. Goldsberry is an independent contractor to clients in the automotive industry. He served as Chairman of OnStation Corporation (formerly known as Carstation.com) from November 1999 until August 2006, and as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. Prior to that time, Dr. Goldsberry served in various capacities with Ford Motor Company, including Global Vice President and General Manager of Global Ford Customer Service Operations, General Manager of the Customer Service Division and General Sales and Marketing Manager for the Parts and Service Division. He was a director of our predecessor company, UNUM Corporation, from 1993 until its merger with Provident Companies, Inc. in 1999.

Dr. Goldsberry has broad business experience which includes marketing, sales, customer service and international operations. He also brings experience from his service on the board and audit committee of another publicly traded company.

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About the Board of Directors	2012 Proxy Statement

Kevin T. Kabat Director since 2008 Age 55	Current term expires in 2013 Member of the Audit Committee Member of the Human Capital Committee

Mr. Kabat is the President and Chief Executive Officer of Fifth Third Bancorp, where he has held those offices since June 2006 and April 2007, respectively. He is also a director of Fifth Third Bancorp and served as its Chairman from June 2008 to May 2010. Previously, Mr. Kabat was Executive Vice President of Fifth Third Bancorp from December 2003 and President and Chief Executive Officer of Fifth Third Bank (Michigan) from April 2001. Prior to joining the Fifth Third Bancorp organization, Mr. Kabat served in a number of management and executive positions with Old Kent Financial Corporation, including as its Vice Chairman and President.

Mr. Kabat brings extensive financial and operating experience as a chief executive officer of a major regional bank, and in other executive positions in the financial services industry. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

Gloria C. Larson Director since 2004 Age 61	Current term expires in 2014 Chair of the Regulatory Compliance Committee Member of the Governance Committee

Ms. Larson has been the President of Bentley University since July 2007. She previously served as co-chairperson of the Government Practices Group of the law firm Foley Hoag LLP and coordinator for its Administrative Practices Group after joining the firm in 1996. Prior to joining Foley Hoag, she served as Secretary of Economic Affairs and as Secretary of Consumer Affairs and Business Regulation for the Commonwealth of Massachusetts, and prior to that as Deputy Director of Consumer Protection for the Federal Trade Commission. Ms. Larson was a director of RSA Security, Inc. from 2001 to 2006 and KeySpan Corporation from 2003 to 2007.

Ms. Larson has executive management experience as president of a major university. In addition, she brings regulatory insight from both service as a regulator and experience advising clients in the course of her practice of law. She also has previous service on both public and private companies’ boards of directors.

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2012 Proxy Statement	About the Board of Directors

Michael J. Passarella Director since 2006 Age 70	Current term expires in 2013 Chair of the Audit Committee Member of the Regulatory Compliance Committee

Mr. Passarella was an audit partner of PricewaterhouseCoopers LLP from 1975 until his retirement in 2002. During that time, he served in a number of leadership positions at the firm, including as managing partner of the firm’s securities industry practice and as its capital markets industry global audit leader. Mr. Passarella served as a director and Chairman of the Audit Committee of Archipelago Holdings, Inc. from August 2004 until its merger in March 2006 with the New York Stock Exchange, Inc. He also served as a director with NYFIX, Inc. from October 2007, including as Chairman of its Audit Committee from April 2008, until its merger with a subsidiary of NYSE Technologies, Inc. in November 2009.

Mr. Passarella brings significant experience as an audit partner of a national accounting firm. He has also served on the boards and chaired the audit committees of two other publicly traded companies. He also qualifies as an “audit committee financial expert” as defined in SEC regulations.

William J. Ryan Director since 2004 Age 68	Current term expires in 2014 Chairman of the Board of Directors

Mr. Ryan became Chairman of the Board of Directors of our company effective October 1, 2011. He was Chairman, President and Chief Executive officer of TD Banknorth Inc., a banking and financial services company, from March 2005 until March 2007, and continued as its Chairman until November 2009. He was Chairman, President and Chief Executive Officer of Banknorth Group Inc. from 2000 until its merger with TD Banknorth Inc. in March 2005, and prior to that served as President and Chief Executive Officer of People’s Heritage Savings Bank. He is currently a director of WellPoint, Inc.

Mr. Ryan has experience as a board chairman and chief executive officer of companies in the banking and financial services industry. He currently serves as a director and the chair of the compensation committee of another publicly traded company.

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About the Board of Directors	2012 Proxy Statement

Thomas R. Watjen Director since 2002 Age 57	Current term expires in 2014 President and Chief Executive Officer

Mr. Watjen has been our President and Chief Executive Officer since March 2003. He served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999. Before joining Unum, Mr. Watjen served as a Managing Director of the insurance practice of the investment banking firm Morgan Stanley & Co. Mr. Watjen is currently a director of SunTrust Banks, Inc.

Mr. Watjen has executive management experience as chief executive officer of our company as well as his prior positions within the financial services industry. He also serves as a director of another publicly traded company in the financial services industry.

How often does the Board meet?

During 2011, the Board of Directors met 15 times. Each incumbent director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during the periods of the director’s service in 2011. The independent directors met seven times in executive session during 2011. William J. Ryan, the Chairman of the Board and lead independent director, presides over the executive sessions of the independent directors.

Directors are expected to attend annual meetings of shareholders. All of the directors attended the Annual Meeting in 2011.

What are the qualifications of the company’s directors?

To provide effective oversight of management and act in the long-term best interests of shareholders, we believe our directors must possess characteristics, attributes and qualities evidencing sound judgment, high ethical conduct, integrity and knowledge or experience in one or more core competencies. We consider knowledge in the following areas to be among the core competencies needed on the Board: finance and accounting, executive management, the insurance industry or financial services industry, risk oversight, marketing, technology, strategic planning, regulatory compliance and public policy. Accountability, independence, commitment and diversity are also important. As indicated in our Corporate Governance Guidelines, we consider diversity to include diversity of viewpoints, gender, ethnicity, age, professional experience and other demographics. In evaluating candidates for directors, the Governance Committee and the Board of Directors consider the entirety of each candidate’s credentials in the context of these standards. With respect to continuing directors, the individuals’ contributions to the Board of Directors are also important.

Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also discussed in the paragraphs above describing our directors.

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2012 Proxy Statement	About the Board of Directors

Committees of the Board

What are the standing Board committees?

The Board of Directors has five standing committees: Audit, Finance, Governance, Human Capital and Regulatory Compliance. In addition to the duties contained in their respective charters, each committee may be assigned additional tasks by the Board from time to time, and each is charged with reporting its activities to the Board. Each standing committee has a charter that may be accessed on our website at www.unum.com in the Investors area under Corporate Governance. Copies also are available free of charge by submitting a request to the Office of the Corporate Secretary as described on page 12.

Some matters may be discussed by more than one committee. The charters of each committee allow for this to occur, and any overlap of responsibilities is managed through communication among the committee chairs.

Who serves on the committees?

The table below lists the current members of the Board of Directors and the committees on which they serve (with “X” denoting membership and “C” denoting committee chair).

BOARD MEMBERS AND COMMITTEES
Name	Term Expires	Audit	Finance	Governance	Human Capital	Regulatory Compliance
E. Michael Caulfield	2013	X	C
Pamela H. Godwin	2012		X	X
Ronald E. Goldsberry	2013		X	C
Kevin T. Kabat	2013	X			X
Thomas Kinser	2012	X			X
Gloria C. Larson	2014			X		C
A.S. (Pat) MacMillan, Jr.	2012				C	X
Edward J. Muhl	2012				X	X
Michael J. Passarella	2013	C				X
William J. Ryan	2014
Thomas R. Watjen	2014

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About the Board of Directors	2012 Proxy Statement

Audit Committee

The Audit Committee assists the Board in its oversight of financial statement and disclosure matters, the company’s relationship with its independent auditors, the internal audit function, risk management responsibilities, and compliance with legal and regulatory requirements. Under its charter, the Committee’s responsibilities, among others, are to:

•	appoint and, as necessary, replace, and provide appropriate funding for payment of compensation to, our independent auditors;

•

review and discuss matters relating to our financial and accounting reporting processes, including oversight of the integrity of our financial statements and the effectiveness of our internal control over financial reporting;

•

review and discuss with management and the independent auditors the company’s annual and quarterly financial statements and related disclosures in the company’s annual and quarterly reports filed with the SEC;

•	pre-approve all audit services and permitted non-audit services to be performed by our independent auditors;

•	review and evaluate the qualifications, performance and independence of our independent auditors;

•

review and, as appropriate, discuss with management and the independent auditors matters relating to internal audit responsibilities, budgeting and staffing, including the scope of the internal audit plan each year and a summary of significant findings and responses;

•

review and discuss with management the company’s policies and major exposures with respect to financial risk, operational risk and any other risk not allocated to another Board committee, as well as the company’s risk assessment and risk management framework; and

•	obtain reports and advise the Board concerning matters relating to compliance with applicable laws, regulations and the Code of Conduct.

Members as of December 31, 2011 were: Michael J. Passarella (Chair), E. Michael Caulfield, Kevin T. Kabat and Thomas Kinser.

The Audit Committee met 10 times during 2011. All members of the Audit Committee are independent according to the requirements of the New York Stock Exchange (NYSE), and as required by SEC rules and regulations, and otherwise satisfy the independence requirements of our Corporate Governance Guidelines. The Board has determined that three members of the Audit Committee, Michael J. Passarella, E. Michael Caulfield and Kevin T. Kabat, are “audit committee financial experts” as defined by SEC regulations. Each of Messrs. Passarella, Caulfield and Kabat also has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. All members of the Audit Committee have been determined by the Board to be “financially literate” as required by the NYSE.

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2012 Proxy Statement	About the Board of Directors

Finance Committee

The Finance Committee assists the Board in overseeing risk associated with the company’s investments and related financial matters. Under its charter, the Committee’s primary responsibilities are to:

•	monitor, evaluate and recommend present and future capital and financing plans and capital requirements and opportunities relative to our business;

•	develop, adopt, revise, and oversee implementation of and compliance with investment strategies, guidelines and policies;

•	review, advise and provide reports to the Board of Directors with respect to our financial resources and investments;

•	authorize borrowings by the company;

•	review material proposed mergers, acquisitions, divestitures, restructurings, and joint ventures, and report to the Board on implications to our financial and capital plans; and

•	review, assess and report on the impact of various finance activities on our debt ratings.

Members as of December 31, 2011 were: E. Michael Caulfield (Chair), Pamela H. Godwin and Ronald E. Goldsberry.

The Finance Committee met six times during 2011. All Committee members satisfy the independence requirements of our Corporate Governance Guidelines.

Governance Committee

The Governance Committee assists the Board in developing, implementing and overseeing the company’s corporate governance policies. Under its charter, the Committee’s primary responsibilities are to:

•	oversee compliance with our Corporate Governance Guidelines;

•	establish the criteria for selecting director candidates;

•	identify qualified candidates for the Board in its role as the nominating committee;

•	develop and implement a process for evaluating the Board and its members;

•	develop standards for independence of directors; and

•	periodically review and make recommendations to the Board regarding membership on Board Committees.

Members as of December 31, 2011 were: Ronald E. Goldsberry (Chair), Pamela H. Godwin, and Gloria C. Larson. The Governance Committee met 14 times during 2011. All members of the Governance

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About the Board of Directors	2012 Proxy Statement

Committee are independent according to the NYSE requirements and otherwise satisfy the independence requirements of our Corporate Governance Guidelines.

Human Capital Committee

The Human Capital Committee assists the Board in overseeing the company’s compensation and benefit programs and related risks. Under its charter, the Committee’s primary responsibilities are to:

•	approve the compensation for the CEO and other senior executives;

•	evaluate employee compensation programs;

•	oversee compensation regulatory compliance;

•	recommend the compensation of directors to the Board;

•	recommend any equity-based compensation plan to the Board;

•	advise the Board on the Compensation Discussion and Analysis in our Proxy Statement;

•	oversee compliance with the NYSE requirement that shareholders approve equity compensation plans; and

•	prepare an Annual Report of the Committee for inclusion in our Proxy Statement as required by regulations of the SEC.

Members as of December 31, 2011 were: A.S. (Pat) MacMillan, Jr. (Chair), Kevin T. Kabat, Thomas Kinser and Edward J. Muhl.

The Human Capital Committee met seven times during 2011. All members of the Committee are independent according to NYSE requirements and otherwise satisfy the independence requirements of our Corporate Governance Guidelines to serve as members of the Committee and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Committee has engaged Pay Governance LLC as its independent compensation consulting firm since 2010. Committee meetings are generally attended by Pay Governance consultants, who also participate in executive sessions without members of management in attendance and communicate with Committee members outside of meetings. Pay Governance consultants report directly to the Committee, although they may meet with members of management from time to time on proposals management may make to the Committee. The Committee annually evaluates the independence of its compensation consultants in accordance with the policy it adopted in February 2009.

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2012 Proxy Statement	About the Board of Directors

Regulatory Compliance Committee

The Regulatory Compliance Committee assists the Board in its oversight of regulatory, compliance, policy and legal matters and related risks, both current and emerging and whether of a local, state, federal or international nature, that may affect the business of the company. Under its charter, the Committee’s primary responsibilities are to:

•

monitor and advise the Board on current and emerging regulatory, compliance, policy and legal matters and related risks that may significantly affect the company and for which oversight responsibility is not allocated solely to another standing committee of the Board;

•	monitor the effectiveness of the company’s enterprise-wide compliance efforts concerning applicable regulatory and legal requirements and internal policy;

•

obtain from and discuss with management, the Chief Compliance Officer, the Chief Risk Officer and/or other advisors, as appropriate, internal and external reports concerning significant compliance issues or exposure to which the company may be subject;

•	monitor compliance by the company and its insurance subsidiaries with applicable market conduct laws and regulations, Title I of ERISA and ongoing obligations under regulatory compliance agreements;

•

review and discuss with management any reports, orders, inquiries, responses or other correspondence by, to or from regulators or governmental agencies and any complaints or published reports and any litigation or legal matters which raise significant issues regarding the company’s compliance with applicable laws or regulations; and

•	monitor the investigation and resolution of any significant instances of noncompliance or potential compliance violations that are reported to the Committee.

Members as of December 31, 2011 were: Gloria C. Larson (Chair), A.S. (Pat) MacMillan, Jr., Edward J. Muhl and Michael J. Passarella.

The Regulatory Compliance Committee met five times during 2011. All members of the Regulatory Compliance Committee are independent and satisfy the requirements of our Corporate Governance Guidelines.

Board Leadership Structure

What is the Board’s leadership structure?

Currently, the positions of Chairman of the Board and Chief Executive Officer are separate. Our Chairman is an independent director, and the Board believes that the separation of the Chairman and CEO positions allows the CEO to devote the significant time and focus necessary to manage our business given the difficult economic and regulatory environment. Under our Corporate Governance Guidelines, the Board reserves the right to combine the offices of Chairman of the Board and CEO when appropriate.

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About the Board of Directors	2012 Proxy Statement

Compensation of Directors

Who is responsible for determining the compensation of non-employee directors?

The Human Capital Committee is responsible for determining the compensation of non-employee directors. The Committee seeks advice from Pay Governance LLC, its independent compensation consultant.

How often does the company review director compensation?

The Committee, with the assistance of its consultant, reviews director compensation annually. The first changes to director compensation since 2007 were made in 2011, although annual reviews in the years following 2007 consistently indicated that overall compensation for our directors was below market levels.

What benchmarking or research is done with regard to director pay?

Our non-employee director compensation is compared to that of companies in two peer groups:

•	The Proxy Peer Group described in the Compensation Discussion and Analysis; and

•

A general industry peer group with market capitalizations ranging from $2 billion to $12 billion which consisted of 170 companies for reviews in December 2010 and early 2011; and 216 companies for the review in December 2011.

As with executive pay, peer group data helps us understand the director compensation practices of other companies. The Committee uses the approximate median of this peer group as a reference point for setting director compensation to ensure that we can attract and retain directors with the appropriate leadership experience and skills.

How are non-employee directors compensated for their services?

The Committee’s consultant provided an analysis of non-employee director compensation in February 2011, which indicated that overall compensation was more than 15% below market levels. Given the comparison to market norms, the continued increased demands on directors, and the need to ensure that we attract and retain qualified directors, the Committee approved several changes to directors’ compensation. Further, in order to ensure alignment of director’s interests with those of shareholders, the Committee also increased the percentage of total compensation paid in restricted stock units. The following changes were made effective in May 2011:

•	Meeting fees were discontinued;

•	The grant date value of the annual grant of restricted stock units made to non-employee directors was increased; and

•	The additional annual retainer payable to the chair of each standing committee (other than the Audit Committee) was increased.

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2012 Proxy Statement	About the Board of Directors

Each non-employee director receives fees as outlined in the following table:

DIRECTOR RETAINERS

Component	Value

Annual Cash Retainer	$80,000

Annual Restricted Stock Unit Award	120,000

Additional Cash Retainers to Committee Chairs

Audit Committee	$15,000

All Other Committees	10,000

Directors’ expenses associated with attending meetings of the Board and committees, or other meetings relating to company business, are paid by the company.

Retainers are prorated for partial years during which a director serves on the Board or as the chair of a committee. Non-employee directors can elect to receive all or a portion of their cash compensation in deferred share rights.

Mr. Watjen, because he is an employee of the company, does not receive any additional compensation for his services as a director of the company or as a director of any of its subsidiaries.

In December 2011, the Committee’s consultant provided its annual analysis of non-employee director compensation. The Committee decided not make any changes to directors’ compensation at that time.

What payments are made to the Chairman of the Board?

The Chairman of the Board receives an additional retainer of $40,000 per quarter. Mr. Ryan assumed the role of Chairman of the Board on October 1, 2011 following the retirement of Mr. Fossel on September 30, 2011. Mr. Fossel has agreed to serve as a consultant to the company for a three-year period following his retirement and will receive an average of $200,000 per year.

Do directors receive any other benefits?

Directors are eligible to participate in our employee matching gifts program, which provides us with an important way to directly support non-profit organizations and educational institutions. Under this program, eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per year are matched on a dollar for dollar basis per year. Gifts to accredited colleges, universities, graduate schools, and secondary and elementary schools within the United States are matched on a two-to-one basis, subject to the $7,500 matching gift limit.

Are directors eligible for retirement pay?

We do not have a retirement plan for directors. Dr. Goldsberry, who served as a director of UNUM Corporation prior to its merger into our company in 1999, is entitled to receive an annual payment of $27,500 for four years under the UNUM Corporation plan. These payments will not begin until he ceases

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About the Board of Directors	2012 Proxy Statement

to be a director and therefore are not included in the Non-Employee Director Compensation table as compensation in 2011.

What amounts were paid to the non-employee directors during 2011?

The following table provides details of the compensation of each person who served as a non-employee director during 2011.

NON-EMPLOYEE DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Stock Awards(2)	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
	($)	($)	($)	($)	($)	($)
E. Michael Caulfield	$111,000	$119,995	$ -	$4,981	$ -	$235,976
Pamela H. Godwin	99,000	119,995	-	6,821	-	225,816
Ronald E. Goldsberry	104,833	119,995	-	9,828	-	234,656
Kevin T. Kabat	99,500	119,995	-	2,818	-	222,313
Thomas Kinser	99,500	119,995	-	8,934	-	228,429
Gloria C. Larson	108,500	119,995	-	15,875	-	244,370
A.S. (Pat) MacMillan, Jr.	109,000	119,995	-	-	-	228,995
Edward J. Muhl	98,500	119,995	-	-	-	218,495
Michael J. Passarella	114,500	119,995	-	592	-	235,087
William J. Ryan(5)	144,667	119,995	-	3,634	-	268,296
Jon S. Fossel(6)	212,000	119,995	-	5,784	125,000	462,779

(1)	These amounts include annual and committee retainers which were paid in cash or deferred. The amount of annual compensation deferred was: Dr. Goldsberry - $104,833; Mr. Kabat - $40,000; and Ms. Larson - $108,500. Compensation is deferred in the form of deferred share rights.

As of December 31, 2011, the aggregate number of deferred share rights held by each of our non-employee directors was as follows:

Mr. Caulfield	12,745	Mr. Kinser	22,862	Mr. Muhl	-
Ms. Godwin	16,466	Ms. Larson	42,480	Mr. Passarella	1,514
Dr. Goldsberry	24,553(a)	Mr. MacMillan	-	Mr. Ryan	9,299
Mr. Kabat	5,977

(a)	Includes 8,692 shares of common stock credited in respect of deferred share rights under the UNUM Corporation Director Deferred Compensation Plan, which will be settled in cash.

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2012 Proxy Statement	About the Board of Directors

(2)	On May 25, 2011, each non-employee director was granted 4,633 restricted stock units under the Unum Group Stock Incentive Plan of 2007 with an approximate grant date value of $120,000. The amounts shown are the grant date value of these units. We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 10 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	The amounts shown represent dividend reinvestment earnings on deferred share rights in each director’s account.

(4)	Payments for matching gifts and expenses related to expected spousal event attendance may be made by the company on behalf of non-employee directors, but the aggregate amount for each director did not exceed $10,000 during 2011. Mr. Fossel received $125,000 for consulting services in 2011.

(5)	Mr. Ryan assumed the role of Chairman of the Board of Directors effective October 1, 2011.

(6)	Mr. Fossel retired from the Board of Directors effective September 30, 2011.

Are there stock ownership and retention guidelines for directors?

In 2008, we adopted a guideline that each non-employee director is expected to hold Unum securities with a value equal to three times the director’s annual cash retainer of $80,000, or $240,000. In December 2011, after a review of current market practice, the Committee decided to increase the guideline for all current directors to five times the director’s annual cash retainer of $80,000, or $400,000, in order to be aligned with market practice. The effective date will be the 2012 Annual Meeting date, and directors will have two years to meet the guideline. New directors have five years from the date they are first elected to their current continuous service on the Board to reach the guideline.

Under our guidelines for director ownership, each director is expected to retain securities received as a result of director compensation for at least three years from the time the securities vest and retain at least the number of securities necessary to meet the above ownership goal until retirement from the Board.

Our management provides the Committee with an ownership summary for each director on an annual basis. The Committee will make a subjective assessment of the appropriate action to take for any director who does not reach the ownership goal in a timely manner. As of December  31, 2011, each of the non-employee directors met the current ownership guideline.

Director Selection Process

What is the nomination process for the Board?

The Governance Committee, serving in its capacity as the nominating committee, considers candidates for Board membership suggested by Board members, management and shareholders. In addition, the Committee typically uses the services of a national executive search firm to help identify candidates for the Board, obtain information about prospective candidates’ backgrounds and experience, determine the candidates’ levels of interest in becoming a director of our company, and make arrangements for meetings with prospective candidates.

A shareholder who wishes to recommend a prospective nominee for the Board must notify the Office of the Corporate Secretary in writing. Our policy is to consider candidates recommended by shareholders

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About the Board of Directors	2012 Proxy Statement

in the same manner as other candidates. The nominee recommendation should include information required by our bylaws regarding shareholder nominations. Those requirements can be found in this document under “Submitting Nominations” below or on our website at www.unum.com in the Investors area under Corporate Governance.

Once the Committee has identified a prospective nominee, a decision is made whether to conduct a full evaluation of the candidate. This decision is based on information provided to the Committee as well as its own knowledge of the prospective candidate. This may be supplemented by information from the search firm assisting the Committee, or by inquiries to the person making the recommendation, or others. The Committee evaluates the prospective nominee against criteria in our Corporate Governance Guidelines, which include:

•	Evidence of reputation for high ethical conduct, integrity, sound judgment and accountability for one’s decisions and actions;

•	Current knowledge and experience that fulfill skills needed on the Board;

•	A willingness to commit time to the Board in order to fulfill its responsibilities;

•	Providing skills that help us build a Board that is effective and responsive to the needs of the company;

•	Contributing to the diversity of the Board, in viewpoints, gender, ethnic background, age, professional experience and other demographics; and

•	Fulfillment of the requirements of independence if the person is being considered for a position as an independent director.

The Committee also considers the number of other public company boards and audit committees on which a prospective nominee serves. The Corporate Governance Guidelines limit the number of public company boards on which a director of the company may serve to no more than three in addition to our Board. The Corporate Governance Guidelines further limit members of the Audit Committee of the Board to serving on no more than two other audit committees of public companies.

The Committee also considers other experience or qualifications from time to time, including:

•	The current composition of the Board;

•	Whether a director with specific experience is needed on the Board; and

•	The need for additional members to satisfy Audit Committee and Human Capital Committee requirements.

The Committee then compares prospective nominees and determines whether to interview a nominee, either in person or by telephone. After completing the evaluation and interview, the Committee makes a recommendation to the full Board as to whom, if anyone, should be nominated. The Board determines whether to accept the nominee after considering the recommendation of the Committee. In accordance with regulatory requirements, the Board may counsel with, or obtain approval of, certain state insurance regulators in connection with the qualifications of individuals asked to become directors.

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2012 Proxy Statement	About the Board of Directors

As outlined in its charter and the Corporate Governance Guidelines, the Committee reviewed those directors whose terms expire at this Annual Meeting. This review took into account each director’s interest in continuing to serve, his or her contributions to the Board, and whether each director possessed special areas of experience or other traits or skills needed by the Board. Following this review, the Committee (with Ms. Godwin recusing herself from the decision with respect to her nomination) recommended the re-election of the four nominees identified in this Proxy Statement — Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr. and Edward J. Muhl.

How may a shareholder submit a nomination?

Under our bylaws, a shareholder may nominate one or more persons for election to the Board of Directors at a meeting of shareholders. For the nominee to become eligible for election to the Board at the meeting, the shareholder nomination must be timely submitted to the company and must contain certain information concerning the nominee and the submitting shareholder, all as specified in our bylaws and summarized below.

What is the deadline for submitting a shareholder nomination?

To nominate a person for election to the Board at an annual meeting of shareholders, a shareholder must give timely notice to our Corporate Secretary. To be timely the notice must be received between the 75th day and 120th day (by the close of business on such dates) prior to the first anniversary of the preceding year’s annual meeting. Thus, for notice of a shareholder nomination to be timely for our annual meeting in 2013, the notice must be received between the close of business on January 24, 2013 and the close of business on March 11, 2013.

If, however, the annual meeting date is moved by more than 30 days before or 70 days after the anniversary of the preceding year’s annual meeting or the nomination relates to a special meeting of shareholders called for the purpose of electing one or more directors, the notice will be timely if it is received no earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of (i) the 75th day prior to the meeting, and (ii) the 10th day following the day on which we first make public announcement of the date of the meeting.

What information must the shareholder nomination include?

Each notice of a shareholder nomination must set forth the following information:

As to each person whom the shareholder proposes to nominate for election or re-election as a director:

•	The name, age, business address and residence address of the person;

•	The principal occupation or employment of the person;

•	The class and number of shares of the company that are beneficially owned by the person;

•	A description of all arrangements, understandings or relationships between the shareholder and each nominee, and any other relevant person or persons;

•	All information required by the National Association of Insurance Commissioners’ Biographical Affidavit and attachments, as amended or replaced;

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About the Board of Directors	2012 Proxy Statement

•	Such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; and

•

Any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the “Act”), and any other applicable laws, rules or regulations of any governmental authority, or of any national securities exchange or similar body overseeing any trading market on which our shares are traded.

As to the shareholder giving the notice:

•

The name and address of record of the shareholder and its principals (as hereinafter defined) and any shareholder associated person as defined in our bylaws on whose behalf the nomination is made, and the name and address of record of any person that owns or controls, directly or indirectly, 10% or more of any class of securities or interests in such shareholder or shareholder associated person;

•	The class and number of shares of the company which are owned beneficially or of record by the shareholder and any shareholder associated person;

•	A list of all shareholder proposals and director nominations made by the shareholder during the prior 10 years;

•	A list of all litigation filed against principals of the shareholder during the prior 10 years asserting a breach of fiduciary duty or a breach of loyalty;

•

A representation that the shareholder is a holder of record of shares of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. A principal of a shareholder shall be the chief executive officer (or the equivalent) of the shareholder and any individual who owns 10% or more, directly or indirectly, of any class of securities or interests in the shareholder and is employed by the shareholder;

•

A description of any agreement, arrangement or understanding with respect to the proposal between or among the shareholder and/or any shareholder associated person, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

A description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and any shareholder associated person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the company; and

•

A representation of whether the shareholder or any shareholder-associated person intends, or is a part of a group which intends: (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or

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2012 Proxy Statement	About the Board of Directors

elect the nominee or otherwise; and (b) to solicit proxies from shareholders in support of such proposal or nomination.

No potential director nominated by a shareholder is eligible for election as a director unless nominated in accordance with these procedures.

Independence of Directors

What guidelines have been established to determine the independence of the company’s directors?

In February 2004, the Board adopted Corporate Governance Guidelines, which were amended most recently in May 2011. Under these guidelines, to be considered “independent,” a director must have no material relationship with our company and must otherwise meet or exceed the criteria for independence set forth in the listing standards of the NYSE.

Under NYSE standards, a director is not independent if:

•	He or she is, or has been within the last three years, an employee of the company, or an immediate family member is, or has been within the last three years, an executive officer of the company;

•

The director has received, or has an immediate family member who has received, during any 12-month period within the past three years, more than $120,000 in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and worked on our audit within that time;

•

The director or an immediate family member is, or has been employed as an executive officer of another company within the last three years, where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition, the Board has determined that the following relationships between a director and the company are not considered to be material relationships that would impair the director’s independence:

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About the Board of Directors	2012 Proxy Statement

•

The director is a current employee, or an immediate family member of the director is a current executive officer, of a third party that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of the third party’s consolidated gross revenues and, where there are comparable transactions, the relationship is in the ordinary course of our business and is on substantially the same terms as those prevailing under competitive circumstances at the time for comparable transactions with non-affiliated parties; and

•

The director serves as an executive officer or employee of a charitable organization that receives contributions from the company that do not, in any single fiscal year, exceed the greater of (A) 2% of the charitable organization’s goal for the year (or other comparable goal as determined by the Governance Committee) or (B) $500,000; provided, however, that this limitation shall not apply to annual United Way contributions by the company that have traditionally been made in communities in which the company has operations centers with more than 500 employees and do not materially exceed the amount of the contribution in the prior year.

Our Corporate Secretary gathers information about the directors’ relationships and entities with which they are affiliated that might affect their independence from the company. The Governance Committee reviews this information and makes recommendations to the Board as to the independence of the directors. The Board reviews the Committee’s findings and recommendations and makes a determination as to the independence of directors.

Does the company have any non-independent directors on its Board?

There is only one member of our Board who is not independent, Thomas R. Watjen, our President and Chief Executive Officer. The Board believes that there should not be more than two directors who are not independent, as stated in our Corporate Governance Guidelines.

Non-independent directors generally include current officers and any person who has been an officer within the past five years. All others are regarded as independent, outside or non-management directors. As required by NYSE, a majority of the Board must have no material relationship with the company and must otherwise meet NYSE’s criteria for independence.

The Board has determined that the following current directors are independent: E. Michael Caulfield, Pamela H. Godwin, Ronald E. Goldsberry, Kevin T. Kabat, Thomas Kinser, Gloria C. Larson, A.S. (Pat) MacMillan, Jr., Edward J. Muhl, Michael J. Passarella and William J. Ryan.

In reaching the determination that all other directors are independent, the Board applied the standards described above.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, none of the members of the Human Capital Committee was an officer or employee of the company, and none of our executive officers served as a member of a board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Human Capital Committee.

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2012 Proxy Statement	About the Board of Directors

Our Related Party Transaction Policy

Our written policy concerning related party transactions, which was approved by the Board in May 2007, defines “related party transaction” as any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. “Related party” includes any director, director nominee, executive officer of the company, any person who beneficially owns more than 5% of the company’s stock, and any member or any of their immediate families or any company or other entity in which they have at least a 10% interest or other material financial interest. Immediate family members covered under this policy include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any other person (other than a tenant or employee) sharing the household with the nominee, director, executive officer, or 5% beneficial owner.

Prior to entering into a transaction that may be viewed as a related party transaction, the related party must notify our General Counsel of the facts and circumstances of the transaction. The General Counsel determines whether the proposed transaction is a related party transaction. If the transaction is determined to be a related party transaction, it is submitted to the disinterested members of the Audit Committee for consideration at the next Committee meeting (or to the chair of the Committee if it is not practical to wait until the next meeting and the chair is not a related party to the transaction). The Committee considers all relevant facts and circumstances, including the benefits to the company, benefits to the related party, and if the related party is an independent director or nominee, the potential effect on the director’s or nominee’s independence of entering into the transaction, any improper conflict of interest that may exist, the availability of other sources for the products and services, the terms of the transaction, and the terms available from or to unrelated third parties generally. The transaction may be approved if it is determined in good faith not to be inconsistent with the best interests of the company and its shareholders. Certain types of transactions are deemed to be pre-approved by the Audit Committee, including executive officer and director compensation arrangements approved by the Board of Directors or the Human Capital Committee, any transaction between the company and any entity in which a related party has a relationship solely as a director, less than 10% equity holder, or an employee (other than an executive officer) or all of these relationships.

Transactions with Related Persons

During 2011, and up to the date of this Proxy Statement, there have been no related party transactions, other than those described above as being deemed pre-approved.

Codes of Conduct and Ethics

The Board has adopted a code of conduct establishing certain business practices and ethics applicable to all or our directors, officers and employees. The Board has also adopted a separate code of ethics applicable to our CEO and certain of our senior financial officers. Both of these codes are available on our website at www.unum.com in the Investors area under Corporate Governance. Copies also are available free of charge by submitting a request to the Office of the Corporate Secretary.

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About the Board of Directors	2012 Proxy Statement

We will provide notice of any waivers of the code of conduct granted to executive officers or directors on our website, and will report to the SEC any waivers of the code of ethics granted to our CEO or certain of our senior financial officers. No waivers have been requested or granted to date, and no such requests for waivers are anticipated.

Interested Parties’ Communications with the Board

Shareholders or other interested parties may communicate with our Chairman, William J. Ryan, or any Board members by contacting the Office of the Corporate Secretary as described on page 12.

In March 2006, the Board approved a process for handling letters received by the company and addressed to non-management members of the Board. Under this process, our Corporate Secretary reviews all such correspondence and regularly provides a log and copies of the correspondence to the lead independent director, who determines whether further distribution of correspondence is appropriate and to whom it should be sent. Any director may at any time review this log and request copies of correspondence. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the internal auditor and handled in accordance with procedures established by the Audit Committee. Copies of correspondence relating to corporate governance matters are also provided to the chair of the Governance Committee.

The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded from the process, including mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, and matters related to claims or employment.

Corporate Governance Guidelines

The full text of our Corporate Governance Guidelines can be accessed on our website at www.unum.com in the Investors area under Corporate Governance. These guidelines are reviewed annually by the Governance Committee, including a determination of whether any changes are appropriate in response to regulatory requirements or other developments.

A copy of the Corporate Governance Guidelines is also available by contacting the Office of the Corporate Secretary as described on page 12.

48	Unum Group

2012 Proxy Statement	About the Independent Auditors

About the Independent Auditors

What fees were charged by Ernst & Young LLP?

The fees charged by Ernst & Young LLP as our independent registered public accounting firm in 2011 and 2010 are described below.

Audit Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for audit services were $7,608,443 for 2011 and $7,151,455 for 2010. Services rendered by the firm were:

•	The fiscal year audit of our annual financial statements;

•	The audit of internal control over financial reporting;

•	The interim reviews of the financial statements included in our quarterly reports on Form 10-Q; and

•	Services provided in connection with statutory and regulatory filings.

Audit-Related Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for audit-related services, comprised primarily of accounting consultations, SOC 1 reviews, and audit-related services for our employee benefit plans, were $618,579 for 2011 and $405,450 for 2010.

Tax Fees

The aggregate fees and expenses related to professional services rendered by Ernst & Young LLP for tax compliance and advisory services were $96,662 for 2011 and $32,695 for 2010.

All Other Fees

The aggregate fees billed for products and services provided by Ernst & Young LLP other than those reported above for audit, audit-related and tax services were $0 for 2011 and $119,006 for 2010.

Who is responsible for retaining the independent auditors?

The Audit Committee is directly responsible for the appointment, compensation, oversight and replacement of the independent auditors.

Does the Audit Committee have a policy of pre-approving services performed by the independent auditors?

Yes. The Audit Committee has a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditors. The policy provides for setting pre-approval limits for specifically defined audit and non-audit services. In pre-approving the services, the Committee considers whether such services are consistent with SEC rules on auditor independence.

Unum Group	49

About the Independent Auditors	2012 Proxy Statement

Specific approval by the Committee will be required if fees for any particular service or aggregate fees for services of a similar nature exceed the pre-approved limits. The Committee has delegated to its Chair authority to approve permitted services, and the Chair must report any such decisions to the Committee at its next scheduled meeting.

Will the auditors be at the Annual Meeting to respond to questions?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

50	Unum Group

2012 Proxy Statement	Audit Committee Report

Audit Committee Report

The primary purpose and responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	the integrity of the financial statements of the company;

•	the effectiveness of internal control over financial reporting;

•	compliance with legal and regulatory requirements;

•	the qualifications and independence of the company’s independent auditors;

•	the performance of the internal audit function and independent auditors;

•	financial risk, operational risk and any other risks the oversight of which is not allocated to another committee of the Board; and

•	the company’s enterprise risk management program.

The Committee’s duties and responsibilities are summarized on page 34 under the caption “Audit Committee” and are more fully described in the Committee’s charter, which is available on the company’s website www.unum.com in the Investors area under Corporate Governance. The charter is also available by contacting the Office of the Corporate Secretary as described on page 12.

Management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements and for the reporting process, including the establishment and effectiveness of the company’s internal controls over financial reporting. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on whether they conform to generally accepted accounting principles. The independent registered public accounting firm also is responsible for auditing the effectiveness of the company’s internal control over financial reporting. The independent registered public accounting firm reports directly to the Committee, which is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has reviewed with the independent registered public accounting firm its judgments of the quality and acceptability of the company’s accounting principles. The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditng Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm.

Unum Group	51

Audit Committee Report	2012 Proxy Statement

The Committee has discussed with the company’s internal auditors and independent registered public accounting firm, and has received regular status reports from them concerning, the overall scope and plans for their respective audits. The Committee has met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the company’s audited financial statements for the year ended December 31, 2011 be included in the company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Michael J. Passarella, Chair

E. Michael Caulfield

Kevin T. Kabat

Thomas Kinser

52	Unum Group

2012 Proxy Statement	Report of the Human Capital Committee

Report of the Human Capital Committee

The Human Capital Committee has reviewed and discussed the following Compensation Discussion and Analysis section with Unum’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in both the Proxy Statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

A.S. (Pat) MacMillan, Jr., Chair

Kevin T. Kabat

Thomas Kinser

Edward J. Muhl

Unum Group	53

54	Unum Group

2012 Proxy Statement	Compensation Discussion and Analysis

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is organized as follows:

Compensation Discussion and Analysis	55
Executive Summary	56
2011 Overview	58
Compensation Philosophy and Processes	62
Benchmarking and Peer Group Design	65
Individual Performance Assessment	68
Elements of Pay	69
Executive Compensation Summaries	86
Contracts and Agreements	94
Policies and Practices	96
Compensation Tables	100
Post-Employment Compensation	108

Unum Group	55

Compensation Discussion and Analysis	2012 Proxy Statement

The Human Capital Committee has overall responsibility for approving and evaluating compensation plans, benefit plans, workforce management, and policies and programs of the company as they affect directors, executive officers and other employees of the company. This Compensation Discussion and Analysis section provides an overview of compensation philosophy and processes and how the Committee arrives at its compensation decisions, specifically related to the base and incentive pay for our five highest paid executives in 2011. These five individuals, who are included in the Summary Compensation Table on page 100 and are referred to as “named executive officers” throughout this section, are:

•	Thomas R. Watjen, President and Chief Executive Officer;

•	Richard P. McKenney, Executive Vice President and Chief Financial Officer;

•	Kevin P. McCarthy, Executive Vice President and Chief Operating Officer; President and Chief Executive Officer, Unum US;

•	Robert O. Best, former Executive Vice President, Global Services (retired); and

•	Randall C. Horn, Executive Vice President, President and Chief Executive Officer, Colonial Life.

Mr. Best retired from the company on December 31, 2011, and his responsibilities have been assumed by other officers.

Executive Summary

Overall, 2011 was another successful year for the company despite a very difficult external environment. We met or exceeded our primary financial targets (excluding special items discussed on page 75), including earnings per share, return on equity, after-tax operating earnings and revenue. In addition, we continued to deliver on our customer commitments and strengthened our culture of social responsibility.

In terms of operating performance, the company continued to do better than others in the industry. As noted on page 60, company performance as measured by operating earnings per share growth and operating return on equity significantly exceeded the S&P Life & Health insurance index.

Total shareholder return, as noted on page 61, surpassed industry averages on both a three- and five-year basis. Although total shareholder return decreased 11.63% in 2011, that compares to a decrease of 20.71% for the S&P Life & Health index over the same period.

In making its compensation decisions, the Committee reviewed and analyzed overall company and business area performance, as well as important strategic initiatives and the external environment. Additionally, the individual performance of our named executive officers was considered in making the following decisions relative to base salary and incentive payments:

•	Approved base salary increases for named executive officers ranging from 0% to 2.5%, effective March 1, 2012 (details on page 70);

56	Unum Group

2012 Proxy Statement	Compensation Discussion and Analysis

•	Approved an increase to Mr. Watjen’s annual incentive target from 150% to 200% for 2012 (details on page 73);

•	Approved annual incentive awards for 2011 performance for named executive officers ranging from 83% to 133% of target (details on page 76);

•

Approved long-term incentive grants for 2011 performance for named executive officers, other than Mr. Best who was not eligible due to his retirement, ranging from 106% to 140% of target (details on page 82); and

•	Approved increases to long-term incentive targets for Mr. Watjen from $5,000,000 to $6,000,000 and Messrs. McKenney and McCarthy from 150% to 200% for 2012 (details on page 83).

In addition, and working with senior management over the last several years, the Committee has instituted the following key compensation practices:

•	Adopted a clawback policy;

•	Eliminated any new excise tax gross-ups;

•	Eliminated most perquisites;

•	Suspended company-paid personal use of corporate aircraft;

•	Increased stock ownership guidelines;

•	Implemented stock holding periods;

•	Adopted a “double trigger” vesting of awards upon a change-in-control; and

•	Implemented an anti-hedging policy.

These key compensation practices are summarized on page 62.

Unum Group	57

Compensation Discussion and Analysis	2012 Proxy Statement

2011 Business Overview

Environment

The economic environment in 2011 presented a number of general challenges:

•	An overall weak economy;

•	A slow recovery from the recession and its continued impact on consumer confidence;

•	Continuing high unemployment in the U.S. and U.K.;

•	The ongoing European debt crisis and its impact on global financial markets;

•	Austerity measures in the U.K. that put greater pressure on the costs of state-sponsored benefit programs; and

•	Uncertainty in Washington, D.C., on debt relief and the future of health care reform.

For financial services firms like Unum, additional factors contributed to a difficult economic environment, including:

•	Low interest rates that impacted the returns on investment portfolios; and

•	Weak employment trends resulting from firms continuing to reduce employment or delay hiring.

Company Performance

Company performance is the key factor the Committee considers when making compensation decisions, along with any external factors that may be outside the company’s control. By any significant measure, 2011 was another successful year for Unum as we continued to deliver steady and disciplined operating performance in spite of the difficult business and economic environment.

Unum built on a solid financial foundation. The company:

•	Posted strong earnings that resulted in pre-tax operating income for the year of $1.3 billion(1) and consolidated after-tax operating income of $896.8 million(1);

•	Achieved Operating Earnings Per Share growth of 9.7 percent;

•	Delivered consistent operating results, solid investment performance and a disciplined capital management strategy which led to a further strengthening of the balance sheet:

¡	Risk-based capital was 405% (above our target range); and

¡	Holding company cash and marketable securities of $756 million, which was aligned with our expectations.

(1)	Operating results referenced throughout this document exclude certain specified items. For reconciliations to the most comparable GAAP measures, refer to Appendix B.

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2012 Proxy Statement	Compensation Discussion and Analysis

•	Continued buyback of company stock of $619.9 million in 2011; and

•	Strengthened reserves for future benefits in the individual disability closed block through an after-tax charge of $119.3 million.

Unum delivered on its customer commitment. The company:

•	Paid more than $6 billion in benefits to individuals and families impacted by life-changing events;

•	Earned customer and claimant satisfaction ratings that, as measured through third-party surveys, were well above industry benchmarks; and

•	Invested in our business and leveraged global capabilities to capitalize on current and future growth opportunities.

Unum remained committed to good corporate citizenship. The company:

•	Contributed more than $12 million through donations and employee volunteerism to charitable organizations throughout the United States and United Kingdom;

•	Drove industry and public policy discourse on the important role workplace benefits has in providing a financial safety net for working individuals and their families; and

•	Reduced our impact on the environment through resource conservation, recycling and employee education.

Unum advanced several important strategic initiatives. The company:

•	Implemented a new Global Services organization and plan. As part of this effort, work has begun to improve effectiveness and leverage resources across the enterprise;

•	Continued to invest in new capabilities, products and services designed to further profitable growth in target areas; and

•

Completed a strategic review of the long-term care business which resulted in the decision to discontinue sales of group long-term care policies and move the group and individual long-term care business to a closed block. This strategic decision allows us to sharpen our focus on those products which provide the greatest long-term opportunity and strengthen the company’s risk profile. As a result of the strategic review, the company took an after-tax charge of $561.2 million. The company has generally received a positive reaction to this announcement from rating agencies and analysts.

Unum Group	59

Compensation Discussion and Analysis	2012 Proxy Statement

Within the specific business areas, performance against plan was as follows:

•

Unum US(1) – Pre-tax operating income above plan due to favorable risk results. Sales were on plan and the company maintained pricing discipline in a competitive market. Earned premium was slightly below plan due to the difficult economic environment impacting employment levels and salary growth;

•

Colonial Life – Pre-tax operating income was below plan driven by unfavorable risk results and a higher expense ratio. Premium income was slightly below plan. Sales were below plan with shortfalls in both the commercial and public sector markets;

•	Unum UK – Pre-tax operating income was below plan due primarily to unfavorable risk results. Premium income was favorable to plan. Sales were below plan. Expense ratio was favorable to plan; and

•

Investments – Overall investment performance was above plan. Net investment income, as defined for purposes of the investment incentive plan, was below plan, avoided losses when compared to the market were favorable, and the market composite performance, which measures average credit spreads and yields on investment purchases to specified benchmarks, and realized investment losses relative to a specified peer group, was above plan.

Industry Comparison

The company has generally performed well in comparison to others in its industry over the past five years. As shown in the charts below, operating earnings per share growth has exceeded the industry while the company’s operating return on equity has remained consistent and the industry return on equity has fallen.

(1)	For purposes of incentive plan measurement, Unum US includes financial results of the long-term care and individual disability closed blocks of business, as adjusted to account for the special items discussed on page 75.

(2)	Operating EPS Growth is indexed. Operating results referenced throughout this document exclude certain special items. For reconciliations to the most comparable GAAP measures, refer to Appendix B.

60	Unum Group

2012 Proxy Statement	Compensation Discussion and Analysis

Shareholder Value

A primary goal of the company is to create long-term shareholder value through a focus on profitable growth and financial flexibility. We have worked to return value to shareholders primarily through share repurchases and dividend increases. As a result, we have significantly outperformed relevant key indices over a five-year period.

The charts below compare the three-year and five-year returns for the company against certain key indices. The proxy peer group is informative in making compensation decisions because it is a primary labor market from which we recruit talent, and the size and structure of these companies are similar to Unum. However, it includes insurance brokerage, healthcare, and property and casualty insurers. These sectors trade on different business fundamentals and different cycles and, as a result, we believe the S&P Life and Health index is a better indicator of benchmarked performance.

(1)	The Proxy Peer Group includes both property and casualty insurers, and life and health insurers. Unum is not part of the Proxy Peer Group. Please refer to page 66 for a list of Unum’s Proxy Peer Group companies.

Unum Group	61

Compensation Discussion and Analysis	2012 Proxy Statement

Compensation Philosophy and Processes

Our executive compensation philosophy is based on two core goals: (1) to reward performance that helps us achieve our corporate objectives; and (2) to attract and retain talented employees. In practice, this means that we:

•	Offer a base salary that reflects the competitive market as well as the roles, skills, abilities, experience and performance of employees;

•	Provide incentive opportunities for all employees based on the achievement of corporate and individual performance; and

•

Align the long-term interests of management and shareholders, as well as promote a culture of ownership and accountability in the company, by offering performance-based equity compensation opportunities and requiring senior executive officers to own shares and retain equity awards for a specified period of time after vesting.

What key compensation practices has the company implemented during recent years?

•

Adopted a clawback policy. In 2009, we adopted a policy to seek recoupment of performance-based compensation paid to certain senior officers in the event of a material restatement of the company’s financial results. The Committee will review this policy once the SEC has adopted rules to implement the recoupment provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and will make any appropriate changes at that time. Details of our current recoupment policy are discussed further on page 98.

•

Eliminated excise tax gross-ups. In 2010, the Committee determined that it will not enter into any new or amended agreements with executive officers that include provisions for any excise tax gross-up for severance payments made in connection with a change in control.

•

Eliminated most perquisites. We eliminated most perquisites beginning January 1, 2008. Today, the company provides only a limited number of perquisites to named executive officers. We believe the remaining perquisites provide a business value. These perquisites are described on page 85.

•

Suspended company-paid personal use of corporate aircraft. Under company policy, Mr. Watjen is allowed 40 hours each year of company-paid personal use of corporate aircraft as part of his employment. Mr. Watjen has voluntarily discontinued use of this benefit since 2009. Instead, he has elected to reimburse the company for any personal use through a time-sharing agreement.

•

Increased stock ownership guidelines. Stock ownership guidelines based on a multiple of salary were implemented in 2007. Following its review of stock ownership practices benchmarked against peer companies, in order to align with market practice, the Committee increased stock ownership guidelines for the CEO to a multiple of six times salary in December of 2011. As of December 31, 2011, each named executive officer exceeded these ownership guidelines. Additional information is provided beginning on page 96.

62	Unum Group

2012 Proxy Statement	Compensation Discussion and Analysis

•

Implemented stock holding periods. The Committee updated its stock retention guidelines during 2007. These guidelines require a percentage of net shares (shares after tax withholding) to be held for a specified period of time. Additional information is provided beginning on page 96.

•

Adopted “double trigger” vesting of awards upon a change-in-control. Grants made on or after December 14, 2011 require both (1) a change-in-control event and (2) a termination of employment, for specified reasons within two years of the event, in order for acceleration of vesting to occur. Additional information is provided beginning on page 114.

•

Implemented an anti-hedging policy. We have a policy, implemented in 2007, that prohibits our directors and executive officers from engaging in certain hedging transactions involving Unum stock. Additional information is provided beginning on page 97.

Who is responsible for evaluating and administering executive compensation?

The Committee, which consists solely of independent directors, evaluates, designs and administers a compensation program for executive officers that appropriately links pay, company performance, individual performance and the creation of shareholder value.

The Committee, with input from the full Board, is directly responsible for evaluating the performance of the CEO as well as for determining the elements of his compensation. The Committee also determines compensation for each of the named executive officers.

At our 2011 annual meeting, we presented shareholders with an advisory vote to approve the compensation of our named executive officers as described in the proxy statement for that meeting. The Committee was pleased that 97% of the votes cast on this item (excluding abstentions and broker non-votes) were in favor of our executive compensation as structured. The Committee considered the results of this vote as support for maintaining its continued application of similar practices and philosophy in determining executive compensation for the 2011 performance year.

Is the CEO involved in setting executive compensation?

Mr. Watjen provides a self-assessment to the Committee outlining his own performance for the year. In addition, Mr. Watjen provides performance assessments and compensation recommendations to the Committee for those executives who report to him, which includes all of the named executive officers. Mr. Watjen does not participate in decisions related to the establishment of his own pay, nor does he have any decision-making authority with regard to his compensation. Mr. Watjen provides input regarding compensation of all other named executive officers. This input is considered when decisions are made by the Committee.

Mr. Watjen also provides his perspective to the Committee on the business environment and the company’s performance. While the Committee considers this in its decision process, it exercises its own independent judgment in determining compensation for the CEO and other named executive officers based on its assessment of company and individual performance.

Unum Group	63

Compensation Discussion and Analysis	2012 Proxy Statement

Does the Committee use an outside consultant for advice?

The Committee engaged Pay Governance LLC as its compensation consultant. Pay Governance LLC provided the Committee with objective, expert analyses, independent advice and information with respect to executive and director compensation during their engagement period.

What steps are taken to ensure independence of the consultant?

The Committee adopted a policy in 2009 establishing standards designed to ensure that compensation consultants are independent of the persons for whom compensation advice or recommendations are solicited. This policy stipulates the following:

•	Compensation paid to the Committee’s compensation consultant must not be directly affected by amounts paid by the company to the consultant for services unrelated to those provided to the Committee;

•	The individuals providing services to the Committee on behalf of the compensation consultant must not have a family relationship with any covered person; and

•	The compensation consultant must certify to the Committee on an annual basis that each of the foregoing standards has been satisfied.

Pay Governance LLC reports directly to the Committee and has attested to its independence. Furthermore, Pay Governance LLC only provides executive compensation consulting services and does not perform any other services for the company.

In addition, an executive session was held without management present at most Committee meetings to discuss compensation issues with these consultants. Management interacts with the consultants only when doing so on behalf of the Committee or as it relates to proposals the Committee will review for approval.

Members of Unum’s finance, human resources and legal staffs also supported the Committee in its work by providing information and responding to questions. Employees from these departments discuss various executive compensation topics with Pay Governance LLC, including how the compensation plans fit with other programs and business objectives. Although these staff members may make recommendations, the final decision on all executive compensation matters rests solely with the Committee.

What were the fees paid to our executive compensation consultant during 2011?

Pay Governance LLC received $194,140 for executive compensation consulting services during 2011.

64	Unum Group

2012 Proxy Statement	Compensation Discussion and Analysis

Benchmarking and Peer Group Design

To what extent does the Committee use external data to compare executive compensation?

When making compensation decisions, the Committee compares the compensation of our CEO and other named executive officers to that of similarly situated executives at peer companies. This process is often referred to as “benchmarking.” These comparisons are used as points of reference but do not take the place of internal analyses or consideration of company and individual performance.

The Committee uses two sources for benchmarking executive compensation:

•	The Proxy Peer Group reflects a mix of 17 publicly traded insurance and financial services companies that are Unum’s primary competitors for talent.

•

The Towers Watson Diversified Insurance Study of Executive Compensation (Diversified Insurance Study) is a private study of 28 large insurance companies (including Unum) containing compensation data for a broad range of executive-level positions.

The following table reflects the source of data referenced by the Committee:

BENCHMARKING REFERENCE
Purpose	Proxy Peer Group	Diversified Insurance Study
CEO compensation	Primary reference	Secondary reference
CFO compensation	Primary reference	Secondary reference
Other named executive officer compensation	-	Primary reference
Programs and practices	Primary reference	Secondary reference

The Diversified Insurance Study is used as the primary reference for executives other than the CEO and CFO because responsibilities of heads of subsidiaries and other business units may not be directly comparable across other companies.

The Committee reviews the Proxy Peer Group annually, and companies are added and removed from this list as either industry consolidation occurs or our corporate objectives change. The companies that make up the Proxy Peer Group changed in 2010 (Phoenix was removed). The revised Proxy Peer Group was used as a reference for compensation decisions made in relation to 2011.

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Compensation Discussion and Analysis	2012 Proxy Statement

The table below sets forth the companies that comprise the Proxy Peer Group and the firms included in the Diversified Insurance Study.

BENCHMARKING AND PEER GROUPS(1)
Company	Proxy Peer Group(2)	Diversified Insurance Study	Company	Proxy Peer Group(2)	Diversified Insurance Study
Aegon USA		•	Marsh & McLennan	•
Aetna	•		Massachusetts Mutual		•
AFLAC	•	•	MetLife	•	•
AIG		•	Nationwide		•
Allstate		•	New York Life		•
American United Life		•	Northwestern Mutual		•
Aon	•		Pacific Life		•
Assurant	•		Phoenix Companies		•
AXA Group		•	Principal Financial	•	•
CIGNA	•	•	Protective Life	•
CNO Financial	•		Prudential Financial	•	•
Genworth Financial	•	•	Securian Financial		•
Guardian Life		•	Stancorp	•
Hartford Financial Services	•	•	Sun Life Financial		•
Humana	•		Thrivent Financial		•
ING		•	TIAA-CREF		•
John Hancock		•	Torchmark	•
Lincoln Financial	•	•	USAA		•

(1)	For compensation decisions made in early 2011, benchmarking comparisons were made to the 2010 Diversified Insurance Study of Executive Compensation and the 2010 Proxy Peer Group. Although Unum participates in the Diversified Insurance Study, we are excluded from this table.

(2)	The Proxy Peer Group includes both property and casualty insurers, and life and health insurers with Unum being slightly above the peer median for assets and revenue for the year ended December 31, 2011. Unum is not part of the Proxy Peer Group.

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2012 Proxy Statement	Compensation Discussion and Analysis

Does the Committee set targets for how its executive compensation compares to other companies?

Each element of compensation is targeted at the approximate median of the market as defined by the Proxy Peer Group and the Diversified Insurance Study, although this comparison is only one of a number of factors that guide the Committee’s determinations. The elements of our compensation program are: (1) base salary; (2) targeted total cash (base salary plus targeted annual incentive); (3) targeted total direct compensation (base salary plus both targeted annual and long-term incentives) and (4) benefits and perquisites. The comparison of our total cash and total direct compensation elements to those at peer companies helps to ensure that the balance among the elements of compensation is competitive. At the same time, company and individual performance determines a majority of the compensation received by our named executive officers.

With respect to the CEO and the CFO (beginning in 2011), the Committee compares each of the compensation elements to the Proxy Peer Group using the same methodology described above. Additionally, the CEO and CFO pay is compared to the median of the compensation paid to executives in comparable roles at the companies in the Diversified Insurance Study as an additional source of data. Although we compare CEO and CFO pay targets to the median of pay in comparable roles at other companies, the actual pay determined by the Committee each year is primarily based on company and individual performance as well as the business environment.

Does the Committee rely solely on peer group data when making decisions?

While peer group data is important, it is secondary to the primary factors considered by the Committee when making compensation decisions, which include the following:

•	Company performance;

•	Individual performance;

•	The executive’s level of responsibility;

•	The creation of shareholder value;

•	Our executive compensation philosophy; and

•	The results of shareholders’ “say-on-pay” vote.

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Compensation Discussion and Analysis	2012 Proxy Statement

Individual Performance Assessment

How is individual performance evaluated for the CEO and the other named executive officers?

The individual performance of each named executive officer is measured against the following six leadership criteria:

•	Delivers results;

•	Builds organizational talent;

•	Makes effective decisions;

•	Creates business and enterprise value;

•	Engages employees in the corporate vision; and

•	Adheres to company’s values.

In evaluating how effectively each named executive met the above criteria, the Committee considers information from the following:

•	Company performance;

•

Mr. Watjen’s performance assessment of each other named executive officer which includes a self assessment of their own performance and a 360 degree evaluation of performance completed by their manager, peers, direct reports and other partners; and

•	A Board assessment of each named executive officer against stated goals in areas of:

¡	Strategic planning

¡	Demonstrated performance

¡	Building and sustaining a high-functioning organization and team

¡	Humility and ego maturity

¡	Statesmanship

¡	Balance of putting the company first with appropriate self-care and resilience

¡	Ability to balance complex competing factors

¡	Commitment to enterprise as well as business unit

Based on this evaluation, the Committee sets the individual performance percentage for each named executive officer. This percentage is then used in the calculation of annual and long-term incentive awards as described on the following pages. In assessing performance for 2011, the Committee highlighted certain items for each named executive officer. These highlights can be found in the executive profiles beginning on page 89.

68	Unum Group

2012 Proxy Statement	Compensation Discussion and Analysis

Elements of Pay

The elements of compensation for Unum’s named executive officers are described in the table below.

PAY ELEMENTS
Compensation Element	Objective/ Purpose
Annual base salary (not at risk)	To provide a fixed amount of compensation which is reflective of the market for similar jobs as well as individual skills, abilities and performance. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Annual incentive awards (at risk)	To motivate executives to achieve short-term corporate financial goals as well as individual objectives. Aligns with our compensation philosophy of rewarding performance in the achievement of short-term corporate objectives.

Long-term incentive awards (at risk)	To motivate long-term performance and align the interests of management and shareholders. Aligns with our compensation philosophy of rewarding long-term performance and attracting and retaining talented individuals.

Retirement and workplace benefits (not at risk)	To provide a competitive program which addresses health, welfare and retirement needs of executives and other employees. Aligns with our compensation philosophy of attracting and retaining talented individuals.

Perquisites and other personal benefits (not at risk)	Most perquisites were eliminated as of January 1, 2008. The limited perquisites we currently offer are provided as the result of a specific business purpose or a contractual arrangement.

Consistent with our philosophy of tying compensation with the performance of the company, our named executives, as the most senior officers, have a majority of their total compensation “at risk.” Compensation that is “at risk” is contingent upon named executive officer performance or the achievement of specific results and is subject to Committee discretion.

We do not, however, have a predetermined policy for allocating cash and non-cash, or annual and long-term incentive compensation. Instead, the Committee annually reviews the Diversified Insurance Study described earlier to ensure an appropriate level and mix of compensation based on competitive practices. The pie charts shown in each named executive officer’s profile of the Executive Compensation Summaries section, beginning on page 89, provide an overview of each executive’s actual pay mix for 2011.

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Compensation Discussion and Analysis	2012 Proxy Statement

Annual Base Salary

How are the base salaries of named executive officers determined?

Salaries are established based on a named executive officer’s position, skills, experience, responsibility, and performance. Competitiveness of salary levels is assessed annually relative to the approximate median of salaries in the marketplace for similar executive positions. Increases may be considered for factors such as changes in responsibilities, individual performance, and/or changes in the competitive marketplace.

At its February 2011 meeting, given that the company has continued to meet or exceed its primary financial targets despite a difficult economic period, the Committee, with input from the CEO, approved base salaries to be effective March 1, 2011. The Committee considered the approximate median market data, individual performance, responsibilities and tenure and approved the following with any increase noted in parentheses: Mr. Watjen $1,100,000 (no change); Mr. McKenney $665,000 (2.3%); Mr. McCarthy $585,000 (3.5%); Mr. Best $532,000 (3.3%); and Mr. Horn $485,000 (2.1%).

Effective January 1, 2012, Mr. McCarthy assumed the additional responsibilities of Chief Operating Officer. He received an increase in base salary to $615,000 (5.1%) reflecting his additional responsibilities and a merit increase.

With respect to salary adjustments for 2012, the Committee considered the approximate median market data, individual performance, responsibilities and tenure. Along with input from the CEO, the Committee approved the following base salaries with any increase noted in parentheses. Effective March 1, 2012: Mr. Watjen $1,100,000 (no change); Mr. McKenney $681,500 (2.5%); and Mr. Horn $492,500 (1.5%). Mr. Best retired on December 31, 2011.

Annual Incentive Awards

The purpose of the annual incentive is to reward performance based on the achievement of both company and individual performance, thereby aligning compensation with the objectives of shareholders. The Management Incentive Compensation Plan of 2008 (MICP), which became effective January 1, 2008, is our principal vehicle for awarding annual incentive compensation.

Under the plan:

•	All non-sales employees are eligible to receive an annual incentive;

•	Our named executive officers participate in the Executive Officer Incentive Plan, which also is a part of the MICP; and

•

The Committee establishes an objective performance measure in the beginning of the year to provide funding for incentive payments. If this goal is achieved, participants are eligible to receive an award for that performance year. If this goal is not achieved, the plan is not funded.

For 2011, the threshold to fund the plan, which was established by the Committee and must be attained before any plan payout, equaled two times the sum of dividends to stockholders and after-tax interest on recourse debt, or $414.6 million. Funds included in the measurement of threshold attainment were comprised of statutory after-tax operating earnings from insurance subsidiaries as well as other

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specified sources of cash flow made available to Unum Group to pay dividends and cover interest on debt.

The company successfully achieved the threshold allowing for funding and deductibility of the incentive plan. The total annual incentive payments awarded to all employees under this plan for 2011 were less than 1% of the company’s total operating revenue.

How does the annual incentive plan work?

Once the corporate threshold is met as described above, company and business unit performance percentages are calculated by comparing actual results to the targets (disclosed on page 73). Company and business unit performance achievement levels are approved by the Committee. Individual performance for each named executive officer is then established by the Committee and a percentage assigned based on the process described below.

As shown in the table below, the annual incentive target for each named executive officer is multiplied by the company performance percentage and then by the individual performance percentage (which can range from 0% to 125%) to arrive at the annual incentive award. The maximum award that an individual may receive under the Executive Officer Incentive plan is $8 million.

ANNUAL INCENTIVE FORMULA
Beginning of Each Year	Application of Annual Incentive Criteria/ Award Determination							Final Review by the Committee

Threshold and Target performance goals set and approved by the Committee	Annual Incentive Target for Position ($)	X	Company Performance (%)	X	Individual Performance(1) (%)	=	Annual Incentive ($)	(2)

(1)	Individual performance may range from 0% to 125%.

(2)	The Committee exercises discretion as to the final payment considering all performance factors, including, but not limited to, the quality of financial results and personal contributions to these results.

What are the annual incentive targets and how are they determined?

The Committee sets individual annual incentive targets at the approximate market median for each named executive officer. These targets are stated as a percentage of each individual’s base salary, and are established based on a number of factors, including the approximate median of the Proxy Peer Group for the CEO and CFO and the Diversified Insurance Study for other named executive officers as previously discussed on page 65. The Committee also considers each individual’s target relative to other named executive officers, given their respective levels of responsibility. For 2011, the annual incentive targets (as a percentage of base salary) for the named executive officers were: 150% for Mr. Watjen; 100% for Messrs. McCarthy and McKenney; 90% for Mr. Best; and 80% for Mr. Horn.

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What were the company performance targets for 2011?

In February of each year, the Committee sets targets for several performance measures with the levels or ranges of payment for each target. Performance measures and their respective targets are established for the company as a whole (Unum Group) as well as for each of our business units (Unum US, Colonial Life, Unum UK, and Investments), and weightings are assigned to each performance measure based on its relative importance to the company or business unit. The list of targets and weightings by business unit is shown in the table on the following page.

The 2011 performance measures and their weightings in determining company performance for the annual incentive awards are:

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2011 ANNUAL INCENTIVE AWARD PERFORMANCE TARGETS

Performance Measure	Component Weighting	Target
Unum Group

After-tax operating income(1)	40%	$897.9 million

Business area composite(2)	40%	100%

Return on equity(3)	20%	10.87%

Unum US

Before-tax operating income(4)	40%	$898.5 million

Earned premium	20%	$5,704.5 million

Sales	15%	$745.0 million

Service(5)	15%	100%

Operating expense ratio	10%	18.25%

Colonial Life

Before-tax operating income(4)	40%	$292.4 million

Earned premium	20%	$1,146.5 million

Sales	15%	$402.0 million

Service(5)	15%	100%

Operating expense ratio	10%	16.53%

Unum UK

Before-tax operating income(4)	40%	£128.4 million

Earned premium	20%	£423.4 million

Sales	15%	£66.5 million

Service(5)	15%	100%

Operating expense ratio	10%	21.42%

Investments

Net Investment Income(6)	50%	$2,519.9 million

Avoided Losses(7)	25%	$25.0 million

Market Composite(8)	25%	100%

Performance measure descriptions for purposes of the annual incentive plan:

(1)	After-tax operating income is defined as net income adjusted to exclude after-tax net realized investment gains and losses.

(2)	The business area composite component weighting for Unum Group includes a weighted average of the overall incentive plan results for Unum US at 40%, Unum UK at 25%, Colonial Life at 25% and Investments at 10%.

(3)	Return on equity is calculated by taking after-tax operating income and dividing it by the average of beginning and end of year stockholders’ equity adjusted to exclude the net unrealized gain or loss on securities and the net gain on cash flow hedges.

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(4)	Before-tax operating income is defined as net income adjusted to exclude income tax and net realized investment gains and losses.

(5)	Service is based on the average of several service metrics for policyholders, producers and claimants.

(6)	Net investment income reflects the impact of investment results on after-tax operating income. Net investment income excludes interest on policy loans, investment income on floating rate securities backing floating rate debt, investment income on index-linked securities which support claim reserves that provide for index-linked claim payments, variances to plan for asset levels and specified portions of miscellaneous net investment income, and includes investment income related to investments managed by Unum supporting reserves related to a block of individual disability business assumed through a modified coinsurance agreement.

(7)	Avoided losses is calculated by multiplying an industry standard weighted default rate by Unum’s total credit exposure and comparing to Unum’s actual investment losses.

(8)	Market composite consists of comparing the average of three targets: (1) credit spreads on purchases to a specified benchmark, (2) yields on purchases to a specified benchmark, and (3) realized investment losses to a specified peer group.

Why are these performance measures and their respective targets selected?

The Committee selected these performance targets because it believes they represent long-term drivers of shareholder value:

•	The growth and competitiveness of the company are measured using sales, earned premium and revenue targets;

•	Profitability achievement is measured using after-tax operating income for Unum Group and pre-tax operating income for Unum US, Colonial Life and Unum UK;

•	Capital management effectiveness is measured using return on equity; and

•	Effective and efficient customer service is measured using the service and operating expense ratio targets.

A business area performance composite measure is included in Unum Group’s performance measures. Given that the corporate staff organization provides support to the business areas, this measure closely aligns Unum Group’s results with those generated in the business units.

How are the annual incentive awards of the named executive officers related to the performance of the company and the performance of its business units?

The portion of each named executive officer’s annual incentive award that is tied to Unum Group’s performance and the performance of its business units differ. For Messrs. Watjen, McKenney and Best, their incentive awards for results achieved in 2011 were based entirely (100%) on the results of Unum Group for each of its performance measures as described above. For Mr. McCarthy, 25% of his award was based on Unum Group performance and 75% on Unum US performance. For Mr. Horn, 25% of his award was based on Unum Group performance and 75% on Colonial Life performance.

For Messrs. McCarthy and Horn, basing a portion of their annual incentive awards on the performance of Unum Group best reflects the contribution each makes to the effective management of the total company.

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Does the Committee take into consideration any exceptions when determining company performance?

When the Committee set the performance measures and weightings for 2011, it agreed to items that would be excluded from the calculation of the company’s performance for purposes of the annual and long-term incentive plans. Among these items were:

•	Reserve adjustments resulting from accounting, legal or regulatory rule or law changes that were not included in the 2011 financial plan;

•	The impact of any acquisitions, divestitures, or block reinsurance transactions not included in the 2011 financial plan;

•	The effect of any regulatory, legal or tax settlements not included in the 2011 financial plan;

•	Debt issuance, repurchasing or retirement; or stock repurchase or issuance not included in the 2011 financial plan;

•	Effect of any differences of actual currency exchange rates vs. exchange rates assumed in the 2011 financial plan; and

•	Fees or assessments, including tax assessments, from new legislation not included in the basic 2011 financial plan.

In measuring financial results for 2011, the Committee excluded the impact of the following items not included in the 2011 financial plan or that the Committee felt was justified because they arose out of strategic actions taken in the best long term interests of the company:

•	The after-tax charge of $561.2 million as a result of the company’s completion of its strategic review of its long-term care business;

•	The after-tax charge of $119.3 million to strengthen reserves in the individual disability closed block;

•	An income tax benefit of $41.3 million due to a final settlement with the IRS with respect to our appeal of audit adjustments for the tax years 1996 to 2004;

•	An income tax charge of $18.6 million related to the repatriation of £150.0 million of dividends from our U.K. subsidiaries; and

•	The variance in foreign currency exchange rates from those assumed in the 2011 financial plan.

How did the Committee determine the total annual incentive award in 2012 to each named executive officer for 2011 performance?

As described in this section, the Committee considers company (including business unit) and individual performance when determining annual incentive award amounts for named executive officers.

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Company and Business Unit Performance

In determining company and business unit performance percentages, the Committee evaluates performance against each of the targets listed on page 73. The Committee may also take into account other factors, including economic considerations as well as non-financial goals. Based on the review of performance, the Committee approved the payments outlined in the table below, by certifying that the performance of Unum Group was above plan at 105%; Unum US was above plan at 107%; and Colonial Life was below plan at 81%.

Individual Performance

In arriving at the individual performance percentage for Mr. Watjen, the Committee considers the overall performance of the company, input from the company’s 360 degree review process, the Board’s assessment of his performance, and Mr. Watjen’s self-assessment of his own performance.

In determining the individual performance percentage of each other named executive officer, the Committee considers both the company and the individual’s business unit results, as well as individual contributions to those results, input from the company’s 360 degree review process, Mr. Watjen’s assessment and feedback of the individual’s performance, the Board’s assessment of the individual’s performance and the individual’s self-assessment of his own performance. The individual performance percentage ranges from 0% to 125% of their target.

Specific highlights of each named executive officer’s individual performance for 2011 are included in the executive profiles beginning on page 89.

	ANNUAL INCENTIVE PAID IN 2012

Executive	Eligible Earnings ($)		2011 Incentive Target (%)		Company Performance (%)		Individual Performance (%)		2011 Annual Incentive Paid ($)
Mr. Watjen(1)	$1,100,000	X	150%	X	105.0%	X	115%	=	$2,000,000
Mr. McKenney(2)	662,635	X	100%	X	105.0%	X	115%	=	800,132
Mr. McCarthy(3)	581,846	X	100%	X	106.5%	X	125%	=	774,582
Mr. Best(2)	529,319	X	90%	X	105.0%	X	115%	=	575,237
Mr. Horn(4)	483,423	X	80%	X	87.0%	X	95%	=	319,639

(1)	Company performance for Mr. Watjen is based on Unum Group achievement of 105%. The Committee awarded Mr. Watjen with $2,000,000, which equates to individual performance of 115.44%.

(2)	Company performance for Messrs. McKenney and Best is based on Unum Group achievement of 105%.

(3)	Company performance for Mr. McCarthy was weighted with 75% based on Unum US and 25% based on Unum Group performance. Unum US achievement was 107% and Unum Group achievement was 105%, which when weighted, is an achievement of 106.5%.

(4)	Company performance for Mr. Horn was weighted with 75% based on Colonial Life and 25% based on Unum Group performance. Colonial Life achievement was 81% and Unum Group achievement was 105%, which when weighted, is an achievement of 87%.

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What are the individual annual incentive targets for 2012 performance?

During its February 2012 meeting, the Committee set an individual target for each named executive officer based on the approximate median of the comparison group. The Committee also considered each individual’s target relative to other named executive officers, given their respective levels of responsibility. These targets are set as a percentage of base salary for each named executive officer.

Based on a review of market data, the annual incentive targets (as a percent of salary) for 2012 performance for the named executive officers are: 200%, increased from 150% for Mr. Watjen; 100% for Messrs. McCarthy and McKenney; and 80% for Mr. Horn. Mr. Best retired at the end of 2011; therefore, he does not have an annual incentive target for 2012.

Long-Term Incentive Awards

As previously outlined, our goal is to align the long-term interests of management and shareholders. The long-term incentive plan creates this alignment by tying a substantial portion of the executive’s compensation directly to the company’s stock price. The awards, which are a combination of stock options and performance-based restricted stock units, are granted under the Stock Incentive Plan of 2007.

What form of long-term incentive awards are paid to named executive officers?

We currently provide a mix of restricted stock units and stock options as part of our long-term incentive plan for named executive officers. Seventy-five percent of the award is granted as restricted stock units and 25% is granted as stock options. This mix was based on a review of peer practices and ensures that a portion of each executive’s compensation is tied to the increase of our stock price over the long term.

Mr. Watjen’s current ownership stake of 17 times his salary is far in excess of the ownership guidelines for the CEO. In the interest of prudent risk management, and given his significant ownership, in 2009 the Board recommended to Mr. Watjen that he take steps to slow the growth of his stock ownership. As a result, in each of the last three years Mr. Watjen has entered into a Rule 10b5-1 trading plan for a one-year term providing for the sale of shares at a certain stock price each quarter during the term of the plan. The current plan provides for the sale of 60,000 shares each quarter. In addition, beginning with his February 2010 grant, the Committee made the decision that 50% of Mr. Watjen’s restricted stock unit grants will be settled in cash with the remaining 50% continuing to be settled in stock.

What are restricted stock units?

Restricted stock units, granted on the basis of company and individual performance, are valued in terms of company stock but no actual stock is issued at the time of grant. Instead, company stock is issued only when the grant is settled. Restricted stock units differ from restricted stock in two ways:

•	Dividends are not paid in the form of cash on a quarterly basis, but rather as additional restricted stock units; and

•	There are no shareholder voting rights unless and until the award is settled in shares.

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Is there a company performance threshold established for the long-term incentive awards similar to that in place for the annual incentive?

Yes. As is the case with the Executive Officer Incentive Plan, for 2011, the threshold to fund the plan, which was established by the Committee and must be attained before any plan payout, equaled two times the sum of dividends to stockholders and after-tax interest on recourse debt, or $414.6 million. Funds included in the measurement of threshold attainment were comprised of statutory after-tax operating earnings from insurance subsidiaries as well as other specified sources of cash flow made available to Unum Group to pay dividends and cover interest on debt.

How does the long-term incentive plan work?

Once the performance threshold is met and the plan is funded, the Committee considers the company’s performance against the targets listed on pages 79 and 80. In arriving at the company performance achievement percentage, other factors may also be taken into consideration by the Committee, including economic and relative performance considerations as well as the achievement of non-financial goals.

As shown in the table below, the individual’s long-term incentive target is multiplied by the corporate performance percentage and then by the individual performance percentage, which ranges from 0% to 125%, to reach the overall long-term incentive award. The value of the long-term incentive award is then delivered 75% as restricted stock units and 25% as stock options. The awards vest based on the named executive officer’s continued service over a three-year period. The maximum award that each named executive could receive for the 2011 performance year was 300% of target.

This structure serves both objectives of our compensation philosophy: the retention of key executives and linking compensation to performance. The one-year performance goals that determine the awards to be granted give our named executive officers strong incentives to meet corporate performance objectives. At the same time, the three-year vesting requirement both helps us retain the named executive officer and links the value of the award to the performance of the company during that period.

LONG -TERM INCENTIVE FORMULA

Beginning of Each Year	Application of Long-Term Incentive Criteria/ Award Determination							Final Review by the Committee

Threshold and Target performance goals set and approved by the Committee	Long-Term Incentive Target for Position(1) ($)	X	Company Performance (%)	X	Individual Performance(2) (%)	=	Long-Term Incentive(3) ($)	(4)

(1)	Target incentive for position is individually determined and detailed below for each named executive officer.

(2)	Individual performance may range from 0% to 125%.

(3)	Long-term incentive is delivered in the form of 75% restricted stock units and 25% stock options.

(4)	The Committee exercises discretion as to the final payment considering all performance factors, including, but not limited to, the quality of financial results and personal contributions to these results.

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What were the individual long-term incentive targets for each named executive officer?

Each year at its February meeting, the Committee sets an individual target for each named executive officer based on the approximate median of the comparison group. The Committee also considers each individual’s target relative to other named executive officers, given their respective levels of responsibility. These targets are set as a dollar amount for Mr. Watjen and as a percentage of base salary for other named executive officers.

For 2011, the long-term incentive targets for the named executive officers were: $5 million for Mr. Watjen; 150% for Messrs. McCarthy and McKenney; 125% for Mr. Best; and 100% for Mr. Horn.

What were the company performance targets for long-term incentive awards?

Each year at its February meeting, the Committee establishes corporate performance measures for the long-term incentive award plan. Much like the annual incentive plan, each factor is then weighted based on its relative importance to the company or business unit as well as on its potential impact on shareholder returns.

In addition to disclosing the 2011 grants for performance in 2010 in the Summary Compensation Table and the Grants of Plan-Based Awards table as required by SEC rules, we are also disclosing the long-term incentive awards granted in February 2012 for 2011 performance.

In February 2011, the Committee granted long-term incentive awards based on 2010 performance. The corporate performance factors, weightings and targets for 2010 were:

2011 LONG-TERM INCENTIVE FOR 2010 PERFORMANCE AWARD TARGETS

Corporate Performance Factors	Component
Unum Group	Weighting	Target
After-tax operating earnings	40%	$887.6 million
Return on equity	40%	10.90%
Revenue(1)	20%	$10,222.0 million

(1)	Revenue is defined as total revenue adjusted to exclude net realized investment gains and losses, includes the impact of investment results on after-tax operating income, and excludes investment income on floating rate securities and index-linked securities.

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In February 2012, the Committee granted long-term incentive awards for 2011 performance. The corporate performance factors, weightings and targets for 2011 were:

2012 LONG-TERM INCENTIVE FOR 2011 PERFORMANCE AWARD TARGETS

Corporate Performance Factors	Component
Unum Group	Weighting	Target
After-tax operating earnings	40%	$897.9 million
Return on equity	40%	10.87%
Revenue(1)	20%	$10,226.3 million

(1)	Revenue is defined as total revenue adjusted to exclude net realized investment gains and losses, includes the impact of investment results on after-tax operating income, and excludes investment income on floating rate securities and index-linked securities.

Why were these performance targets selected?

The Committee believes these performance targets represent long-term drivers of shareholder value. Consistent with our annual incentive plan, each measure is weighted based on its relative importance to the achievement of the company’s long-term business plan:

•	Value creation is measured on the basis of growth, profitability and effective capital management;

•	Long-term growth is measured using overall company revenue as the target; and

•	Capital management effectiveness is measured using return on equity.

How is individual performance considered for long-term incentive grants?

The Committee evaluates individual performance by considering company performance, individual contributions to those results, input from the company’s 360 degree review process, a self assessment of performance and a formal evaluation by the Board of Directors. In the case of other named executive officers, Mr. Watjen’s recommendation is also considered.

What were the individual long-term incentive grants for 2010 performance?

The Committee assessed the company’s performance and compared the actual corporate results to the targets established for each measure to arrive at the corporate performance percentage. The Committee then determined an individual performance percentage, which ranged from 0% to 125% for each named executive officer based on an assessment of individual performance. The award amount was then calculated and expressed in U.S. dollars. Finally, 75% of the award was converted to a number of restricted stock units using the closing price of the stock on the grant date. The remaining 25% was converted to stock options based on the Black-Scholes value of the stock options on the grant date.

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In February 2011, based on 2010 performance, the Committee approved grants of restricted stock units and stock options for the named executive officers as outlined in the Grants of Plan Based Awards table and in the following table:

	LONG-TERM INCENTIVE GRANTED IN 2011(1)								(Based on Performance in 2010)
Executive	2010 Long-Term Incentive Target	2010 Long-Term Incentive Target		Company Perfor- mance		Individual Perfor- mance		2010 Long-Term Incentive Granted	Shares of Restricted Stock Units Granted (Feb. 2011)		Stock Options Granted (Feb. 2011)
	(% of Salary)	($)		(%)		(%)		($)	(#)		(#)
Mr. Watjen	400%	$4,400,000	X	109%	X	121%	=	$5,803,160	165,552	(2)	123,682
Mr. McKenney	150%	975,000	X	109%	X	115%	=	1,222,163	34,866		26,048
Mr. McCarthy	150%	847,500	X	109%	X	125%	=	1,154,719	32,942		24,610
Mr. Best	125%	643,750	X	109%	X	110%	=	771,856	22,019		16,450
Mr. Horn	100%	475,000	X	109%	X	100%	=	517,750	14,770		11,035

(1)	The 2010 long-term incentive was granted in February 2011 based on performance in 2010. The fair market value of the long-term incentive grant differs slightly based on the rounding of shares:

Mr. Watjen	$5,803,152
Mr. McKenney	$1,222,170
Mr. McCarthy	$1,154,720
Mr. Best	$771,839
Mr. Horn	$517,744

(2)	Of the 75% portion of Mr. Watjen’s long-term incentive award that was paid in restricted stock units, 50% will be settled in stock and 50% will be settled in cash upon vesting.

Did the Committee take into consideration any exceptions when determining company performance for purposes of the 2011 grants based on 2010 performance?

In measuring financial results for 2010, the Committee excluded the impact of the following items not already assumed in the 2010 financial plan:

•	The variance in foreign currency exchange rates from those assumed in the 2010 financial plan; and

•

The first quarter of 2010 tax charge of $10.2 million recorded as a result of the impact of the tax law change related to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

In measuring financial results for 2010, the Committee did not exclude the impact of the September 2010 issuance of $400.0 million of unsecured senior notes and the 2010 repurchases of Unum Group

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common stock totaling $356.0 million because these items generally offset each other and the net impact of these items combined was not considered as having a material impact on the incentive plan targets.

What were the individual long-term incentive grants for 2011 performance?

The Committee assessed the company’s performance and compared the actual corporate results to the targets established for each measure to arrive at the corporate performance percentage. The Committee then determined an individual performance percentage for each named executive officer, which ranged from 0% to 125% based on an assessment of individual performance. The award amount was then calculated and expressed in U.S. dollars. Finally, 75% of the award was converted to a number of restricted stock units using the closing price of the stock on the grant date. The remaining 25% was converted to stock options based on the Black-Scholes value of the stock options on the grant date.

In February 2012, based on 2011 performance, the Committee approved grants of restricted stock units and stock options for the named executive officers as outlined in the following table:

	LONG-TERM INCENTIVE GRANTED IN 2012(1)								(Based on Performance in 2011)
Executive	2011 Long-Term Incentive Target	2011 Long-Term Incentive Target		Company Perfor- mance		Individual Perfor- mance		2011 Long-Term Incentive Granted	Shares of Restricted Stock Units Granted (Feb. 2012)		Stock Options Granted (Feb. 2012)
	(% of Salary)	($)		(%)		(%)		($)	(#)		(#)
Mr. Watjen	455%	$5,000,000	X	112%	X	125%	=	$7,000,000	224,840	(2)	178,937
Mr. McKenney	150%	997,500	X	112%	X	120%	=	1,340,640	43,061		34,270
Mr. McCarthy	150%	877,500	X	112%	X	125%	=	1,228,500	39,459		31,403
Mr. Best(3)	-	-		-		-		-	-		-
Mr. Horn	100%	485,000	X	112%	X	95%	=	516,040	16,575		13,191

(1)	The 2011 long-term incentive was granted in February 2012 based on performance in 2011. The fair market value of the long-term incentive grant differs slightly based on the rounding of shares:

Mr. Watjen	$7,000,018
Mr. McKenney	$1,340,635
Mr. McCarthy	$1,228,489
Mr. Best	$-
Mr. Horn	$516,034

(2)	Of the 75% portion of Mr. Watjen’s long-term incentive award that was paid in restricted stock units, 50% will be settled in stock and 50% will be settled in cash upon vesting.

(3)	Mr. Best retired on December 31, 2011. Therefore, under the terms of the Plan, he was not eligible to receive a long-term incentive grant in 2012.

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Did the Committee take into consideration any exceptions when determining company performance for purposes of the 2012 grants based on 2011 performance?

In measuring financial results for 2011, the Committee excluded the impact of the following items not included in the 2011 financial plan:

•	The variance in foreign currency exchange rates from those assumed in the 2011 financial plan;

•	The after-tax charge of $561.2 million as a result of the Company’s completion of its strategic review of its long-term care business;

•	The after-tax charge of $119.3 million to strengthen reserves in the individual disability closed block;

•	An income tax benefit of $41.3 million due to a final settlement with the IRS with respect to our appeal of audit adjustments for the tax years 1996 to 2004; and

•	An income tax charge of $18.6 million related to the repatriation of £150.0 million of dividends from our U.K. subsidiaries.

What are the individual long-term incentive targets for 2012 performance?

During its February 2012 meeting, the Committee set an individual target for each named executive officer based on the approximate median of the comparison group. The Committee also considered each individual’s target relative to other named executive officers, given their respective levels of responsibility. These targets are set as a dollar amount for Mr. Watjen and as a percentage of base salary for other named executive officers.

Based on a review of market data, the long-term incentive targets for the named executive officer, for 2012 performance are: $6 million (increased from $5 million) for Mr. Watjen; 200% (increased from 150%) for Messrs. McCarthy and McKenney; and 100% for Mr. Horn. Mr. Best retired at the end of 2011; therefore, he does not have a long-term incentive target for 2012.

Equity Performance Grant

An Equity Performance Grant was approved by the Board of Directors in 2007 and reported in our 2008 Proxy Statement. This special grant of performance-based restricted stock units was granted to approximately 50 key officers who, through their performance and leadership, were identified as being able to truly impact Unum’s ability to achieve ongoing corporate objectives.

Grant recipients, including Messrs. Watjen, McCarthy, Best and Horn (Mr. McKenney was not an employee at the time of the grant), were eligible to receive restricted stock units upon vesting over three different periods, based on performance between 2007 and December 31, 2011. In order for the grants to vest in any period, these factors had to be met:

•	Achievement of thresholds for growth in EPS, risk-based capital, assessments by rating agencies and regulatory compliance; and

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•	Once the above thresholds were achieved, the percentage vesting was based on a schedule of the highest closing stock price attained for 20 consecutive business days, beginning at $26 per share.

Since the plan required that the threshold goals must be met and maintained, the Committee provided a final review of plan performance through 2011 in February 2012. At that time, the Committee confirmed that all thresholds had been maintained for the remaining performance period. However, no vesting occurred because the required stock price appreciation was not achieved. Therefore, the restricted stock units were forfeited.

Retirement and Workplace Benefits

What employee benefits does the company provide its named executive officers and other employees?

We provide a benefits package for employees and their dependents, portions of which are paid for, in whole or in part, by the employee. Benefits include: life, health, dental, vision, and disability insurance; pension; 401(k); dependent and healthcare reimbursement accounts; tuition reimbursement; an employee stock purchase plan; paid time off; holidays; and a matching gifts program for charitable contributions. Named executive officers have the same benefits package as other employees.

In April 2000, the company purchased corporate owned life insurance (COLI) on all officers who gave their approval. In the event of death while still employed, the company provides a death benefit to the executive’s beneficiary in the amount of $200,000 (this amount is shown in the appropriate column of the Termination Table on page 119). Of the named executive officers, Messrs. Horn and McKenney were not employees of the company at that time, and therefore they are not covered under a COLI policy.

What types of retirement plans does the company offer?

We sponsor a tax-qualified, defined benefit pension plan. We also provide a non-qualified pension plan for employees whose benefits under the tax-qualified plans are limited by the Internal Revenue Code. Base pay and annual incentive awards are counted toward the defined benefit pension plans; long-term incentives are not. In addition to the qualified and non-qualified pension plans, Mr. Watjen also has a supplemental executive retirement plan under the terms of his employment agreement. He has been covered under this plan since 2000 and is the only active employee covered under the plan.

In addition, Unum provides a tax-qualified, 401(k) retirement plan for all regular employees who are scheduled to work at least 1,000 hours per year. This plan provides funded, tax qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Unum provides up to a 4% company match for those employees who contribute to the plan and have completed one year of service.

For a complete description of pension benefits for the named executive officers, please see the “2011 Pension Benefits” section beginning on page 109.

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Perquisites and Other Personal Benefits

The company provides a limited number of perquisites, which are described below:

•

Many states require non-residents to pay state income taxes if a certain amount of time is spent in that state. Due to the frequency of travel between Unum’s corporate offices and other locations, named executive officers often incur non-resident state taxes in multiple states. A tax gross-up is provided for non-resident state taxes when any employee travels to other company locations outside of their primary state of employment and incurs state income tax based on another state’s law (see footnote (e) to the All Other Compensation table on page 102 for additional details).

•

Given the demands of the job, when Mr. Watjen has to travel, we believe the use of corporate aircraft allows him to most efficiently utilize his time. Mr. Watjen voluntarily elected to discontinue his company paid benefit of up to 40 personal hours per year (with no gross-up) on June 30, 2009. Mr. Watjen continues to use the time-sharing agreement with the company and reimburses the company for all expenses associated with this type of travel. Refer to page 94 for more information.

•

The company hosts a limited number of events each year to recognize the contributions of employees at all levels in the organization. These functions serve specific business purposes, with very clear guidelines for attendance and content, including community outreach activities in the location of each significant event. While the focus of these events is on recognizing the contributions of a broad group of employees, for some of these events, attendance of a named executive officer and his spouse or guest is expected. When this occurs, the company attributes income to the named executive officer for his attendance and the attendance of his spouse or guest, when required under Internal Revenue Service regulations. Because the company considers these events to be business functions, a tax gross-up is provided on the income attributed to these events.

A detailed table of all other compensation for 2011, including executive perquisites, is included as footnote (5) to the Summary Compensation Table on page 100.

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Executive Compensation Summaries

Each element of pay has been outlined within this document. The individual profile summaries for each named executive officer, beginning on page 89, provide a clear picture of pay for 2011 performance from the Committee’s perspective. Additionally, on each profile page you will find highlights of each named executive officer’s individual performance for the year.

Total Compensation

The Summary Compensation Table on page 100 outlines executive compensation as required by the Securities and Exchange Commission. However, the Summary Compensation Table includes pay elements that the Committee did not consider when making compensation decisions based on 2011 performance. The Summary Compensation Table includes the actual increase in the present value of pension benefits, although this amount is not within the Committee’s control, as well as the long-term incentive granted in February 2011 for 2010 performance. In addition, the Summary Compensation table does not include long-term incentive awards granted by the Committee in 2012 for 2011 performance.

We believe the supplemental table and the related tables in the executive profiles on the following pages provide a better overview of the principal elements of executive pay that the Committee actually considered when making compensation decisions. These tables differ from the Summary Compensation table in that they:

•	Exclude the actuarial increase of the present value of pension benefits;

•	Exclude the long-term incentive awards for the previous year; and

•	Include the long-term incentive awards based on current-year performance.

Please note that the supplemental table below and the tables on each profile page are not substitutes for the required Summary Compensation Table.

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2011 AND 2010 TOTAL COMPENSATION(1)

Executive	Performance Year	Salary	Annual Incentive(2)	Long-Term Incentive(3)	All Other Compensation(4)	Total
Mr. Watjen	2011	$1,100,000	$2,000,000	$7,000,018	$86,551	$10,186,569
	2010	1,100,000	1,851,300	5,803,152	75,486	8,829,938
Mr. McKenney	2011	662,635	800,132	1,340,635	39,774	2,843,176
	2010	650,000	729,300	1,222,170	31,023	2,632,493
Mr. McCarthy	2011	581,846	774,582	1,228,489	47,674	2,632,591
	2010	565,000	757,453	1,154,720	47,380	2,524,553
Mr. Best	2011	531,365	575,237	-	17,214	1,123,816
	2010	515,000	543,226	771,839	15,588	1,845,653
Mr. Horn	2011	483,423	319,639	516,034	39,112	1,358,208
	2010	475,000	353,400	517,744	47,616	1,393,760

(1)	The amounts in the table reflect the principal elements of the named executive officers’ compensation for the 2011 and 2010 performance years that the Committee considered when they made these compensation decisions.

(2)	For 2011 performance, the annual incentive amounts were determined by the Committee in February 2012 and paid in March 2012. For 2010 performance, the annual incentive amounts were determined by the Committee in February 2011 and paid in March 2011.

(3)	The long-term incentive is shown at the fair market value of the restricted stock units and stock options on the date of grant as described on page 80. The long-term incentive amounts were determined by the Committee and granted in February 2012 based on 2011 performance and in February 2011 based on 2010 performance.

(4)	The all other compensation amounts paid in 2011 are further detailed in the All Other Compensation table on page 102 and the Summary Compensation Table on page 100. The all other compensation amounts paid in 2011 were reported in the All Other Compensation table and the Summary Compensation Table in our 2011 Proxy Statement.

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Compensation Reconciliation

The following table reconciles the 2011 compensation information as reported for each named executive officer in the Summary Compensation Table on page 100 to the 2011 compensation information provided on the previous page and in each named executive officer’s profile page.

2011 COMPENSATION RECONCILIATION
Executive	Summary Compensation Table	Change in Pension Value and Non- Qualified Deferred Compensation(1)	Long-Term Incentive Granted in 2011 for 2010 Performance(2)	Long-Term Incentive Granted in 2012 for 2011 Performance(3)	2011 Total Compensation
	Total	Subtract	Subtract	Add	Total
Mr. Watjen	$12,233,703	($3,244,000)	($5,803,152)	$7,000,018	$10,186,569
Mr. McKenney	2,824,711	(100,000)	(1,222,170)	1,340,635	2,843,176
Mr. McCarthy	3,629,944	(1,071,122)	(1,154,720)	1,228,489	2,632,591
Mr. Best	2,608,655	(713,000)	(771,839)	-	1,123,816
Mr. Horn	1,552,918	(193,000)	(517,744)	516,034	1,358,208

(1)	The actuarial increase in the present value of pension benefits has been excluded since the Committee does not consider this to be a principal element of compensation when making compensation decisions.

(2)	2010 long-term incentive was granted in February 2011 for performance in 2010. The amount shown in this table is the fair market value of the LTI grant, which is slightly different than the award shown in the long-term incentive Granted in 2011 table (on page 81) based on the rounding of shares.

(3)	2011 long-term incentive was granted in February 2012 for performance in 2011. The amount shown in this table is the fair market value of the LTI grant, which is slightly different than the award shown in the Long-Term Incentive Granted in 2012 table (on page 82) based on the rounding of shares.

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Thomas R. Watjen	President and Chief Executive Officer

Mr. Watjen has been President and Chief Executive Officer since March 2003. He served as Vice Chairman and Chief Operating Officer from May 2002 until March 2003. He became Executive Vice President, Finance in June 1999. Mr. Watjen has 18 years of service with the company.

Individual Performance

In assessing Mr. Watjen’s performance for 2011, the Committee noted that he:

•    Delivered strong results in a difficult environment as the company met or exceeded most of its key goals including operating performance, financial strength, return on equity, customer satisfaction, brand image, corporate social responsibility, and long term shareholder return;

•    Ensured that the company is well positioned to meet the future needs of the business, including investments in areas targeted for growth and the discontinuation of certain businesses that have less favorable outlooks;

•    Strengthened the depth of management and leadership development to meet current and future business needs, including succession planning at all levels; and

•    Provided outstanding leadership with a variety of stakeholders both internally and externally.

Pay for 2011 Performance

Base salary earnings for 2011: $1,100,000

Annual Incentive for 2011 performance:(2)

            Target: $1,650,000             Actual: $2,000,000

Long-term Incentive for 2011 performance:(3)

            Target: $5,000,000             Actual: $7,000,018

2011 and 2010 Compensation(4)

Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total
2011	$1,100,000	$2,000,000	$7,000,018	$86,551	$10,186,569
2010	1,100,000	1,851,300	5,803,152	75,486	8,829,938

(1)	Details of All Other Compensation for 2011 are located in the table on page 102. Details of All Other Compensation for 2010 may be found in the 2011 Proxy Statement.

(2)	Details on how annual incentive is calculated begin on page 70.

(3)	Details on how long-term incentive is calculated begin on page 77.

(4)	This is not a substitute for the Summary Compensation Table. The amounts shown in the table above reflect the Committee’s view of compensation decisions based on the performance year, regardless of the year in which the amounts were actually paid. A reconciliation of these to the Summary Compensation Table is located on page 88.

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Richard P. McKenney	EVP and Chief Financial Officer

Mr. McKenney joined our company on July 20, 2009 as Executive Vice President and assumed the position of Chief Financial Officer effective August 10, 2009. He was previously Executive Vice President and Chief Financial Officer of Sun Life Financial, and Senior Vice President and Chief Financial Officer for Genworth Financial.

Individual Performance

In assessing Mr. McKenney’s performance for 2011, the Committee noted that he:

•    Ensured the company met or exceeded most of its financial objectives while making prudent investments in targeted growth areas;

•    Significantly strengthened the company’s corporate development capabilities and focus;

•    Restructured the enterprise finance function and enhanced the depth of key management talent; and

•    Played a significant leadership role in the company’s strategic review of the long term care business and its decision to discontinue the sale of new policies.

Pay for 2011 Performance

Base salary earnings for 2011: $665,000

Annual Incentive for 2011 performance:(2)

            Target: $662,635            Actual: $800,132

Long-term Incentive for 2011 performance:(3)

            Target: $997,500            Actual: $1,340,635

2011 and 2010 Compensation(4)

Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total
2011	$662,635	$800,132	$1,340,635	$39,774	$2,843,176
2010	650,000	729,300	1,222,170	31,023	2,632,493

(1)	Details of All Other Compensation for 2011 are located in the table on page 102. Details of All Other Compensation for 2010 may be found in the 2011 Proxy Statement.

(2)	Details on how annual incentive is calculated begin on page 70.

(3)	Details on how long-term incentive is calculated begin on page 77.

(4)	This is not a substitute for the Summary Compensation Table. The amounts shown in the table above reflect the Committee’s view of compensation decisions based on the performance year, regardless of the year in which the amounts were actually paid. A reconciliation of these to the Summary Compensation Table is located on page 88.

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Kevin P. McCarthy	EVP and Chief Operating Officer; President and CEO, Unum US

Mr. McCarthy became Executive Vice President and Chief Operating Officer in January 2012, in addition to continuing to serve as President and Chief Executive Officer, Unum US, a position he has held since 2007. He has been with the company for 32 years, including serving as Executive Vice President of Risk Operations and Senior Vice President of Underwriting, along with other leadership positions.

Individual Performance

In assessing Mr. McCarthy’s performance for 2011, the Committee noted that he:

•    Delivered strong results when measured against key business goals, operating income, return on equity, earned premium, and sales;

•    Positioned the business for future success through both investments in products and services, and leadership of our strategic review of the company’s long term care business and subsequent exit;

•    Developed management talent both within Unum US as well as across the enterprise; and

•    As COO and head of the company’s Operating Committee, drove companywide strategy and implemented plans to improve efficiency and performance across the enterprise.

Pay for 2011 Performance

Base salary earnings for 2011: $585,000

Annual Incentive for 2011 performance:(2)

            Target: $581,846             Actual: $774,582

Long-term Incentive for 2011 performance:(3)

            Target: $877,500             Actual: $1,228,489

2011 and 2010 Compensation(4)

Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total
2011	$581,846	$774,582	$1,228,489	$ 47,674	$2,632,591
2010	565,000	757,453	1,154,720	47,380	2,524,553

(1)	Details of All Other Compensation for 2011 are located in the table on page 102. Details of All Other Compensation for 2010 may be found in the 2011 Proxy Statement.

(2)	Details on how annual incentive is calculated begin on page 70.

(3)	Details on how long-term incentive is calculated begin on page 77.

(4)	This is not a substitute for the Summary Compensation Table. The amounts shown in the table above reflect the Committee’s view of compensation decisions based on the performance year, regardless of the year in which the amounts were actually paid. A reconciliation of these to the Summary Compensation Table is located on page 88.

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Robert O. Best	EVP, Global Services (retired)

Mr. Best served as Executive Vice President, Global Services, from March 2010 until his retirement on December 31, 2011. He served as Executive Vice President and Chief Operating Officer, Unum US, from January 2007 until March 2010. He began his career with Colonial Life and had leadership roles with our predecessor companies, including Executive Vice President of our Client Service Center and Chief Information Officer.

Individual Performance

In assessing Mr. Best’s performance for 2011, the Committee noted that he:

•    Met or exceeded the financial objectives set for the organization;

•    Successfully developed the Global Services team, implemented its first plan and demonstrated the importance of this as a critical strategic initiative;

•    Built talent and depth in the Global Services team and instituted a smooth transition in leadership upon his retirement at year-end; and

•    Made significant contributions across the enterprise (as he has throughout his career with the company), including in the areas of risk management, corporate development and strategy, people development and community leadership.

Pay for 2011 Performance

Base salary earnings for 2011: $532,000

Annual Incentive for 2011 performance:(2)

            Target: $478,229             Actual: $575,237

Long-term Incentive for 2011 performance:(3) $ -

2011 and 2010 Compensation(4)

Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total
2011	$531,365	$575,237	$ -	$17,214	$1,123,816
2010	515,000	543,226	771,839	15,588	1,845,653

(1)	Details of All Other Compensation for 2011 are located in the table on page 102. Details of All Other Compensation for 2010 may be found in the 2011 Proxy Statement.

(2)	Details on how annual incentive is calculated begin on page 70.

(3)	Mr. Best retired on December 31, 2011, therefore he was not eligible to receive a long-term incentive grant in February of 2012.

(4)	This is not a substitute for the Summary Compensation Table. The amounts shown in the table above reflect the Committee’s view of compensation decisions based on the performance year, regardless of the year in which the amounts were actually paid. A reconciliation of these to the Summary Compensation Table is located on page 88.

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Randall C. Horn	EVP, President and CEO, Colonial Life

Mr. Horn has been Executive Vice President, President and Chief Executive Officer, Colonial Life since 2004. He joined the company after a 27-year career with Mutual of Omaha, having served in several leadership roles including Executive Vice President of Individual Services and Executive Vice President of Group Benefit Services.

Individual Performance

In assessing Mr. Horn’s performance for 2011, the Committee noted that he:

•    Delivered good overall profitability and return on equity at Colonial Life, although the business fell short of its key financial goals for the year;

•    Positioned the company for improved performance in 2012;

•    Strengthened his management team and enhanced capabilities through cross-enterprise partnerships; and

•    Identified strategies and implemented plans to improve performance across the enterprise, as a member of the company’s Operating Committee.

Pay for 2011 Performance

Base salary earnings for 2011: $485,000

Annual Incentive for 2011 performance:(2)

            Target: $386,738            Actual: $319,639

Long-term Incentive for 2011 performance:(3)

            Target: $485,000            Actual: $516,034

2011 and 2010 Compensation(4)

Performance Year	Salary	Annual Incentive	Long-Term Incentive	All Other Compensation	Total
2011	$483,423	$319,639	$516,034	$39,112	$1,358,208
2010	475,000	353,400	517,744	47,616	1,393,760

(1)	Details of All Other Compensation for 2011 are located in the table on page 102. Details of All Other Compensation for 2010 may be found in the 2011 Proxy Statement.

(2)	Details on how annual incentive is calculated begin on page 70.

(3)	Details on how long-term incentive is calculated begin on page 77.

(4)	This is not a substitute for the Summary Compensation Table. The amounts shown in the table below reflect the Committee’s view of compensation decisions based on the performance year, regardless of the year in which the amounts were actually paid. A reconciliation of these to the Summary Compensation Table is located on page 88.

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Compensation Contracts and Agreements

Employment Agreements

Mr. Watjen is the only named executive officer covered under an employment agreement. Under the terms of his agreement, Mr. Watjen is entitled to the following compensation:

•	Base salary of $1,100,000;

•	A target annual incentive of not less than 150% of his base salary, excluding any special or supplemental bonuses that may be awarded;

•	Eligibility for annual equity grants and/or cash-based awards as determined by the Committee;

•	Participation in all saving, retirement, health and welfare benefit programs generally available to our other senior executive officers;

•	A minimum annual retirement benefit equal to 2.5% of his final average earnings multiplied by his years of service up to 20 years;

•	Post-retirement welfare benefit coverage for a period of three years following the date of termination; and

•	A lump-sum payment representing the increase in present value of his retirement benefit as if he had accumulated three additional years of age and service.

Mr. Watjen’s employment agreement, which was originally effective January 1, 2002, and amended on December 16, 2005, currently extends through December 16, 2013, and is subject to automatic one-year extensions unless either party gives notice of its intention not to renew at least 60 days prior to the extension date, which is the date that is one year prior to the expiration of the then current term.

Mr. Watjen’s agreement prohibits him from using or divulging confidential information and from competing with us or soliciting any officer at the level of vice president or above for a period of 18 months after his employment terminates. These non-competition and non-solicitation covenants would be terminated upon a change in control.

In 2007, the company entered into an aircraft time-sharing agreement with Mr. Watjen. Under this agreement, Mr. Watjen will reimburse the costs incurred by us beyond the first 40 hours of personal use by him each year of the corporate aircraft. Since June 30, 2009, Mr. Watjen has voluntarily elected to discontinue use of the 40 hours the company provides. However, he retained the option to use his time-sharing agreement and reimburse the company for any costs. During 2011, he made payments to the company of $109,314 for a total of 44.1 hours of personal usage.

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Change in Control Agreements

Each of the named executive officers, other than Mr. Watjen, is covered by a change in control agreement with the company. Please refer to the “Terminations Related to a Change in Control” section beginning on page 113 for more information.

Severance and Change in Control Benefits

The company provides severance benefits to all employees in the event of involuntary termination, other than for death, disability or cause. Mr. Watjen’s severance benefits are provided under his employment agreement and are described in detail on page 117. The remaining named executive officers are covered under our Separation Pay Plan for Executive Vice Presidents. In general, we provide severance in order to give our employees competitive benefits with respect to the possibility of an involuntary termination of their employment.

In the event of a termination following a change in control, we provide an enhanced severance benefit to Mr. Watjen and the other named executive officers. This is to ensure that shareholders have the benefit of our named executive officers’ focused attention during the critical time before and after a major corporate transaction, even though the transaction may result in uncertainty with respect to the named executive officers’ employment. These benefits are defined for Mr. Watjen under his employment agreement, and for the other named executive officers in Change in Control Severance Agreements. We describe these agreements in further detail in the section entitled “Terminations Related to a Change in Control” beginning on page 113.

On May 4, 2010, the company decided not to enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.

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Compensation Policies and Practices

Equity Grant Practices

How does Unum set dates for equity grants?

Equity grants awarded under the long-term incentive program are approved at the February meeting of the Committee, and the date of this meeting is typically set a year in advance. The date the equity grant is approved is considered the grant date, and as a result it is also the date upon which the stock price is based. This date is typically 2 to 3 weeks after the company’s earnings are released to the public.

For employees who are not required by Section 16 of the Securities Exchange Act of 1934 to report their trades of Unum stock, the Human Capital Committee has authorized the CEO to make equity and deferred cash grants collectively totaling up to $500,000 per year (based on grant date value), and these grants are reported to the Committee annually. Mr. Watjen made grants totaling $116,500 during 2011. All other equity grants must be approved by the Committee in advance of the grant.

Stock Ownership, Retention and Sale

What are Unum’s policies regarding the retention of stock by its executives?

In order to align the long-term interests of management and shareholders and to promote a culture of ownership, we believe our senior executives should have a significant ownership stake in the company. With this in mind, certain senior executives including each named executive officer are required to adhere to:

•	Stock Ownership Guidelines: requirement to hold a multiple of the executive’s base salary in Unum shares throughout employment

•

Retention requirements: requirement to retain a fixed percentage of the net shares (shares after tax withholding) received as compensation for a specified period of time. Both the percentage and time period are determined by the individual’s position with the company. Exceptions to this requirement may be made only by the Board of Directors

In December 2011, based on a review of competitive practices, the Committee decided to increase the CEO ownership guideline to 6x base salary.

Mr. Watjen’s current ownership stake of 17 times his salary exceeds the ownership guideline for the CEO. In the interest of prudent risk management, and given his significant ownership, in 2009 the Board recommended to Mr. Watjen that he take steps to slow the growth of his stock ownership. As a result, in each of the last three years Mr. Watjen has entered into a Rule 10b5-1 trading plan for a one-year term providing for the sale of shares at a certain stock price each quarter during the term of the plan. The current plan provides for the sale of 60,000 shares each quarter. In addition, beginning with his February 2010 grant, the Committee made the decision that 50% of Mr. Watjen’s restricted stock unit grants will be settled in cash with the remaining 50% continuing to be settled in stock.

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The following table presents, by position, Unum’s stock ownership guidelines (expressed as a multiple of salary) and retention guidelines (expressed as a percentage of net shares to be held for a specified holding period). Shares of common stock and restricted stock units count toward ownership, but stock options do not. Newly promoted or newly hired executives have five years to achieve the ownership guidelines, while current executives have three. Our management provides a report annually to the Committee that shows how each named executive officer’s ownership compares to the guidelines. Not meeting the guidelines may impact future equity grants. All of our named executive officers exceeded the guidelines as of December 31, 2011.

STOCK OWNERSHIP AND REQUIREMENTS						(as of December 31, 2011)
Executive		Restricted	Total	Ownership as % of Salary		Retention Requirements
	Common Stock(1)	Stock Units(2)	Current Ownership	Owned	Required	Retention %(3)	Holding Period(4)
Mr. Watjen	$13,442,934	$5,288,886	$18,731,820	17.0x	6x	75%	3 years
Mr. McKenney	1,812,884	2,534,426	4,347,310	6.5x	3x	60%	1 year
Mr. McCarthy	3,359,590	2,111,024	5,470,614	9.4x	3x	60%	1 year
Mr. Best	2,990,844	1,288,557	4,279,401	8.0x	3x	60%	1 year
Mr. Horn	1,624,623	905,441	2,530,064	5.2x	3x	60%	1 year

(1)	Amount includes shares held in certificate form, brokerage accounts and 401(k) accounts. Shares were valued using a closing stock price of $21.07 on December 30, 2011, the last business day of the year.

(2)	Shares/units were valued using a closing stock price of $21.07 on December 30, 2011, the last trading day of the year. Messrs. Watjen, McKenney, McCarthy and Horn’s restricted stock units will vest over the next three years (see the Vesting Schedule for Unvested Restricted Stock Units table on page 106 for vesting schedule). Mr. Best’s restricted stock units vested upon his retirement and will be distributed no earlier than six months after December 31, 2011. The value of units shown does not include any units subject to performance-based thresholds under the equity performance grant described on page 83.

(3)	Retention percentage is the net percentage of shares to be held after the payment of taxes.

(4)	After this holding period, the executive would then be able to sell the shares as long as his ownership guideline is met or would be reached in the time period allotted.

Hedging and Insider Trading Policies

Are there policies in place that prohibit or restrict the purchase or sale of stock by named executive officers?

Yes. We have established a policy that no director or executive officer, which includes our named executive officers, may purchase or sell options, puts, calls, straddles, equity swaps or other derivatives that are directly linked to Unum stock.

In addition, we have established an insider trading policy, which prohibits each of our directors, executive officers (including the named executive officers) and employees from buying or selling Unum stock while in possession of material nonpublic information about the company and from conveying any

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such information to others. Under this policy, additional trading restrictions apply to our named executive officers and other “corporate insiders,” which include all of our directors and executive officers, certain other employees and certain related parties of these persons (including family members sharing their households). Generally, these corporate insiders are permitted to buy or sell Unum stock only during predetermined window periods following earnings announcements, and only after they have pre-cleared the transactions with our General Counsel or his designee. Also under this policy, no corporate insider (including our named executive officers) may make “short sales” of Unum stock, and no director or executive officer may pledge Unum stock as security for a loan.

Recoupment Policy

Does the company have a policy for recouping performance-based compensation?

If the company makes a material restatement of its financial results, then the Board will, to the extent permitted by applicable law, seek recoupment of performance-based compensation paid to certain senior officers if it determines that: (1) the senior officer has committed or engaged in fraud or willful misconduct that resulted, either directly or indirectly, in the need to make such restatement; and (2) such performance-based compensation paid or awarded to the senior officer would have been a lesser amount if calculated using the restated financial results. The amount of performance-based compensation to be recouped will be determined by the Board after taking into account the relevant facts and circumstances. Performance-based compensation includes annual cash incentive awards, bonuses and all forms of equity compensation. The company’s right to recoup compensation is in addition to other remedies that may be available to us under applicable law.

The Dodd-Frank Act, which contemplates an expansion of the reach of recoupment policies, was enacted into law in July 2010. The Securities and Exchange Commission is scheduled to provide rules and administrative guidance on requirements of this legislation by the end of 2012. The Human Capital Committee will review the SEC rules and implement any necessary changes to our current recoupment policy at that time.

Tax and Accounting Considerations

Does the company take Section 162(m) of the Internal Revenue Code into account in designing its compensation programs?

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per year on the amount of deductible compensation paid all named executive officers other than the CFO, unless the compensation satisfies the “performance-based compensation” exception to Section 162(m).

The current annual incentive payout and long-term incentive grants are designed to be deductible under Section 162(m). From time to time, the Committee may pay compensation that is not deductible under Section 162(m) if it determines that paying such compensation is needed in order to attract, retain or provide incentive to our named executive officers.

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What assumptions does the company make in accounting for stock awards?

We account for stock-based payments under the requirements of ASC Topic 718. A complete discussion of the assumptions made as well as the financial impact of this type of compensation can be found in Notes 1 and 10 of the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011. Each year, the company provides a report to the Committee of the expense for stock-based payments. Additionally, in the event the Committee is considering new equity-based compensation programs or changes to existing programs, the accounting implications of the program or change are presented and discussed as part of the decision process.

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Compensation Tables

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non- Equity Incentive Plan Compensation		Change in Pension Value & Non-qualified Deferred Compensation Earnings		All Other Compensation		Total
		($)	($)	($)		($)		($)		($)		($)		($)

Thomas R. Watjen President and Chief Executive Officer, and a Director	2011	$1,100,000	-	$4,352,362	(1)	$1,450,790	(2)	$2,000,000	(3)	$3,244,000	(4)	$86,551	(5)	$12,233,703
	2010	1,100,000	-	4,174,494		$1,391,500		1,851,300		2,892,000		75,486		11,484,780
	2009	1,108,461	-	3,201,303		1,067,092		2,007,700		1,884,000		109,807		9,378,363

Richard P. McKenney Executive Vice President and Chief Financial Officer	2011	662,635	-	916,627	(1)	305,543	(2)	800,132	(3)	100,000	(4)	39,774	(5)	2,824,711
	2010	650,000	-	731,248		243,746		729,300		70,000		31,023		2,455,317
	2009	300,000	$635,000	2,999,994		-		315,000		13,000		72,235		4,335,229

Kevin P. McCarthy Executive Vice President and Chief Operating Officer, President and Chief Executive Officer, Unum US	2011	581,846	-	866,045	(1)	288,675	(2)	774,582	(3)	1,071,122	(4)	47,674	(5)	3,629,944
	2010	565,000	-	873,986		291,332		757,453		1,017,308		47,380		3,552,459
	2009	569,346	-	1,515,299		305,101		747,267		660,927		34,421		3,832,361

Robert O. Best(6) Former Executive Vice President, Global Services	2011	531,365	-	578,880	(1)	192,959	(2)	575,237	(3)	713,000	(4)	17,214	(5)	2,608,655
	2010	515,000	-	584,209		194,731		543,226		485,000		15,588		2,337,754
	2009	518,961	-	637,311		212,439		539,460		325,000		18,463		2,251,634

Randall C. Horn Executive Vice President, President and Chief Executive Officer, Colonial Life	2011	483,423	-	388,303	(1)	129,441	(2)	319,639	(3)	193,000	(4)	39,112	(5)	1,552,918
	2010	475,000	-	431,060		143,691		353,400		181,000		47,616		1,631,767
	2009	478,654	-	448,876		149,627		401,208		120,000		59,701		1,658,066

(1)

The grant date fair value of stock awards for restricted stock units on February 22, 2011 was calculated in accordance with FASB ASC Topic 718 as the number of units multiplied by the closing market price of $26.29 on the grant date.

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This amount represents 75% of the long-term incentive granted to each named executive for performance in 2010. For Mr. Watjen, this amount will be 50% stock settled and 50% cash settled upon vesting.

(2)	This amount represents 25% of the long-term incentive granted to each named executive on February 22, 2011 for performance in 2010. The weighted average grant date fair value of options granted during 2011, 2010 and 2009 calculated in accordance with FASB ASC Topic 718 was $11.73, $9.04 and $4.45, respectively. We estimated the fair value on the date of grant using the Black-Scholes valuation model. The following assumptions were used to value the 2011, 2010 and 2009 grants:

(a)	Expected volatility of 53%, 55% and 50% , respectively, based on our historical daily stock prices;

(b)	Expected life of 5.5 years, 5 years and 5 years, respectively, based on historical average years to exercise;

(c)	Expected dividend yield of 1.41%, 1.59% and 1.68%, respectively, based on the dividend rate at the date of grant; and

(d)	Risk-free rate of 2.37%, 2.33% and 1.89%, respectively, based on the yield of treasury bonds at the date of grant.

(3)	Amounts reflect the annual incentive awards granted in February 2012 for performance in 2011. These are discussed in further detail beginning on page 70 under the Annual Incentive Awards heading.

(4)	The amounts shown reflect the actuarial increase in present value since December 31, 2010 of the named executive officer’s benefits under all pension plans established by the company. The amounts were determined using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements (see Note 8 of our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, for those assumptions or within footnote 1 to the Pension Benefits table on page 109). The amount reported for Mr. McCarthy also includes the amount of above-market interest that exceeds 120% of the applicable federal long-term rate prescribed under section 1274(d) of the Internal Revenue Code. During 2011, that amount was $2,122.

(5)	“All Other Compensation” amounts are included within the following table:

2011 ALL OTHER COMPENSATION
	Mr. Watjen	Mr. McKenney	Mr. McCarthy	Mr. Best	Mr. Horn
Tax Reimbursement Payments(a)	$3,484	$278	$440	$71	$16,347
Employee and Spouse/ Guest Attendance at Company Business Functions(b)	7,237	3,394	-	-	21,322
Total Perquisites	$10,721	$3,672	$440	$71	$37,669
Matching Gifts Program(c)	$3,000	$7,500	$7,500	$2,500	$700
Matching Contributions Under our 401(k) Retirement Plan(d)	9,800	9,800	9,800	9,800	-
Non-Resident State Taxes(e)	63,030	18,802	29,934	4,843	743
Total All Other Compensation	$86,551	$39,774	$47,674	$17,214	$39,112

(a)	The amounts shown in this row represent tax payments made by Unum on behalf of each named executive officer relating to other items in this table.

(b)

As described beginning on page 85, named executive officers and their spouses or guests are sometimes required to attend company business functions. If gross up payments were calculated on these expenses, they have been included under “Tax Reimbursement Payments.” Some of these trips included travel on the corporate aircraft. The incremental cost was calculated to determine amounts to be included. For purposes of compensation disclosure, the use of company aircraft is valued using an incremental cost that takes into account fuel costs, landing fees, parking, weather monitoring and maintenance fees per hour of flight. Crew travel expenses are included based on

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the actual amount incurred for a particular trip. Fixed costs that do not change based on usage, such as pilot salaries and depreciation of the aircraft, are excluded.

(c)	Amounts represent matching gifts made on behalf of the named executive officer to qualified non-profit organizations and educational institutions. The Matching Gifts Program is available to all full-time employees and non-employee directors and will match eligible gifts from a minimum of $50 to an aggregate maximum gift of $7,500 per employee/non-employee director, per calendar year.

(d)	Matching contributions under Unum’s 401(k) Retirement Plan are provided to all eligible employees participating in the plan as described on page 84. For each participant who maximized their contribution (5%), the company ensured the participant received the maximum company match of 4%.

(e)	Many of our employees are required to travel to other company locations outside of their primary state of employment. While working in a state other than their primary state of employment, employees may be required to pay state income taxes to that state if days worked or earnings exceed an amount specified in state law. When this happens, we pay the state income tax on behalf of the employee and gross up the income amount for FICA and Medicare taxes.

(6)	Mr. Best retired from the company on December 31, 2011.

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2012 Proxy Statement	Compensation Discussion and Analysis

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		All Other Option Awards		Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Max	Threshold	Target	Max	Number of Shares of Stock or Units		Number of Securities Underlying Options
		($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($)/SH		($)
Mr. Watjen(2)		412,500	1,650,000	3,300,000
	2/22/11							165,552	(4)					4,352,362	(7)
	2/22/11									123,682	(5)	26.29	(6)	1,450,790	(8)
Mr. McKenney		166,250	665,000	1,330,000
	2/22/11							34,866	(4)					916,627	(7)
	2/22/11									26,048	(5)	26.29	(6)	305,543	(8)
Mr. McCarthy(2)		146,250	585,000	1,170,000
	2/22/11							32,942	(4)					866,045	(7)
	2/22/11									24,610	(5)	26.29	(6)	288,675	(8)
Mr. Best(3)		119,700	478,800	957,600
	2/22/11							22,019	(4)					578,880	(7)
	2/22/11									16,450	(5)	26.29	(6)	192,959	(8)
Mr. Horn		97,000	388,000	776,000
	2/22/11							14,770	(4)					388,303	(7)
	2/22/11									11,035	(5)	26.29	(6)	129,441	(8)

(1)	These amounts reflect the threshold, target and maximum award under the annual incentive plan. The threshold is the minimum level, which is 25% of the amount shown in the Target column. Target amounts are based on the individual’s earnings for 2011 and their annual incentive target. The maximum award is 200% of such Target.

(2)

Messrs. Watjen’s and McCarthy’s stock option and restricted stock unit grants are no longer subject to risk of forfeiture because they meet the age and years of service requirement for retirement eligibility. Messrs. Watjen’s and McCarthy’s grants will continue to vest ratably over three years on each anniversary of the grant date. If Messrs. Watjen or McCarthy were to retire, any unvested stock options and restricted stock units would vest immediately upon retirement

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and the restricted stock units would be distributed no sooner than six months after the retirement date per Internal Revenue Code Section 409A.

(3)	Mr. Best also met the age and years of service requirement for retirement eligibility at the time of his retirement on December 31, 2011. Accordingly, his unvested stock options and restricted stock units vested at that time, with each such stock option being exercisable by him at any time thereafter until the earlier of December 31, 2016 and the expiration of the term of the stock option and, in order to comply with Internal Revenue Code Section 409A, such restricted stock units to be distributed in shares of common stock not earlier than six months after his retirement date.

(4)	This grant of restricted stock units was made on February 22, 2011 based on 2010 company and individual performance and vests ratably over three years. This award was granted under the Stock Incentive Plan of 2007. Details are provided in the Long-Term Incentive Granted in 2011 table on page 81. For Mr. Watjen, 50% of these shares will be stock settled and 50% will be cash settled upon vesting.

(5)	These options were granted on February 22, 2011 based on 2010 company and individual performance and vest ratably over three years. Details are provided in the Long-Term Incentive Granted in 2011 table on page 81.

(6)	The amount shown is the closing market price for February 22, 2011.

(7)	The grant date fair value of stock awards for restricted stock units on February 22, 2011 was calculated as the number of units multiplied by the closing market price of $26.29 on the grant date.

(8)	The grant date fair value of options granted on February 22, 2011 calculated in accordance with FASB ASC Topic 718 was $11.73. The fair value on the date of grant was estimated using the Black-Scholes valuation model. The following assumptions were used to value the 2011 grant:

(a)	Expected volatility of 53%, based on our historical daily stock prices;

(b)	Expected life of 5.5 years, based on historical average years to exercise;

(c)	Expected dividend yield of 1.41%, based on the dividend rate at the date of grant; and

(d)	Risk-free rate of 2.37%, based on the yield of treasury bonds at the date of grant.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2
	(# Exercisable)	(# Unexercisable)	(#)	($)		(#)	($)	(#)	($)
Mr. Watjen	-	-	-	-	-	403,811	8,508,298	-	-
	166,100	-	-	21.680	2/23/15	-	-		-
	331,519	-	-	23.740	2/21/16	-	-	-
	159,864	79,932	-	11.370	2/24/17	-	-	-	-
	51,309	102,618	-	20.780	2/25/18	-	-		-
	-	123,682	-	26.290	2/22/19	-	-	-	-
Mr. McKenney	-	-	-	-	-	120,286	2,534,426	-	-
	8,987	17,976	-	20.780	2/25/18	-	-	-	-
	-	26,048	-	26.290	2/22/19	-	-	-	-
Mr. McCarthy	-	-	-	-	-	100,191	2,111,024	-	-
	52,969	-	-	23.740	2/21/16	-	-		-
	-	22,854	-	11.370	2/24/17	-	-	-	-
	10,742	21,485	-	20.780	2/25/18	-	-	-	-
	-	24,610	-	26.290	2/22/19	-	-		-
Mr. Best(3)	-	-	-	-	-	-	-	-	-
	33,507	-	-	23.740	2/21/16	-	-	-	-
	47,739	-	-	11.370	12/30/16	-	-	-	-
	21,541	-	-	20.780	12/30/16	-	-	-	-
	16,450	-	-	26.290	12/30/16	-	-		-
Mr. Horn	-	-	-	-	-	42,973	905,441	-	-
	29,623	-	-	23.740	2/21/16	-	-	-	-
	22,416	11,208	-	11.370	2/24/17	-	-	-	-
	5,298	10,597	-	20.780	2/25/18	-	-		-
	-	11,035	-	26.290	2/22/19	-	-	-	-

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(1)	Represents the aggregate value of restricted stock units (including dividend equivalents) shown in the “Number of Shares or Units of Stock That Have Not Vested” column based on the closing price on December 30, 2011 of $21.07, the last trading day of the year.

(2)	No amounts have been reported for the Equity Performance Grant made on September 11, 2007 because the required stock price appreciation for the awards to vest was not achieved. The aggregate number of restricted stock units (including dividend equivalents through December 31, 2011) that had been awarded to each named executive officer, subject to the achievement of performance thresholds, was: Mr. Watjen 322,188; Mr. McCarthy 128,875; Mr. Best 107,396; and Mr. Horn 107,396.

(3)	Mr. Best met the age and years of service requirement for retirement eligibility at the time of his retirement on December 31, 2011. Mr. Best’s unvested stock options and restricted stock unit grants vested at that time. His stock options are exercisable by him at any time thereafter until the earlier of December 31, 2016 or the expiration of the term of the stock option. In accordance with Internal Revenue Code Section 409A, we will not distribute shares of common stock to him in settlement of his restricted stock units until at least six months after his retirement date.

VESTING SCHEDULE FOR UNVESTED RESTRICTED STOCK UNITS(1)
		Number of Restricted Shares/ Units Vesting(2)
Vesting Date	Grant Date	Mr. Watjen(3)	Mr. McKenney	Mr. McCarthy(3)	Mr. Best(4)	Mr. Horn
February 22, 2012	2/22/11	55,906	11,775	11,124	-	4,988
February 24, 2012	2/24/09	98,218	-	28,082	-	13,772
February 25, 2012	2/25/10	68,928	12,074	14,431	-	7,118
July 20, 2012	7/20/09	-	60,812	-	-	-
August 19, 2012(5)	8/19/09	-	-	9,869	-	-
February 22, 2013	2/22/11	55,906	11,775	11,125	-	4,988
February 25, 2013	2/25/10	68,929	12,074	14,432	-	7,118
February 22, 2014	2/22/11	55,924	11,776	11,128	-	4,989
Total		403,811	120,286	100,191	-	42,973

(1)	The Equity Performance Grant made on September 11, 2007 has not been included in this table because no vesting had occurred as of December 31, 2011.

(2)	These restricted stock units include dividend equivalents earned through year-end 2011.

(3)	Messrs. Watjen’s and McCarthy’s restricted stock unit grants are no longer subject to risk of forfeiture because they meet the age and years of service requirement for retirement eligibility. Messrs. Watjen’s and McCarthy’s grants will continue to vest ratably over three years on each anniversary of the grant date. If Messrs. Watjen or McCarthy were to retire, any unvested restricted stock units would vest immediately upon retirement and would be distributed no sooner than six months after the retirement date per Internal Revenue Code Section 409A.

(4)	Mr. Best’s restricted stock unit grants are no longer subject to risk of forfeiture because he met the age and years of service requirement for retirement eligibility on his retirement date. These grants vested immediately upon his retirement. We will distribute shares of common stock to him in settlement of his restricted stock units no sooner than six months after his retirement date, in order to comply with Section 409A of the Internal Revenue Code.

(5)	The August 19, 2010 vesting was close to a dividend date, therefore the quarterly dividends earned for the first tranche were allocated to the third tranche scheduled for vesting August 19, 2012.

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OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards(3)
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(4)	Value Realized on Vesting(5)
	(#)	($)	(#)	($)
Mr. Watjen	600,000	$3,229,337	194,429	$5,153,077
Mr. McKenney	-	-	72,145	1,842,561
Mr. McCarthy	22,854	336,015	63,545	1,635,706
Mr. Best	-	-	37,524	993,359
Mr. Horn	-	-	27,799	736,376

(1)	A portion of the underlying shares were withheld to cover their taxes due upon exercise.

(2)	Amount calculated as the number of shares acquired multiplied by the market price at the point of exercise less the option exercise/strike price.

(3)	Reflects the restricted stock units that vested during 2011.

(4)	Includes the total number of unrestricted shares acquired upon the vesting of restricted stock units. A portion of these shares were withheld to cover taxes due upon vesting. Mr. Best retired on December 31, 2011. At that time, 61,156 restricted stock units vested but will not be distributed until at least six months after his retirement date to comply with Section 409A of the Internal Revenue Code.

(5)	Amount calculated includes restricted stock units acquired multiplied by the closing price on the vesting date. Mr. Best retired on December 31, 2011. On the last business day of the year, Mr. Best’s restricted stock units were valued at $1,288,557 but are not included in this table because the value will not be realized until the restricted stock units are distributed six months after his retirement date to comply with Section 409A of the Internal Revenue Code.

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Post-Employment Compensation

We maintain three defined benefit plans in the United States, which are described in the following table:

DEFINED BENEFIT PLANS
Plan Name	Purpose
Unum Group Pension Plan (Qualified Plan)	Provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The Qualified Plan was designed to provide tax-qualified pension benefits for most employees.

Unum Group Supplemental Pension Plan (Excess Plan)	Provides unfunded, non-qualified benefits for compensation that exceeds the IRS limits in the Qualified Plan.

Unum Group Senior Executive Retirement Plan (SERP)	Mr. Watjen is the only active employee covered. Provides unfunded, non-qualified benefits that are offset by benefits under the Qualified Plan and the Excess Plan. The SERP supplements the pension benefits that are provided under the Qualified and Excess Plans and was designed to provide competitive retirement benefits for Mr. Watjen.

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2011 Pension Benefits

Benefits payable to each named executive officer pursuant to our pension benefit plans are summarized in the following table.

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Mr. Watjen	Qualified	17.50	$435,000	$-
	Excess	17.50	5,745,000	-
	SERP(2)	17.50	7,930,000	-
Mr. McKenney(3)	Qualified	2.42	30,000	-
	Excess	2.42	153,000	-
Mr. McCarthy	Qualified	33.00	894,000	-
	Excess	33.00	3,934,000	-
Mr. Best(4)	Qualified	17.50	1,110,000	-
	Excess	17.50	1,966,000	-
Mr. Horn	Qualified	8.00	200,000	-
	Excess	8.00	578,000	-

(1)	The “Present Value of Accumulated Benefits” is based upon a measurement date of December 31, 2011. Accordingly, all calculations utilize credited service and pensionable earnings as of the same date. The results shown are estimates (except for Mr. Best) only and actual (Mr. Best) benefits will be based upon data, pay, service, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the measurement date ASC 715 assumptions. Specifically, the accumulated benefit value calculations utilize a rate of 5.40% to discount expected future plan benefit payments to the measurement date, an annual increase in Social Security Wage Base of 3.5% to index the Qualified and Excess Plan benefits from the measurement date to commencement date and a post commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 17 years with Projection Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at their unreduced retirement age in each of the plans. That is age 65 in the Qualified and Excess plans and, under the SERP, age 60 for Mr. Watjen. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to retirement age.

(2)	Assumes retirement at unreduced retirement age of 60.

(3)	Mr. McKenney is not vested in the pension or excess plans as of December 31, 2011 and will not be eligible to receive a benefit until he obtains three years of service to meet vesting requirements of the plans.

(4)

Mr. Best retired on December 31, 2011. Therefore, he elected to begin his qualified benefit on January 1, 2012. Amounts include the Colonial Life and Accident Insurance Company’s Employee Retirement Plan deferred vested monthly benefit of $3,359.03 and his Qualified Unum Pension benefit of $3,464.50. The current pension benefit is based on Post-Colonial Life benefit service and all (Colonial Life + Unum) vesting service. His pension payments under the excess plan were delayed six months to comply with Internal Revenue Code Section 409A. These Excess Pension

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Payments will commence on July 2, 2011, beginning with a lump sum payment for the six months delayed and monthly payments thereafter for his lifetime, and then as a survivor benefit to his spouse for her lifetime, if she is living at his death.

How are benefits determined under the Qualified Plan?

Under the Qualified Plan, retirement benefits include: a basic benefit based upon retirement age, years of credited service, highest average earnings and Social Security covered compensation. The definitions of these terms are in the following table.

QUALIFIED PLAN CRITERIA
Criteria	Definition
Credited service	A measure of the time individuals are employed at the company. One year of credited service is granted for each plan year in which 1,000 hours of employment are completed.

Highest average earnings	The average of the highest 5 years of compensation (whether or not consecutive) during the last 10 years of employment.

Social Security covered compensation	The average of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which an employee attains or will attain his or her Social Security retirement age.

As an annual single life annuity, the basic benefit for participants is equal to:

•

A percentage of highest average earnings (which can range from 3%, if the sum of an employee’s age and years of credited service is less than 30, to 8%, if the sum equals or exceeds 95), multiplied by years of credited service; added to

•	3.5% of highest average earnings in excess of Social Security covered compensation, multiplied by years of credited service.

•

This sum is divided by a conversion factor based on the individual’s retirement commencement age (equal to 9.0 for retirement at age 65 and increased by 0.2 for each whole year retirement occurs prior to age 65).

All benefits are indexed on the first day of each plan year following the participant’s date of termination using the National Average Wage rate of increase published by the Social Security Administration in the preceding year (minimum of 2.75% and maximum of 5.0%).

Benefits provided under the Qualified Plan are based on pensionable earnings (which are described below) up to a compensation limit of $245,000 under the Internal Revenue Code. In addition, benefits provided under the Qualified Plan may not exceed $195,000 (payable as a single life annuity beginning at any age from 62 through Social Security Normal Retirement Age) under the Internal Revenue Code.

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2012 Proxy Statement	Compensation Discussion and Analysis

What additional provisions are included in the Excess Plan and SERP?

The Excess Plan provides a benefit equal to the payment that would be provided under the Qualified Plan if the IRS compensation and benefit limits outlined above did not exist, minus the payment actually provided under the Qualified Plan. This plan takes into account pension benefits outside of the current Qualified Plan. Mr. McCarthy was a member of pension plans maintained by our predecessor company, UNUM Corporation, and accrues an additional benefit for his 21 years of service prior to 2000. Mr. Best was a member of the Colonial Life & Accident Employee’s Retirement Plan under which he commenced his monthly single life annuity benefit of $3,359.03 on January 1, 2012.

The benefit provided under the SERP is payable as an annuity beginning on the first day of the month following retirement. The SERP benefit for Mr. Watjen, expressed as an annual single life annuity, is equal to: 2.5% of Highest Average Earnings times years of service up to 20, minus the annual single life annuity provided under the Qualified Plan and the Excess Plan beginning on benefit commencement.

Mr. Watjen is presently the only named executive officer covered under the SERP. This coverage is required under the terms of his employment agreement and he has been covered under this plan since 2000.

Are named executive officers eligible for pensions before normal retirement age?

Under the Qualified and Excess plans, participants may retire early at age 55 with 5 years of vesting service. However, if a participant begins receiving a benefit prior to normal retirement age (age 65, except for the Colonial Life & Accident Employee’s Retirement Plan portion of Mr. Best’s benefit was reduced from age 66), the normal retirement benefit calculated will be reduced based on the applicable early reduction factors defined in the plan. Messrs. Watjen, McCarthy and Horn currently meet the eligibility requirements for early retirement under these plans. Mr. Best was eligible to receive benefits because he met the criteria for early retirement under these plans and began receipt of these benefits on January 1, 2012.

Under the SERP, Mr. Watjen is eligible for an unreduced pension at age 60, and the amount of his unreduced pension is shown in the Pension Benefits table on page 109. If he terminates employment and commences his benefit prior to age 60, the single life annuity will be reduced by 5% per year.

What types of compensation are used in the payment and benefit formula?

The payment and benefit formula incorporates: base pay received in each plan year during which the employee accrues credited service; and payments received from the regular annual incentive plan and any field or sales compensation plan.

Not included in the formula are other bonuses, long-term incentive awards, commissions, prize awards or allowances for incidentals.

Are additional years of credited service granted to participants?

Additional years of credited service are generally not granted to participants in any of the three plans, and no extra years of service have been granted to the named executive officers other than service granted under prior plans. Their respective years of credited service are included in the Pension Benefits table on page 109.

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Are lump sum distributions available under the plans?

Lump sum distributions are only available under the plan to vested employees who have a present value of future pension benefits of $10,000 or less. None of the named executive officers are eligible for lump sum distributions from the Qualified or Excess plans, or the SERP. Based on current benefit levels, pension payouts for the named executive officers will be paid in the form of a monthly annuity.

Nonqualified Deferred Compensation

Does the company have any nonqualified programs that allow named executive officers to defer compensation?

We do not have any active nonqualified programs that allow for deferrals of compensation by our named executive officers. However, Mr. McCarthy does have balances under two inactive plans, and his aggregate earnings and balance are shown in the table below. These predecessor company plans gave executives the opportunity to elect deferral of amounts of their base salary and/or annual incentive and the time and the form of distribution of those amounts. The last year of compensation deferrals occurred under the plans in 2000.

While we do not have any active nonqualified programs that allow for deferrals of compensation by our named executive officers, under certain circumstances, restricted stock units (RSUs) granted to executives may be considered deferred compensation. Mr. Best will not receive shares of common stock in settlement of his vested and undistributed RSUs until at least six months after his retirement. The reason for this delay is to comply with the requirements of Section 409A of the Internal Revenue Code.

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Mr. Watjen	-	-	-	-	-
Mr. McKenney	-	-	-	-	-
Mr. McCarthy(1)	-	-	1,177	-	134,239
Mr. Best(2)	-	1,288,557	-	-	1,288,557
Mr. Horn	-	-	-	-	-

(1)

Mr. McCarthy has balances under two inactive deferred compensation plans. The first inactive plan (the former UNUM Corporation Deferred Compensation Plan) earned interest at a rate of 6.70%. The interest rate for this plan is set once each year at the rate which is equivalent to the interest rate Unum receives on the Unum America Consolidated Portfolio (consisting of bonds, commercial mortgage loans and preferred stocks). The amount of above-market interest that exceeds 120% of the rate prescribed under section 1274(d) of the Internal Revenue Code has been included in the Change in Pension Value & Nonqualified Deferred Compensation Earnings column of the Summary Compensation

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Table on page 100. The second inactive plan (a non-qualified 401(k) plan) includes 100% Unum stock to be paid out in cash. The change in market value and dividends earned is included in the Aggregate Earnings in Last FY amount. The value of the balance is included in the Aggregate Balance at Last FYE amounts.

(2)	Mr. Best had a total of 61,156 vested and undistributed restricted stock units as of December 31, 2011. The aggregate balance was calculated using the market closing price on December 30, 2011, the final trading day of the year, of $21.07.

Other Post-Employment Payments

The discussion below outlines estimated benefits payable under company policy to named executive officers under various termination scenarios. We have separated the discussions between terminations occurring upon a “change in control” of the company, and all others.

Mr. Watjen has an employment agreement that specifically addresses post-employment payments, which are discussed beginning on page 117.

Definitions

The following terminology will be used throughout the discussion of various termination scenarios:

DEFINITIONS
Terminology	Descriptions
Termination with cause	One of the following factors is present: the failure to substantially perform duties; the willful engagement in illegal conduct or gross misconduct harmful to the company; or the conviction of a felony (or plea of “guilty” or “no contest”).

Termination without cause	One of the following factors is present: poor performance, other than for misconduct or cause (as defined above); job elimination; job requalification; or the decision to fill the position with a different resource consistent with the direction of the company.

Resignation for good reason	One or more of the following events have preceded the resignation of the named executive officer: assignment to a position inconsistent with his existing position or any other action that diminishes such position; reduction of his base salary or annual incentive target; failure to continue any material employee benefit or compensation plan in which he participates; relocation to an office more than 50 miles from his current location.

Terminations Related to a Change in Control

The company has entered into a Change in Control Severance Agreement with each named executive officer, except for Mr. Watjen. Mr. Watjen’s change in control benefits are outlined on page 117.

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What is a “change in control” for each named executive officer?

A change in control occurs when one of the following situations exist:

•	The incumbent directors cease to be a majority for two years;

•	An entity acquires 20% of our voting stock (30% in some instances);

•	We consummate certain transactions such as a merger or disposition of substantially all of our assets; or

•	Shareholders approve a plan of liquidation or distribution.

What benefits does a named executive officer (other than Mr. Watjen) receive upon termination and the occurrence of a change in control?

The named executive officer receives the following benefits:

•	Two times base salary and annual incentive (the greater of the current year target or the prior year annual incentive paid);

•	Unpaid base salary and a prorated annual incentive through the termination date;

•	Lump sum payment representing the increase in present value of retirement from two additional years of age and service credit;

•	Health and welfare benefits for up to two years;

•	Payment of all deferred compensation;

•	Outplacement services (20% of base salary, maximum of $50,000);

•	Vesting of equity awards:

¡

Grants of restricted stock unit awards made before December 14, 2011 would vest upon the occurrence of a change in control event and upon termination, the stock options would remain exercisable for 90 days from the termination date

¡

Grants made on or after December 14, 2011 require the occurrence of both (1) a change-in-control event and (2) a termination of employment for any of the following reasons: death, disability, involuntary (without cause), or good reason (defined as material diminution of authority, material reduction of compensation or relocation greater than 50 miles) in order for the restricted stock unit awards to vest and for stock options to remain exercisable for 90 days from the termination date

¡	If the named executive is retirement eligible, equity awards would vest as described in “What benefits does a named executive officer receive if he retires?” on page 116.

•

Potential tax gross-up. If a reduction in the payments by no more than 10% would result in no excise tax being owed, the reduction will occur. Reimbursement will occur if a named executive officer is subject to any excise tax.

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If the named executive officer (other than Mr. Watjen) is terminated or resigns immediately prior to a change in control, is he eligible for any benefits?

The named executive officer will get all the benefits described above if the following events occur:

•	The executive is terminated without cause or at the request of a third party who has signaled its intention to effect a change in control or has taken steps to that effect; and

•	A change in control involving that third party has, in fact, occurred.

Terminations Not Related to a Change in Control

There are instances absent a change in control in which a named executive officer’s employment may be terminated. The company may terminate a named executive officer’s employment for cause, or without cause. Additionally, termination of employment may occur upon a named executive officer resigning, becoming disabled or dying. A named executive officer may also retire.

Messrs. Watjen and McCarthy are eligible for retirement under the terms of the Stock Incentive Plan of 2007. In the event of termination other than for cause, their unvested equity would accelerate and vest as of the date of termination. However, to the extent necessary to avoid the imposition of penalty taxes under Internal Revenue Code Section 409A, stock would not be distributed until at least six months after the date of termination.

Mr. Best was eligible for retirement under the terms of the Stock Incentive Plan of 2007. Therefore, his unvested equity accelerated and vested as of the date of his retirement. However, the stock will not be distributed until at least six months after the date of termination to comply with Internal Revenue Code Section 409A.

What benefits does a named executive officer receive if he is terminated for cause or if he voluntarily resigns?

The named executive officer would receive the following benefits:

•	Unpaid salary through the date of termination;

•	Accrued vacation; and

•	Accrued benefits under the retirement plan.

What benefits does a named executive officer (other than Mr. Watjen) receive if he is terminated without cause?

The named executive officer would receive the following benefits:

•	Eighteen months of base salary;

•	Accrued vacation;

•	Outplacement services (20% of base salary, maximum of $50,000);

•	Accrued benefits under the retirement plan; and

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•	In the event of a job elimination, prorated early vesting of equity.

What benefits does a named executive officer receive if he becomes disabled?

The named executive officer would receive the following benefits:

•	Unpaid salary through the date of termination;

•	Prorated annual incentive through the date of disability;

•	Accrued vacation;

•	Accrued benefits under the retirement plan;

•

Accelerated vesting of equity awards: restricted stock unit awards would vest and stock option awards would vest and remain exercisable for the earlier of the original expiration date or three years from the date of disability; and

•	Monthly benefits from the company’s long-term disability plan until the earlier of age 65 or death.

What benefits does a named executive officer’s beneficiary receive if he dies?

The named executive officer’s beneficiary would receive the following benefits:

•	Unpaid salary through the date of death;

•	Prorated annual incentive through the date of death;

•	Accrued vacation;

•	Accrued benefits under the retirement plan (if the beneficiary is the executive’s spouse);

•

Accelerated vesting of equity awards: restricted stock unit awards would vest and stock option awards would vest and remain exercisable by the beneficiary for the earlier of the original expiration date or three years from the date of death;

•	Group life insurance benefits ($50,000 for each full-time employee); and

•

Corporate owned life insurance benefits as applicable (if Messrs. Watjen and McCarthy are active employees on the date of death, their respective beneficiaries as defined in the policy would receive $200,000).

What benefits does a named executive officer receive if he retires?

The named executive officer would receive the following benefits:

•	Unpaid salary through the date of retirement;

•	Prorated annual incentive through the date of retirement if this occurs on or after the last business day in March;

•	Accrued vacation;

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•	Accrued benefits under the retirement plan; and

•

If the named executive officer meets the definition of “retirement eligible” under the stock plans, restricted stock unit awards would vest and stock option awards would vest and remain exercisable for the earlier of the original expiration date or five years from the termination date. Under the stock plans, “retirement eligible” is defined as age 55 and 15 years of service, or at least age 65.

Post-Termination Payments Specific to Mr. Watjen

What benefits does Mr. Watjen receive if he is terminated without cause, due to a change in control, or resigns with good reason?

Mr. Watjen would receive the following benefits:

•	Three times the sum of his annual base salary and the average annual incentive paid to him in the three years prior to the date of termination;

•	Unpaid salary through the date of termination;

•	Prorated annual incentive through the date of termination of employment;

•	Lump sum payment representing the increase in present value of his retirement benefit as if he had accumulated three additional years of age and service;

•	Health and welfare benefits for up to three years;

•

Accelerated vesting of equity awards: restricted stock unit awards would vest and stock option awards would vest and remain exercisable for the earlier of the original expiration date or 3 years from the termination date;

•	Accrued vacation;

•	Accrued benefits under the retirement plan; and

•

In the event of a change in control and termination, he may receive a reimbursement for any excise tax owed. If a reduction in the payments by no more than 10% would result in no excise tax being owed, the reduction will occur. Reimbursement will occur if Mr. Watjen is subject to any excise tax.

What amounts would be paid to the named executive officers under various termination scenarios?

Payments, or termination benefits, are provided to the named executive officers as outlined in the following table and vary with the circumstances under which the termination occurs. In the event of termination as a result of death, payments will be made to the named executive officer’s beneficiary.

All termination scenarios in the table assume a termination date of December 31, 2011. The amounts in the table exclude amounts received as an annuity under our retirement plans and the “in-the-money” value of vested unexercised stock options held by the named executive officers since these amounts are not impacted by a termination. The amounts shown in the table do not include distributions of plan

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balances under a nonqualified deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation table on page 112.

The amounts in the following table are hypothetical based on the rules of the SEC. Actual payments depend on the circumstances and timing of any termination. The information provided in this table constitutes forward-looking statements for purposes of the Private Litigation Securities Reform Act of 1995.

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TERMINATION TABLE
Termination Scenario	Mr. Watjen	Mr. McKenney	Mr. McCarthy	Mr. Best(1)	Mr. Horn
Termination for Cause or Voluntary Resignation
Total	$ -	$ -	$ -	$ -	$ -
Termination Without Cause or Resignation with Good Reason (CEO)
Severance	$9,427,750	$997,500	$877,500	$798,000	$727,500
Prorated Annual Incentive	2,042,583	-	-	-	-
Early Vesting of Equity(2)	9,313,397	-	-	-	-
Benefit Continuation	78,127	-	-	-	-
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Pension Enhancement	5,185,000	-	-	-	-
Total	$26,096,857	$1,047,500	$927,500	$848,000	$777,500
Disability
Prorated Annual Incentive	$2,042,583	$800,132	$774,582	$575,237	$319,639
Early Vesting of Equity	8,508,298	2,534,426	2,111,024	1,288,557	905,441
Disability Benefits	187,257	390,078	203,112	74,231	138,975
Total	$10,738,138	$3,724,636	$3,088,718	$1,938,025	$1,364,055
Death
Prorated Annual Incentive	$2,042,583	$800,132	$774,582	$575,237	$319,639
Early Vesting of Equity	8,508,298	2,534,426	2,111,024	1,288,557	905,441
Group Life Ins. Benefits	50,000	50,000	50,000	50,000	50,000
Corporate Owned Life Ins.	200,000	-	200,000	200,000	-
Total	$10,800,881	$3,384,558	$3,135,606	$2,113,794	$1,275,080
Termination Related to a Change in Control
Severance	$9,427,750	$2,788,600	$2,684,906	$2,150,452	$1,746,000
Prorated Annual Incentive	2,042,583	665,000	585,000	478,800	388,000
Early Vesting of Equity	12,707,648	2,539,639	3,696,637	2,578,495	2,148,649
Benefit Continuation	78,127	42,700	58,134	40,778	58,518
Outplacement Services	50,000	50,000	50,000	50,000	50,000
Pension Enhancement(3)	5,185,000	239,000	1,578,000	-	320,000
Estimated Tax Gross Up(4)	5,960,458	-	2,302,006	-	-
Total	$35,451,566	$6,324,939	$10,954,683	$5,298,525	$4,711,167
Retirement
Prorated Annual Incentive	$2,042,583	$ -	$774,582	$575,237	$ -
Early Vesting of Equity(5)	8,508,298	-	2,111,024	1,288,557	-
Total	$10,550,881	$ -	$2,885,606	$1,863,794	$ -

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Compensation Discussion and Analysis	2012 Proxy Statement

(1)	Mr. Best retired on December 31, 2011. However, his amounts are provided as if each of the termination events had occurred on that date. In addition, the company is currently in the process of concluding negotiation and documentation of a consulting agreement with Mr. Best. Under this arrangement, Mr. Best would serve as a technology advisor to the Board of Directors for a twelve-month period and would work not more than 32 hours per month at an hourly rate of $250.

(2)	In the event of job elimination, the prorated early vesting of equity awards would be as follows: Mr. McKenney $1,799,884 and Mr. Horn $663,768. Messrs. Watjen and McCarthy are eligible for “retirement” status under the terms of the Stock Incentive Plan of 2007. Therefore, they would receive full vesting as noted in the Retirement section of this table. The amounts represent the value of the shares at a market price of $21.07 (the closing price on December 30, 2011, the last trading day of the year).

(3)	Pension enhancement is a lump sum payment representing the increase in present value of retirement from three additional years of age and service credit for Mr. Watjen, and two additional years of age and service credit for the remaining named executives.

(4)	If any payments pursuant to Mr. Watjen’s employment agreement or the Change in Control Severance Agreements, or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the company will provide an additional payment such that the named executive officer will retain a net amount equal to the payments he would have retained if such excise tax had not applied. If the value of such payments (calculated in accordance with the IRS rules) exceeds the IRS limit by 10% or less, then the payments would be reduced to avoid the excise tax. The payments for each named executive officer would exceed the IRS limit by more than 10%, and as a result, the full additional payment would be made.

(5)	Messrs. Watjen and McCarthy would be eligible for early vesting of equity under the terms of the Plan for “retirement” status. Mr. Best was eligible for early vesting of equity upon his retirement on December 31, 2011. Messrs. McKenney and Horn did not meet the eligibility criteria of combination of age and years of service as of December 31, 2011.

General Releases, Waivers and Post Employment Covenants

When termination of employment is accompanied by severance payments, the former executive is required to release all claims he or she may have against the company. The release contains restrictions on the former executive with respect to confidentiality, solicitation of company employees, competition, and disparagement. The company also agrees to indemnify the former executive for certain actions taken on behalf of the company during his or her employment.

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2012 Proxy Statement	Equity Compensation Plan Information

Equity Compensation Plan Information

The following table gives information as of December 31, 2011 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (5)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Shareholders (1)	4,266,980 (3)	$20.13	19,706,487 (6) (7)
Equity Compensation Plans Not Approved by Shareholders (2)	95,592 (4)	N/A	465,344 (7)
Total	4,362,572		20,171,831 (7)

(1)	Our shareholders have approved the following plans: (a) Stock Plan of 1999, (b) Stock Incentive Plan of 2007, (c) Unum Group Employee Stock Purchase Plan, (d) Unum European Holding Company Limited Savings-Related Share Option Scheme 2008 (formerly the Unum Limited Savings-Related Share Option Scheme 2008) and (e) Unum Ireland Savings-Related Share Option Scheme 2008.

(2)	Our shareholders have not approved the following plans: (a) Unum European Holding Company Limited Savings-Related Share Option Scheme 2000 (formerly the Unum Limited Savings-Related Share Option Scheme 2000) and (b) Unum Group Non-Employee Director Compensation Plan of 2004.

(3)	Includes 1,477,041 shares issuable upon the exercise of outstanding options, and 2,743,525 and 46,414 shares issuable pursuant to outstanding restricted stock units and deferred share rights (including dividend equivalents accrued thereon), respectively, under our Stock Plan of 1999 and our Stock Incentive Plan of 2007.

Of the 2,743,525 restricted stock units issuable, 1,044,426 shares were performance-based restricted stock units (the 2007 Equity Performance Grant) outstanding at December 31, 2011, which were forfeited in February 2012 as discussed under “Equity Performance Grant” beginning on page 83.

(4)	All are deferred share rights (each representing the right to one share of common stock), including dividend equivalents accrued thereon, granted to non-employee directors under the Unum Group Non-Employee Director Compensation Plan of 2004 in accordance with the deferral elections of such directors in respect of cash retainers and meeting fees payable to them.

(5)	Restricted stock units (including performance-based restricted stock units) and deferred share rights are not included in determining the weighted-average exercise price in column (b) because they have no exercise price.

(6)	Includes 75,000 shares authorized for issuance under the Unum Ireland Limited Savings-Related Share Option Scheme 2008, even though none have been reserved given that the plan is not expected to be utilized. Does not include 200,000 shares to be made available for issuance under the Unum European Holding Company Limited Savings-Related Share Option Scheme 2011, which was approved by shareholders on May 25, 2011, as this plan had not received regulatory approval necessary for commencement as of December 31, 2011. As of December 31, 2011, our Stock Incentive Plan of 2007 had 18.2 million shares remaining available for future issuance. Each full-value award is counted as 2.7 shares. We currently grant a majority of awards as restricted stock units, which are full-value awards.

(7)

In accordance with SEC rules, the table above shows the number of shares of our common stock available for issuance under our existing equity compensation plans as of December 31, 2011. In connection with our proposed Stock

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Equity Compensation Plan Information	2012 Proxy Statement

Incentive Plan of 2012, which is described beginning on page 14, we are providing information in this footnote about the shares remaining available for issuance under our existing equity compensation plans as of March 15, 2012.

As part of our annual compensation cycle, we made grants of 859,030 restricted stock units and 276,109 options under our Stock Incentive Plan of 2007 after December 31, 2011. Also since December 31, 2011, we issued dividend equivalents in respect of outstanding awards granted under our existing equity compensation plans and there have been option exercises, forfeitures and settlements of restricted stock units, including shares withheld for taxes, and shares purchased under employee stock purchase plans. In addition, following regulatory approval of the Unum European Holding Company Limited Savings-Related Share Option Scheme 2011 on February 14, 2012, 200,000 shares of our common stock have been made available for issuance under that plan, and 121,128 shares previously available for issuance under the Unum European Holding Company Limited Savings-Related Shared Option Scheme 2000 were removed from reserve following the final purchase of shares thereunder.

After taking into account these changes, as of March 15, 2012, under all of our equity compensation plans there were:

•	1,738,844 shares underlying outstanding options, with a weighted average exercise price of $20.71 and a weighted average remaining contractual term of 5.4 years;

•	1,762,647 outstanding full-value awards (consisting of 1,619,994 restricted stock units and 142,653 deferred share rights); and

•

19,474,500 shares remaining available for future issuance, of which 19,130,467 were available under plans approved by shareholders (including 17,474,271 shares under our Stock Incentive Plan of 2007) and 344,033 were available under plans not approved by shareholders. Upon the forfeiture of the 2007 Equity Performance Grant in February 2012, a total of 1,788,083 shares were again made available for issuance under our Stock Incentive Plan of 2007 in accordance with the terms of the plan.

Our Stock Incentive Plan of 2007 is the only plan from which we currently grant new awards. If our proposed Stock Incentive Plan of 2012 is approved by shareholders at the Annual Meeting, grants of new awards will be made under that plan, and will no longer be made under our Stock Incentive Plan of 2007.

Below is a brief description of the equity compensation plans not approved by shareholders:

Unum European Holding Company Limited Savings-Related Share Option Scheme 2000

This plan allows our UK employees to acquire options for shares of our common stock by making an election to purchase stock at a price of at least 85% of the market value of the stock on the date prior to the date the invitation to apply for the option is made or, if greater, the nominal value of a share (the Acquisition Price). The total number of options available for grant under this plan was 200,000. The maximum contribution per month per employee is £200. Contributions are made for a three-year period at the end of which the employee can elect to receive cash plus interest or purchase shares at the Acquisition Price. The plan is administered by the Human Capital Committee. There are provisions for early expiration of options due to termination of employment and acceleration of vesting and expiration due to death, disability or retirement. The plan also provides for acceleration of vesting upon a change of control, reconstruction or voluntary winding up of our company. The plan includes provisions for adjustments to the number of shares available for grants, and the number of shares subject to outstanding grants in the event of capitalization, consolidation sub-division or reduction or other variation of our share capital.

Unum Group Amended and Restated Non-Employee Director Compensation Plan of 2004

This plan provided for the payment of compensation to the non-employee directors who serve on our Board. Non-employee directors received an annual retainer of $80,000, the chairman of the Board received a supplemental retainer of $160,000 annually, the chair of the Audit Committee received a supplemental retainer of $15,000 annually, and each of the other chairs of the standing committees received an annual supplemental retainer of $7,500, and all directors received $2,000 for each meeting attended in person and $500 for each conference call meeting of the Board and of the committees on

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which they participate, including special committees. Under the plan, directors made an irrevocable election each year to receive all or a portion of their retainers and meeting fees in either cash or deferred share rights. A deferred share right is a right to receive one share of common stock on the earlier of (i) the director’s separation from service as a director of our company, or (ii) another designated date at least three years after the date of the deferral election. The number of deferred share rights granted is calculated as the number of whole shares equal to (i) the dollar amount of the annual retainer and/or fees that the director elects to have paid in deferred share rights, divided by (ii) the fair market value per share on the grant date. The aggregate number of shares which can be issued under the plan is 500,000. This plan terminated in May 2010. The plan is administered by the Human Capital Committee. The plan includes provisions restricting the transferability of the deferred share rights, provisions for adjustments to the number of shares available for grants, and the number of shares subject to outstanding grants in the event of recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, or other similar corporate transaction. There are stock ownership guidelines for participants under the plan.

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2012 Proxy Statement	Ownership of Company Securities

Ownership of Company Securities

Security Ownership of Directors and Officers

The following table shows the number of shares of the company’s common stock beneficially owned as of March 15, 2012, by each director and each named executive and by all directors and executive officers as a group. The table and related footnotes also include information about stock options, deferred share rights and restricted stock units credited to the accounts of directors and executive officers under various compensation and benefit plans. Based upon the representations made by each director and executive officer, the company does not believe that any shares held by any such person are pledged as security. Except as otherwise indicated below, the beneficial owners have sole voting and investment power with respect to the shares beneficially owned.

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	BENEFICIAL OWNERSHIP OF COMMON STOCK			(as of March 15, 2012)
Name	Shares of Common Stock(1)	Shares Subject to Exercisable Options(2)	Shares Subject to Settleable Rights or Units(3)(4)(5)	Total Shares Beneficially Owned	Percent of Class
E. Michael Caulfield	2,813	-	25,246	28,060	*
Pamela H. Godwin	13,622	-	13,546	27,167	*
Ronald E. Goldsberry	5,263	-	26,182	31,445	*
Kevin T. Kabat	7,504	-	8,400	15,904	*
Thomas Kinser	2,840	-	32,641	35,481	*
Gloria C. Larson	4,901	-	51,962	56,863	*
A.S. (Pat) MacMillan, Jr.	7,377	-	7,853	15,231	*
Edward J. Muhl	14,735	-	4,699	19,434	*
Michael J. Passarella	8,470	-	8,616	17,086	*
William J. Ryan	12,894	-	17,195	30,088	*
Thomas R. Watjen	757,303	1,193,961	203,211	2,154,474	*
Robert O. Best	8,000	119,237	61,434	188,671	*
Randall C. Horn	94,338	77,521	-	171,859	*
Kevin P. McCarthy	196,833	164,063	86,224	447,120	*
Richard P. McKenney	88,645	26,657	-	115,302	*
All directors and executive officers as a group (16 persons)(6)	1,285,112	1,522,843	513,486	3,321,441	1.14%

*	Denotes less than 1%.

(1)	Includes shares credited to the accounts of certain executive officers, including Mr. Watjen – 12,915 shares, under the company’s 401(k) plan. Does not include shares credited to the accounts of certain executive officers, including Mr. McCarthy – 1,788 shares, under an inactive non-qualified 401(k) plan because, though measured in share value, they will be settled only in cash.

(2)	Represents the number of shares underlying stock options that may be exercised within 60 days after March 15, 2012. For Messrs. Watjen and McCarthy the amount includes shares underlying unvested stock options that would vest upon retirement because they meet certain age and years of service requirements.

(3)

Represents the number of shares underlying deferred share rights and restricted stock units payable solely in shares (including dividend equivalent rights accrued on such rights or units) that may settled within 60 days after March 15, 2012, including deferred share rights and restricted stock units that may be settled upon the termination of a director’s service on the Board. For each non-employee director other than Mr. Kabat, the amount includes shares underlying

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unvested restricted stock units that would vest upon retirement because the director meets a certain years of service requirement. Does not include 8,732 shares credited to the account of Dr. Goldsberry in respect of deferred share rights under the UNUM Corporation Director Deferred Compensation Plan because, though measured in share value, they will be settled only in cash. Also does not include shares underlying time-vesting restricted stock units (including dividend equivalent rights accrued thereon) that will not vest or cannot be settled within 60 days after March 15, 2012 or that are payable only in cash.

(4)	As of March 15, 2012, the total number of shares underlying deferred share rights (including dividend equivalent rights accrued thereon) held by our non-employee directors, including those rights which cannot be settled in shares or within 60 days after March 15, 2012 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Caulfield	12,804	Mr. Kinser	22,966	Mr. Passarella	1,521
Ms. Godwin	16,541	Ms. Larson	42,673	Mr. Ryan	9,341
Dr. Goldsberry (a)	24,665	Mr. MacMillan	-
Mr. Kabat	6,004	Mr. Muhl	-

(a)	Includes 8,732 shares credited to the account of Dr. Goldsberry in respect of cash-settled deferred share rights, as described in footnote (3) above.

(5)	As of March 15, 2012, the total number of shares underlying time-vesting restricted stock units (including dividend equivalent rights accrued thereon) held by our directors and executive officers, including those units which will not vest, or be settleable in shares, within 60 days after March 15, 2012 and thus are not deemed to be beneficially owned for purposes of this table, was as follows:

Mr. Caulfield	12,443	Mr. MacMillan	7,853	Mr. Horn	33,748
Ms. Godwin	12,443	Mr. Muhl	4,699	Mr. McCarthy	86,224
Dr. Goldsberry	10,249	Mr. Passarella	7,095	Mr. McKenney	139,937
Mr. Kabat	7,095	Mr. Ryan	7,853	All directors and executive officers as a group (a)	806,598
Mr. Kinser	12,443	Mr. Watjen (a)	406,421
Ms. Larson	9,289	Mr. Best	61,434

(a)	Includes 203,211 shares underlying unvested cash-settled restricted stock units (including dividend equivalent rights accrued thereon) that have been granted to Mr. Watjen.

(6)	The total number of directors and executive officers does not include Mr. Best, who retired on December 31, 2011. In addition, all amounts set forth in this row exclude the shares beneficially owned by Mr. Best.

Security Ownership of Certain Shareholders

Detailed information about the shareholders with more than 5% of our common stock can be found in the table below, including beneficial ownership based on sole and/or shared voting power and investment (dispositive) power.

We do not know of any other person that is a beneficial owner of more than 5% of our common stock. Information is given as of the dates noted in the footnotes below.

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Ownership of Company Securities	2012 Proxy Statement

BENEFICIAL OWNERSHIP
Name and Address of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent of Company Common Stock Outstanding
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	24,544,980(2)	8.39%(2)
FMR LLC 82 Devonshire Street Boston, MA 02109	21,096,704(3)	7.215%(3)
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	20,734,225(4)	7.09%(4)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	17,391,968(5)	5.94%(5)
NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	16,152,520(6)	5.52%(6)

(1)	Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 14, 2012, which reflects beneficial ownership as of December 31, 2011. Wellington Management Company, LLP reported that, in its capacity as investment adviser, it had shared voting power with respect to 16,020,286 shares of our common stock, shared dispositive power with respect to 24,544,980 shares of our common stock, and sole voting and dispositive power with respect to none of our shares.

(3)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC on February 14, 2012, which reflects beneficial ownership as of December 31, 2011. FMR LLC reported that, in its capacity as a parent holding company, it had sole voting with respect to 210,940 shares of our common stock, sole dispositive power with respect to 21,096,704 shares of our common stock, and shared voting and dispositive power with respect to none of our shares. The Schedule 13G/A includes shares beneficially owned by subsidiaries controlled by or through FMR LLC, Edward C. Johnson 3d, Chairman of FMR LLC, and/or members of the family of Edward C. Johnson 3d as follows: Fidelity Management & Research Company, a registered investment adviser to various registered investment companies (20,851,054 shares, or 7.131%); Fidelity Low-Priced Stock Fund, a registered investment company (15,900,000 shares, or 5.438%); Fidelity Management Trust Company, a bank serving as investment manager of institutional accounts (94,084 shares, or 0.032%); Strategic Advisers, Inc., a registered investment adviser to individuals (2,556 shares, or 0.001%); Pyramis Global Advisors, LLC, a registered investment adviser to institutional accounts, non-U.S. mutual funds or registered investment companies (13,290 shares, or 0.005%); Pyramis Global Advisors Trust Company, a bank serving as investment manager of institutional accounts (94,380 shares, or 0.032%); and FIL Limited (“FIL”), a qualified institution providing investment advisory and management services to non-U.S. investment companies and certain institutional investors (41,340 shares, or 0.014%). The Schedule 13G/A states that Mr. Johnson and various family members, through their ownership of FMR LLC voting common shares and the execution of a shareholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. The Schedule 13G/A also states that although FMR LLC and FIL are separate and independent corporate entities and of the view that they are not acting as a group for purposes of Section 13(d) under the Securities Exchange Act of 1934 and thus that the shares held by each need not be aggregated, FMR LLC has nonetheless filed the Schedule 13G/A on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

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2012 Proxy Statement	Ownership of Company Securities

(4)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on February 10, 2012, which reflects beneficial ownership as of December 30, 2011. BlackRock, Inc. reported that, in its capacity as the parent holding company or control person of the subsidiaries listed therein, it had sole voting and dispositive power with respect to 20,734,225 shares of our common stock and shared voting and dispositive power with respect to none of our shares.

(5)	This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 9, 2012, which reflects beneficial ownership as of December 31, 2011. The Vanguard Group, Inc. reported that, in its capacity as investment adviser, it had sole voting power with respect to 411,917 shares of our common stock, shared voting power with respect to none of our shares, sole dispositive power with respect to 16,980,051 shares of our common stock, and shared dispositive power with respect to 411,917 shares of our common stock, and that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and has sole voting power with respect to the 411,917 shares mentioned above as a result of its serving as investment manager of collective trust accounts.

(6)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission by NWQ Investment Management Company, LLC on February 14, 2012, which reflects beneficial ownership as of December 31, 2011. NWQ Investment Management Company, LLC reported that, in its capacity as investment adviser, it had sole voting power with respect to 12,674,554 shares of our common stock, sole dispositive power with respect to 16,152,520 shares of our common stock, and shared voting and dispositive power with respect to none of our shares.

Section 16(a) — Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers, and 10% beneficial holders of our common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in our common stock. Based solely upon information provided by each such person, we believe each of our directors and executive officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year.

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2012 Proxy Statement	Risk Analysis

Risk Analysis

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding our capital, liquidity and operations, as well as the risks associated with each, and receives an enterprise risk management report from our Chief Risk Officer at least annually, and usually more frequently. The Audit Committee is responsible for oversight of the company’s risk management process, financial risk, operational risk and any other risk not specifically assigned to another committee. The Chief Risk Officer provides a report on the company’s risk and risk management to the Audit Committee at least quarterly. The Finance Committee is responsible for oversight of risks associated with investments and related financial matters. The Human Capital Committee is responsible for overseeing the management of risks relating to our compensation plans and programs; in connection with this oversight it receives an analysis from the Chief Risk Officer with respect to these risks. The Regulatory Compliance Committee oversees management of risks related to regulatory, compliance, policy and legal matters, both current and emerging and whether of a local, state, federal or international nature. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks in addition to the risk information it receives directly.

Compensation Risk

Our Chief Risk Officer, in consultation with the Human Capital Committee, has undertaken a risk assessment of our compensation programs and practices. The process included the following steps:

•	Review the overall design and philosophy of the incentive compensation programs;

•	Review and assess the 2011 Performance Based Incentive (PBI) and Long Term Incentive (LTI) performance measures for alignment between actual results and achievement payout levels;

•	Identify fundamental principles to test, including the SEC’s non-exclusive list of situations where compensation programs may have the potential to raise material risks to the company; and

•

Assess the 2012 incentive program in light of the company’s primary risks (as described in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011), the company’s annual financial plan, and any proposed changes to the incentive plans.

Based on this assessment, the following conclusions were reached:

•	The company’s incentive targets, thresholds, caps, weights and payout curves are effective control mechanisms.

•	The incentive plans are balanced and align the long-term interests of shareholders and management.

•	The program’s goals are effectively balanced and consistent with the risk levels embedded in the company’s 2012 financial and capital plans.

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Risk Analysis	2012 Proxy Statement

•	All potential awards are subject to Human Capital Committee discretion and the company has a recoupment policy in place.

Our Chief Risk Officer and the Human Capital Committee do not believe the company’s compensation programs create risks that are reasonably likely to have a material adverse effect on the company.

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2012 Proxy Statement	About the Annual Meeting

About the Annual Meeting

How can I attend the Annual Meeting?

You will need an admission ticket or proof of ownership of the company’s common stock as of March 26, 2012, and valid picture identification (such as a driver’s license or passport) to enter the Annual Meeting. If you are a shareholder of record, the Notice of Internet Availability of Proxy Materials will serve as an admission ticket, or if you received a printed set of proxy materials, an admission ticket is attached to your proxy card. Bring the notice or detach and bring the ticket with you to the meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the meeting, you may present a recent brokerage statement or letter from a bank or broker as an example of proof of ownership. If you arrive at the meeting without an admission ticket, you will be admitted only after we can verify that you are a shareholder.

There will be signs on the campus of our corporate offices in Portland, Maine directing you to parking and the meeting location. Directions to this location are provided in Appendix C of this Proxy Statement and are also available on our website at www.unum.com/directions. For your safety and that of other shareholders, we reserve the right to inspect all personal items prior to admission.

Can I listen to the Annual Meeting on the Internet?

Yes, you can access a live audio webcast of the Annual Meeting on our website at www.unum.com, in the Investors area. To register, access the webcast on the website and provide the information requested. The meeting will begin at 10:00 a.m. Eastern Time on Thursday, May 24, 2012, and be archived on our website through June 7, 2012.

Who can vote at the Annual Meeting?

Holders of our common stock at the close of business on March 26, 2012, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting, and at any adjournment or postponement thereof. On that date, there were approximately 285,812,401 shares of our common stock outstanding. The common stock is the only class of equity securities entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

If your shares are registered directly in your name, you are the holder of record and these proxy materials have been sent directly or made available to you by the company.

If you own your shares in a stock brokerage account or through a bank or other holder of record, you are the “beneficial owner” of shares held in “street name.” As a result, these proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct the holder of record how to vote your shares. To ensure that shares you beneficially own are voted, please follow the instructions provided to you by the holder of record.

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About the Annual Meeting	2012 Proxy Statement

How do I vote?

You may cast your vote prior to the Annual Meeting by using one of three methods listed below. Information on revoking your proxy or changing your vote is on page 136.

By Internet

If you are a holder of record, you may vote by Internet at www.envisionreports.com/unm. Internet voting is available 24 hours a day, although your vote by Internet must be received by 2:00 a.m. Eastern Time, May 24, 2012. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by Internet, do not return your proxy card or voting instruction card. If you hold your shares in “street name,” please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for Internet voting instructions.

By telephone

If you are a holder of record, you may vote by calling 800-652-VOTE (8683). Telephone voting is available 24 hours a day, although your vote by phone must be received by 2:00 a.m. Eastern Time, May 24, 2012. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by telephone, do not return your proxy card or voting instruction card. If you hold your shares in “street name,” please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for telephone voting instructions.

By mail

If you are a holder of record and received a printed copy of the proxy materials, you may vote by mail by completing, signing, and dating the proxy card and returning it in the accompanying pre-addressed, stamped envelope. Your vote by mail must be received by our tabulator, Computershare Investor Services, at the address below by the close of business on May 23, 2012. If you vote by mail, do not vote by Internet or by telephone.

Proxy Services

c/o Computershare Investor Services

P.O. Box 43126

Providence, RI 02940-5138

If you hold your shares in “street name” and you received a printed copy of the proxy materials, please refer to the voting instruction card provided to you by your broker, bank or other holder of record for mailing instructions.

Note that the Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. If you incur usage charges from Internet access providers and telephone companies or any other charges in connection with voting via the Internet or telephone, these charges must be paid by you.

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2012 Proxy Statement	About the Annual Meeting

You may also vote in person at the Annual Meeting by submitting a signed ballot, which you may obtain shortly before the meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and bring it with you to hand in with your ballot to be able to vote at the meeting.

How will votes be counted?

Proxies for shares that have been properly submitted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you vote by proxy card and sign the card without indicating how you want your shares to be voted, your shares will be voted in accordance with the following recommendations of the Board of Directors:

•	FOR election of each of the nominees for director: Pamela H. Godwin, Thomas Kinser, A.S. (Pat) MacMillan, Jr. and Edward J. Muhl; and

•

FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Disclosure and Analysis, compensation tables and related narrative discussion;

•	FOR approval of our Stock Incentive Plan of 2012; and

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of the election. Proxies that are not signed and returned or otherwise properly submitted, including those not returned by banks, brokers, or other holders of record, will not be counted for quorum or voting purposes.

We will include the voting results from the Annual Meeting in a Form 8-K, which we expect to file with the SEC on or about May 25, 2012.

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About the Annual Meeting	2012 Proxy Statement

What vote is required to approve each measure?

For Item 1, the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to each nominee is required to elect that nominee to the Board. Accordingly, in order for a nominee to be elected as a director, the number of votes “for” the nominee must exceed 50% of the votes cast with respect to the nominee. Each vote “for” or “against” a nominee will count as a vote cast with respect to that nominee, but an abstention will not count as a vote cast and thus will not impact the election of directors. As provided in our bylaws, any director who is a nominee and is not elected under this majority-vote standard must offer to tender his or her resignation to the Board. The Governance Committee will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. If the director who tenders his or her resignation is a member of the Governance Committee, that director will not participate in the Governance Committee’s recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

For Item 2, the affirmative vote of a majority of the votes entitled to be cast by the shareholders represented and entitled to vote at the Annual Meeting is required to give advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

For Item 3, the affirmative vote of a majority of the votes entitled to be cast by the shareholders represented and entitled to vote at the Annual Meeting is required to approve our Stock Incentive Plan of 2012.

For Item 4, the affirmative vote of a majority of the votes entitled to be cast by the shareholders represented and entitled to vote at the Annual Meeting is required to approve ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

How is a quorum determined for the Annual Meeting?

A quorum is required to transact business at the Annual Meeting and is reached if the holders of a majority of the shares entitled to vote are present, either in person or by proxy.

How can I revoke my proxy or change my vote?

If you are a holder of record, you can revoke your proxy before it is exercised by giving written notice of revocation to our Corporate Secretary. An earlier proxy is also revoked by a valid later proxy or later vote by telephone or by the Internet, or by appearing at the meeting and voting by ballot. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.

What if I don’t vote?

A New York Stock Exchange (NYSE) member broker who holds shares in “street name” for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. The NYSE rules permit member brokers who do not receive instructions to vote on certain “routine” matters, including the proposal to ratify the appointment of our independent registered public accounting firm (Item 4). However, if brokers do not receive instructions to vote on certain “non-routine” matters, including the election of directors (Item 1), the advisory vote to approve executive compensation

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2012 Proxy Statement	About the Annual Meeting

(Item 2), and the vote on approval of our Stock Incentive Plan of 2012 (Item 3), they may not vote. Therefore, it is very important that you vote on each of these non-routine matters.

How can I access the company’s Annual Report on Form 10-K on the Internet or obtain a written copy?

You can access our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, via the Internet by going to the Investors area of our website at www.unum.com. The 2011 Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

Shareholders wishing to receive a free printed copy of the 2011 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed as part of the report, may do so by contacting the Office of the Corporate Secretary as described on page 12.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting proxies from our shareholders. Proxies are solicited by mail and e-mail, and may also be solicited personally or by telephone by our directors, officers and employees. We have also retained Innisfree M&A Incorporated, a proxy soliciting firm, to assist in distributing and soliciting the proxies for the Annual Meeting, and Computershare Trust Company, N.A., to provide certain administrative services in connection with distributing the proxies for the meeting. We will pay Innisfree a fee of $20,000 and reasonable out-of-pocket expenses for its services. We also make appropriate arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to help solicit proxies from the beneficial owners of shares held of record by such persons.

Will other business be conducted at the Annual Meeting?

At the time this Proxy Statement was furnished, there were no other matters that the Board of Directors intended to present, or had reason to believe others would present, at the Annual Meeting. If you grant a proxy, the persons named in the accompanying form of proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How can shareholders include in the company’s proxy materials proposals for presentation at the 2013 Annual Meeting?

SEC rules and our bylaws allow for the submission of proposals by shareholders for inclusion in our proxy materials and presentation at annual meetings, although simply submitting a proposal does not guarantee its inclusion or presentation. While it is too late for proposals to be submitted for inclusion in these proxy materials or presentation at this year’s meeting, if a shareholder wants to include a proposal in our proxy materials for presentation at the 2013 Annual Meeting, the proposal must be received in writing by the Office of the Corporate Secretary at the address specified on page 12 not later than December 13, 2012.

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About the Annual Meeting	2012 Proxy Statement

Is the company “householding” for shareholders sharing the same address?

The SEC’s rules for delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and its use can significantly reduce the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders sharing a single address unless we receive instructions to the contrary from one or more of those shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, copies are available by writing the address below or calling toll-free 800-446-2617:

Computershare Investor Services

P.O. Box 43069

Providence, RI 02940-3069

The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

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2012 Proxy Statement	Appendix A

Appendix A

UNUM GROUP

STOCK INCENTIVE PLAN OF 2012

SECTION 1.	Purpose; Definitions

The purpose of this Plan is to allow the Company to attract, retain and motivate officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted pursuant to the terms of this Plan.

(d) “Award Agreement” means a written document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define “Cause”: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s ethics and compliance program, or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(g) “Change in Control” has the meaning set forth in Section 10(e).

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(i) “Commission” means the Securities and Exchange Commission or any successor agency.

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Appendix A	2012 Proxy Statement

(j) “Committee” has the meaning set forth in Section 2(a).

(k) “Common Stock” means common stock, par value $.10 per share, of the Company.

(l) “Company” means Unum Group, a Delaware corporation.

(m) “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, (ii) if there is no such Individual Agreement or it does not define “Disability,” disability of a Participant means the Participant is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Committee may require such medical or other evidence as it deems necessary to judge the nature and duration of the Participant’s condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

(n) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(o) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q) “Fair Market Value” means the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion using a reasonable valuation method which shall include consideration of the following factors, as applicable: (i) the value of the Company’s tangible and intangible assets; (ii) the present value of the Company’s future cash-flows; (iii) the market value of stock or equity interests in similar corporations and other entities engaged in substantially similar trades or businesses, the value of which can be readily determined objectively (such as through trading prices on an established securities market or an amount paid in an arm’s-length private transaction); (iv) control premiums or discounts for lack of marketability; (v) recent arm’s-length transactions involving the sale or transfer of such stock or equity interests; and (vi) other relevant factors.

(r) “Free-Standing SAR” has the meaning set forth in Section 5(b).

(s) “Full-Value Award” means any Award other than an Option or Stock Appreciation Right.

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(t) “Good Reason” has the meaning set forth in Section 10(e).

(u) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(v) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(w) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(x) “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(y) “Option” means an Award granted under Section 5.

(z) “Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures.

(aa) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(bb) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Awards. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: overall or selected premium or sales growth, expense efficiency ratios (ratio of expenses to premium income), market share, customer service measures or indices, underwriting efficiency and/or quality, persistency factors, return on net assets, economic value added, shareholder value added, embedded value added, combined ratio, expense ratio, loss ratio, premiums, risk based capital, revenues, revenue growth, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, operating income (including non-pension operating income), pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets or operating assets, economic value added (or an equivalent metric), stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, gross profit, operating profit, cash generation, unit volume, stock price, market share, sales, asset quality, cost saving levels, marketing-spending efficiency, core non-interest income, or change in working capital with respect to the Company or any one or more subsidiaries, divisions, business units or business segments of the Company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

(cc) “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

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(dd) “Performance Unit” means any Award granted under Section 8 of a unit valued by reference to a designated amount of cash or other property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ee) “Plan” means this Unum Group Stock Incentive Plan of 2012, as set forth herein and as hereafter amended from time to time.

(ff) “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

(gg) “Replaced Award” has the meaning set forth in Section 10(b).

(hh) “Replacement Award” has the meaning set forth in Section 10(b).

(ii) “Restricted Stock” means an Award granted under Section 6.

(jj) “Restricted Stock Unit” has the meaning set forth in Section 7.

(kk) “Retirement” means the Participant’s Termination of Employment after the attainment of age 65 or the attainment of age 55 and at least 15 years of service.

(ll) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(mm) “Share” means a share of Common Stock.

(nn) “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(oo) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a majority of the voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(pp) “Tandem SAR” has the meaning set forth in Section 5(b).

(qq) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(rr) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee

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of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

SECTION 2.	Administration

(a) Committee. The Plan shall be administered by the Human Capital Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards, or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) subject to Section 12, to modify, amend or adjust the terms and conditions of any Award;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(viii) subject to Section 12, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(ix) to decide all other matters that must be determined in connection with an Award;

(x) to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and

(xii) to otherwise administer the Plan.

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(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii) Subject to Section 11(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(f), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final, binding and conclusive on all persons, including the Company, Participants, and Eligible Individuals.

(d) Cancellation or Suspension. Subject to Section 5(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, in either case prior to a Change in Control, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee or any one or more Senior Managers or committee of senior managers to whom the authority to make such determination is delegated by the Committee.

(e) Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3.	Common Stock Subject to Plan

(a) Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be 20,000,000. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 1,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares. On and after the Effective Date (as defined in Section 12(a)), no new awards may be granted under the Company’s Stock Incentive Plan of 2007, as amended, it being understood that (A) awards outstanding under such plan as of the Effective Date shall remain in full force and effect under such plan according to their respective terms, and (B) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the

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extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall not be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under such plan in respect of awards granted under such plan which are outstanding as of the Effective Date.

(b) Individual Limits. No Participant may be granted Qualified Performance-Based Awards (other than Stock Options and Stock Appreciation Rights) covering in excess of 1,200,000 Shares during any calendar year. No Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 800,000 Shares during any calendar year.

(c) Rules for Calculating Shares Delivered. For purposes of the limits set forth in Sections 3(a) and 3(b), each Full-Value Award shall be counted as 1.76 Shares. To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of Section 3(a).

(d) Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the

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Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other the Company’s SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.

(e) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

SECTION 4.	Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5.	Options and Stock Appreciation Rights

(a) Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b) Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as

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the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d) Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e) Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

(f) Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided that, except as otherwise determined by the Committee, in no event shall the normal vesting schedule of an Option or Free-Standing SAR provide that such Option or Free-Standing SAR vest prior to the first anniversary of the date of grant.

(g) Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable term by giving written notice of exercise to the Company specifying the number of shares of Common Stock as to which the Option or Free-Standing SAR is being exercised. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept or, if approved by the Committee, payment, in full or in part, may also be made as follows:

(i) Payments may be made in the form of unrestricted shares of Common Stock (by delivery of such shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised).

(ii) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii) Payment may be made by instructing the Company to withhold a number of shares of Common Stock having a Fair Market Value (based on the Fair Market Value of the

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Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of shares of Common Stock in respect of which the Option shall have been exercised.

(h) Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends) when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

(i) Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(i), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(j) Termination of Employment. A Participant’s Options and Stock Appreciation Rights shall be forfeited upon his or her Termination of Employment, except as set forth below:

(i) Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof;

(ii) Upon a Participant’s Termination of Employment by reason of the Participant’s death, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the earlier of (A) the third anniversary of the date of such death and (B) the expiration of the Term thereof;

(iii) Upon a Participant’s Termination of Employment by reason of Disability, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until (A) in the case of Nonqualified Options and Stock Appreciation Rights, the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, the earlier of (x) the first anniversary of the date of such Termination of Employment and (y) the expiration of the Term thereof;

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(iv) Upon a Participant’s Termination of Employment for Retirement, any Option or Stock Appreciation Right held by the Participant shall vest and be exercisable at any time until the earlier of (A) in the case of Nonqualified Options and Stock Appreciation Rights, (x) the fifth anniversary of such Termination of Employment and (y) the expiration of the Term thereof, and (B) in the case of Incentive Stock Options, (x) the 90th day following such Termination of Employment and (y) the expiration of the Term thereof; and

(k) Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, provided, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.

SECTION 6.	Restricted Stock

(a) Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Unum Group Stock Incentive Plan of 2012 and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.

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(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Subject to the terms of the Plan and the applicable Award Agreement, any Award of Restricted Stock shall be subject to vesting during a Restriction Period of at least three years following the date of grant, provided that a Restriction Period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided further that an Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period, and provided further that up to five percent of Shares available for grant as Restricted Stock (together with all other Shares available for grant as Full-Value Awards) may be granted without regard to the foregoing requirements and the Committee may accelerate the vesting and lapse of any restrictions with respect to any such Restricted Stock Awards.

(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7.	Restricted Stock Units

(a) Nature of Awards. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the

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applicable Participant, the Committee may, prior to or at the time of grant, designate the Restricted Stock Units as a Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee or in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units. Subject to the terms of the Plan and the applicable Award Agreement, any Restricted Stock Units shall be subject to vesting during a Restriction Period of at least three years following the date of grant, provided that a Restriction Period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided further that a Restricted Stock Unit may vest in part prior to the expiration of any Restriction Period, and provided further that up to five percent of Shares available for grant as Restricted Stock Units (together with all other Shares available for grant as Full-Value Awards) may be granted without regard to the foregoing requirements and the Committee may accelerate the vesting and lapse any restrictions with respect to any such Restricted Stock Units.

(iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

SECTION 8.	Performance Units.

Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit, provided that the Performance Period shall be no less than one year following the date of grant. The Committee may, in connection with the grant of Performance Units, designate them as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Performance Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be five million dollars ($5,000,000).

SECTION 9.	Other Stock-Based Awards

Other Stock-Based Awards may be granted under the Plan, provided that any Other Stock-Based Awards that are Awards of Common Stock that are unrestricted shall only be granted in lieu of other

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compensation due and payable to the Participant. Subject to the terms of the Plan and the applicable Award Agreement, any Other Stock-Based Award that is a Full-Value Award shall be subject to vesting during a Restriction Period of at least three years following the date of grant, provided that a Restriction Period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided further that an Other Stock-Based Award that is a Full-Value Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period, and provided further that up to five percent of Shares available for grant as Other Stock-Based Awards that are Full-Value Awards (together with all other Shares available for grant as Full-Value Awards) may be granted without regard to the foregoing requirements and the Committee may accelerate the vesting and lapse of any restrictions with respect to any such Other Stock-Based Awards.

SECTION 10.	Change in Control Provisions

(a) General. The provisions of this Section 10 shall, subject to Section 3(d) and Section 10(f), apply notwithstanding any other provision of the Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b) Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)) multiplied by a fraction, the numerator of which is the number of days during the applicable Performance Period before the date of the Change in Control, and the denominator of which is the number of days in the applicable Performance Period; provided, however, that such fraction shall be equal to one in the event that the applicable Performance Goals in respect of such performance-based Awards have been fully achieved as of the date of such Change in Control.

(c) Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control; (iii) if the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Employment) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement

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Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d) Termination of Employment. Upon a Termination of Employment of a Participant occurring upon or during the two years immediately following the date of a Change in Control by reason of death, Disability or Retirement, by the Company without Cause, or by the Participant for “Good Reason” (as defined in Section 10(e)), (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full value of such Replacement Award, and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of the Plan to the contrary, any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised, until (A) in the case of Incentive Stock Options, the last date on which such Incentive Stock Options would be exercisable in the absence of this Section 10(d), and (B) in the case of Nonqualified Options and Stock Appreciation Rights, the later of (x) the last date on which such Nonqualified Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(d) and (y) the earlier of (1) the third anniversary of such Change in Control and (y) expiration of the Term of such Nonqualified Option or Stock Appreciation Right.

(e) Definition of Change in Control. For purposes of the Plan:

(i) “Change in Control” shall mean any of the following events:

(i) during any period of two consecutive years, individuals who, at the beginning or such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii), or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that

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Appendix A	2012 Proxy Statement

the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (ii);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an Affiliate (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% (30% with respect to deferred compensation subject to Section 409A of the Code) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% (30% with respect to deferred compensation subject to Section 409A of the Code) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(ii) “Good Reason” shall mean (A) a material adverse change in the Participant’s authority, powers, functions, duties or responsibilities as in effect immediately prior to the Change in Control; (B) a material reduction in the Participant’s base salary or annual bonus opportunity, in each case as in effect immediately prior to the Change in Control; or (C) the reassignment of the Participant’s place of employment to an office location more than 50 miles from the Participant’s then-current place of employment.

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(f) Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 11(e). Nothing in this Section 10 shall preclude the Company from settling upon a Change in Control an Award if it is not replaced by a Replacement Award, to the extent effectuated in accordance with Treas. Reg. § 1.409A-3(j)(ix).

SECTION 11.	Qualified Performance-Based Awards; Section 16(b); Section 409A

(a) The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and, unless otherwise determined by the Committee, all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors). To the extent required to comply with the Section 162(m) Exemption, within 90 days after the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and establish the Performance Goals for the Performance Periods.

(b) Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.

(c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d) The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

(e) The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that the Plan be administered in all respects in accordance with Section 409A of the

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Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”) shall instead be paid or provided on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.

SECTION 12.	Term, Amendment and Termination

(a) Effectiveness. The Plan was approved by the Human Capital Committee of the Board on February 21, 2012, subject to and contingent upon approval by at least a majority of the outstanding shares of the Company. The Plan will be effective as of the date of such approval by the Company’s stockholders (the “Effective Date”).

(b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c) Amendment of Plan. The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders (a) to the extent such approval is required (1) by applicable law or the listing standards of the Applicable Exchange as in effect as of the date hereof or (2) under applicable law or the listing standards of the Applicable Exchange as may be required after the date hereof, (b) to the extent such amendment would materially increase the benefits accruing to Participants under the Plan, (c) to the extent such amendment would materially increase the number of securities which may be issued under the Plan, (d) to the extent such amendment would materially modify the requirements for participation in the Plan or (e) that would accelerate the vesting of any Restricted Stock or Restricted Stock Units under the Plan except as otherwise provided in the Plan.

(d) Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.

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2012 Proxy Statement	Appendix A

SECTION 13.	Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 14.	General Provisions

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

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(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i) Non-Transferability. Except as otherwise provided in Section 5(i) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k) Deferrals. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or (except with respect to Stock Options and Stock Appreciation Rights) dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be

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deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, dividends and dividend equivalents with respect to performance-based Awards may not be paid until vesting (if any) of such Awards, and the Committee shall not take or omit to take any action that would result in the imposition of penalty taxes under Section 409A of the Code.

Unum Group	A-21

2012 Proxy Statement	Appendix B

Appendix B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions)	Twelve Months Ended December 31, 2011
	As Adjusted	Long-term Care DAC and Reserve Charges	Individual Disability Closed Block Reserve Charge	As Reported
Operating Income (Loss) by Segment Before Income Tax and Net Realized Investment Loss
Core Operations
Unum US	$819.8	$-	$-	$819.8
Unum UK	192.0	-	-	192.0
Colonial Life	282.1	-	-	282.1

Total Core Operations	1,293.9	-	-	1,293.9
Closed Block	125.4	(863.4)	(183.5)	(921.5)
Corporate	(110.3)	-	-	(110.3)

Total Operating Income (Loss) by Segment	$1,309.0	$(863.4)	$(183.5)	262.1

Net Realized Investment Loss				(4.9)
Income Tax				21.8

Net Income				$235.4

	Twelve Months Ended December 31
	2011	2007

After-tax Operating Income	$896.8	$786.2
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	(561.2)	-
Reserve Charge for Individual Disability Closed Block, Net of Tax	(119.3)	-
Regulatory Reassessment Charges, Net of Tax	-	(34.5)
Special Tax Items and Debt Extinguishment Costs	22.7	(36.1)
Net Realized Investment Loss, Net of Tax	(3.6)	(43.2)

Income from Continuing Operations	235.4	672.4
Income from Discontinued Operations	-	6.9

Net Income	$235.4	$679.3

	Average Allocated Equity	Adjusted After-Tax Operating Income (Loss)	After-tax Special Item Adjustments	After-Tax Operating Income (Loss)	Return on Equity
Twelve Months Ended December 31, 2011
Core Operations	$6,020.2	$876.1	$-	$876.1	14.6%
Closed Block	2,195.1	91.0	(680.5)	(589.5)
Corporate	(347.6)	(70.3)	22.7	(47.6)

Total	$7,867.7	$896.8	$(657.8)	$239.0	11.4%

Twelve Months Ended December 31, 2007*
Core Operations	$5,608.6	$782.0	$(43.1)	$738.9	13.9%
Closed Block	2,739.3	88.3	8.6	96.9
Corporate	(1,313.6)	(84.1)	(36.1)	(120.2)

Total	$7,034.3	$786.2	$(70.6)	$715.6	11.2%

	December 31
	2011	2010	2007*	2006
Total Stockholders’ Equity, As Reported	$8,577.0	$8,944.4	$8,039.9	$7,718.8

Net Unrealized Gain on Securities	605.8	410.4	356.1	534.8
Net Gain on Cash Flow Hedges	408.7	361.0	182.5	194.2

Total Stockholders’ Equity, As Adjusted	$7,562.5	$8,173.0	$7,501.3	$6,989.8

Average Equity, As Adjusted Year Ended	$7,867.7		$7,034.3

	* Average adjusted for cumulative effect of accounting principle changes of $422.5 million effective January 1, 2007.

	Twelve Months Ended **
	12/31/2011	12/31/2010	12/31/2009	12/31/2008	12/31/2007

Net Income	$0.78	$2.71	$2.57	$1.62	$1.91
Net Realized Investment Gain (Loss)	(0.01)	0.05	-	(0.89)	(0.12)
Income from Discontinued Operations	-	-	-	-	0.02

After-tax Operating Income from Continuing Operations Excluding Net Realized Investment Gain (Loss)	0.79	2.66	2.57	2.51	2.01
Special Tax Items and Debt Extinguishment Costs	0.08	(0.03)	-	-	(0.10)
Deferred Acquisition Costs Impairment and Reserve Charges for Long-term Care Closed Block, Net of Tax	(1.85)	-	-	-	-
Reserve Charge for Individual Disability Closed Block, Net of Tax	(0.39)	-	-	-	-
Regulatory Reassessment Charges, Net of Tax	-	-	-	-	(0.10)

After-tax Operating Income from Continuing Operations Excluding Net Realized Investment Gain (Loss) and Special Items	$2.95	$2.69	$2.57	$2.51	$2.21

	** Amounts per diluted common share

Unum Group	B-1

2012 Proxy Statement	Appendix C

Appendix C

Directions to the Annual Meeting

This year’s Annual Meeting will be held in Portland, Maine, at our corporate campus located at 2211 Congress Street. The campus is located adjacent to Interstate 95 (Maine Turnpike) and the Portland International Jetport.

Directions from Interstate 95 (Maine Turnpike)

•	Take Exit 46 and turn right at the end of the off ramp.

•	Turn right onto Congress Street (Route 22).

•	Cross the I-95 overpass and turn left into the Unum campus west entrance.

•	Follow the posted signs to the meeting location.

Directions from Portland International Jetport

•	Leave the terminal and travel north on Westbrook Street.

•	Turn left onto Jetport Boulevard.

•	Turn right onto International Parkway.

•	Continue through the traffic light across Congress Street into the Unum campus east entrance.

•	Follow the posted signs to the meeting location.

Directions from Downtown Portland

•	Take I-295 South to Exit 5B (Congress Street).

•	Travel west on Congress Street (Route 22) for approximately 2.3 miles.

•	Turn right into the Unum campus east entrance (across from the jetport entrance).

•	Follow the posted signs to the meeting location.

Unum Group	C-1

Appendix C	2012 Proxy Statement

C-2	Unum Group

Admission Ticket

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m. Eastern Time, on May 24, 2012.
Vote by Internet
• Go to www.envisionreports.com/unm
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — You must sign the card on the reverse side for your vote to be counted.

The Board of Directors recommends a vote FOR each of the nominees listed.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Pamela H. Godwin	☐	☐	☐	02 - Thomas Kinser	☐	☐	☐	03 - A.S. MacMillan, Jr.	☐	☐	☐

	04 - Edward J. Muhl	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 3, and 4.

		For	Against	Abstain			For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐	3.	To approve the Unum Group Stock Incentive Plan of 2012.	☐	☐	☐
		For	Against	Abstain

4.	To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012.	☐	☐	☐	.

B	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

01FTBA

Admission Ticket

UNUM GROUP

ANNUAL MEETING OF SHAREHOLDERS

May 24, 2012

10:00 a.m. Eastern Time

2211 Congress Street

Portland, Maine 04122

This admission ticket admits only the named shareholder.

If you plan on attending the Annual Meeting in person, please bring this Admission Ticket or proof of ownership of the Company’s common stock and valid picture identification (such as a driver’s license or passport).

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a Company shareholder.

For your safety, we reserve the right to inspect all personal items prior to admission to the Annual Meeting.

Your compliance is appreciated.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Unum Group

Annual Meeting of Shareholders

May 24, 2012

10:00 a.m., Eastern Time

2211 Congress Street, Portland, Maine 04122

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUM GROUP

The undersigned hereby appoints Thomas R. Watjen and Liston Bishop III, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in Unum Group, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and at their discretion on any other matters that may properly come before the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the Unum Group 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEARS HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.